Exhibit 4.4

Notice of Annual Meeting of Shareholders and
Management Information Circular

We will hold our Annual Meeting of the holders of common shares in a virtual only format on May 12, 2021 at 3:30 PM.

Shareholders may exercise their rights by attending the meeting by audio webcast or by completing a form of proxy.

YOUR VOTE AS A SHAREHOLDER IS IMPORTANT. VOTE TODAY.

These materials are important and require your immediate attention. If you have questions or require assistance with voting your shares, you may contact Osisko's proxy solicitation agent:

Laurel Hill Advisory Group

North American Toll-Free Number: 1-877-452-7184

Collect Calls Outside North America: 1-416-304-0211

Email: assistance@laurelhill.com

March 29, 2021

Dear Fellow Shareholder:

We are pleased to invite you to our 7th annual meeting of shareholders to be held on May 12, 2021. Due to the evolving protocols from the public health and the Québec Government of the anticipated ongoing impact of the coronavirus ("COVID-19"), Osisko Gold Royalties Ltd ("Osisko" or the "Corporation") will once again be holding a virtual annual meeting via live audio webcast to protect the health and safety of its employees, shareholders and their families as well as others who usually attend our meeting.  We trust that this will simplify and increase participation by our shareholders from all locations. At this meeting, we will update you on our activities and our progress in establishing Osisko as a leading intermediate precious metals royalty and stream company.

Despite mine shutdowns associated with COVID-19 in the first half of the year, Osisko achieved record revenues and cash flows in 2020. Our asset base is performing well, with several recent positive developments, including a major catalyst on the Odyssey underground project extending production from our flagship Canadian Malartic asset until at least 2039. Elsewhere, our operating partners are replacing reserves, extending mine lives, outlining new discoveries and announcing, or further justifying, mine expansions.

Our development exposure assets have also continued to mature and advance towards production decisions. In 2020, we also launched Osisko Development Corp., a new North American gold development company, which resulted in a meaningful simplification of our royalty and streaming business.

The Corporation is in excellent position to benefit from a supportive commodity price environment and deliver increased value to shareholders.

1100, Avenue des Canadiens-de-Montréal, suite 300, Montréal, Québec, Canada H3B 2S2

Telephone (514) 940-0670 - Fax (514) 940-0669

www.osiskogr.com

During our meeting, we will ask you to receive the financial statements of Osisko and to approve the resolutions put forward by your Board of Directors and the management team, including:

1.	The election of 9 candidates to our Board of Directors;

2.	The appointment of PricewaterhouseCoopers LLP as the Corporation's independent auditor for 2021;

3.	The approval of the unallocated rights and entitlements under the Employee Share Purchase Plan;

4.	The approval of amendments to the Restricted Share Unit Plan and approval of the unallocated rights and entitlements under the plan;

5.	We will also ask you to confirm our approach to our Executive Compensation Program, which has been established to attract and retain a team to execute our value creation strategy and deliver returns in a highly competitive market.

We invite you to review our attached management information circular, which provides you with background information on the matters that will be addressed at the meeting and details information on how to remotely attend the annual meeting and how to vote.

If you have comments or questions about Osisko, you may contact me directly at (Chair-Board@osiskogr.com) or you may contact our Investor Relations Group at (info@osiskogr.com). We would be pleased to respond to your comments or queries.

We thank you for your ongoing support and confidence as we continue to build shareholder value at Osisko Gold Royalties Ltd.

Respectfully,

Sean Roosen

Executive Chair of the Board of Directors

1100, Avenue des Canadiens-de-Montréal, suite 300, Montréal, Québec, Canada H3B 2S2

Telephone (514) 940-0670 - Fax (514) 940-0669

www.osiskogr.com

TABLE OF CONTENTS

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS	5

MANAGEMENT INFORMATION CIRCULAR	6

PROXY MATTERS AND VOTING INFORMATION	6

INSTRUCTIONS FOR THE VIRTUAL MEETING	8

NOTICE-AND-ACCESS RULES	9

VOTING SECURITIES	9

PRINCIPAL HOLDER OF VOTING SECURITIES	9

INTEREST OF CERTAIN PERSONS IN MATTERS TO BE ACTED UPON	10

SHAREHOLDER VOTING MATTERS AND RECOMMENDATION	10

FINANCIAL STATEMENTS	10

ELECTION OF DIRECTORS	10

VOTING RESULTS OF 2020 ANNUAL MEETING	21

TENURE OF THE BOARD	21

2020 BOARD AND COMMITTEE ATTENDANCE RECORD	21

DIRECTOR COMPENSATION	23
RETAINER, ATTENDANCE FEES AND SHARE-BASED REMUNERATION	23
DIRECTOR COMPENSATION TABLE	24

STATEMENT OF EXECUTIVE COMPENSATION	27
COMPENSATION GOVERNANCE	27
COMPENSATION DISCUSSION AND ANALYSIS	29

PERFORMANCE GRAPH	46

CHIEF EXECUTIVE OFFICER COMPENSATION LOOKBACK	47

CHIEF EXECUTIVE OFFICER SECURITIES OWNERSHIP AND VALUE AT RISK	47

EXECUTIVE COMPENSATION	48

PENSION PLAN BENEFITS	66

TERMINATION AND CHANGE OF CONTROL BENEFITS	66

SECURITIES OWNERSHIP	69

STATEMENT OF CORPORATE GOVERNANCE PRACTICES	71

INTEREST OF INFORMED PERSONS IN MATERIAL TRANSACTIONS	90

INDEBTEDNESS OF DIRECTORS, EXECUTIVE OFFICERS AND SENIOR OFFICERS	90

LIABILITY INSURANCE	90

APPOINTMENT AND REMUNERATION OF AUDITORS	90

APPROVAL OF THE UNALLOCATED RIGHTS AND ENTITLEMENTS UNDER THE EMPLOYEE SHARE PURCHASE PLAN	91

APPROVAL OF AMENDMENTS TO THE RESTRICTED SHARE UNIT PLAN AND APPROVAL OF THE UNALLOCATED RIGHTS AND ENTITLEMENTS UNDER THE PLAN	91

ADVISORY VOTE ON EXECUTIVE COMPENSATION	92

SHAREHOLDER PROPOSALS FOR THE 2022 ANNUAL MEETING	93

ADDITIONAL INFORMATION	93

CONTACTING OSISKO'S BOARD OF DIRECTORS	93

APPROVAL	93

SCHEDULE "A" BOARD OF DIRECTORS CHARTER	94

OSISKO GOLD ROYALTIES LTD

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To the shareholders of Osisko Gold Royalties Ltd (the "Corporation" or "Osisko"):

NOTICE IS HEREBY GIVEN that the virtual annual meeting (the "Meeting") of the holders of common shares of the Corporation (the "Common Shares") will be held at 3:30 PM (Eastern Daylight Time) on May 12, 2021, for the following purposes:

1.	To receive the Corporation's audited consolidated financial statements for the year ended December 31, 2020 and the independent auditor's report thereon;

2.	To elect the Corporation's directors for the ensuing year;

3.	To appoint PricewaterhouseCoopers LLP as the Corporation's independent auditor for fiscal year 2021 and to authorize the directors to fix its remuneration;

4.	To consider, and if deemed advisable, adopt an ordinary resolution to approve the unallocated rights and entitlements under the Employee Share Purchase Plan, as more fully described in the accompanying management information circular;

5.	To consider, and if deemed advisable, adopt an ordinary resolution to approve amendments to the Restricted Share Unit Plan and approve the unallocated rights and entitlements under the plan, as more fully described in the accompanying management information circular;

6.	To consider and, if deemed advisable, adopt an advisory resolution supporting Osisko's approach to executive compensation, the full text of which is reproduced in the accompanying management information circular; and

7.	To transact such other business as may properly be brought before the Meeting or at any adjournment thereof.

Dated at Montréal, Québec, Canada this 29th day of March, 2021.

By order of the Board of Directors,

André Le Bel

Vice President, Legal Affairs and Corporate Secretary

IMPORTANT

It is desirable that as many Common Shares as possible be represented at the Meeting. As always, we encourage shareholders to vote their shares prior to the proxy voting deadline even if you expect to attend the Meeting. If you do not expect to attend the Meeting or any adjournment thereof in person, and would like your Common Shares represented, please date, sign and return the enclosed form of proxy for use at the Meeting or any adjournment thereof. To be effective, the proxy must be received by the Corporation's transfer agent, AST Trust Company (Canada), by email at: proxyvote@astfinancial.com, by mail: 2001 Robert-Bourassa Blvd., Suite 1600, Montréal, Québec, H3A 2A6; or by fax to 1 (866) 781-3111 (North American Toll Free) no later than 3:30 p.m. (Eastern Daylight Time) on May, 10, 2021 or 48 hours (other than a Saturday, Sunday or holiday) prior to the time to which the Meeting may be adjourned. Notwithstanding the foregoing, the chair of the Meeting has the discretion to accept proxies received after such deadline. Shareholders who hold their shares through a bank, broker or other intermediary should refer to, "Beneficial Shareholders" below.

2021 Management Information Circular	5

MANAGEMENT INFORMATION CIRCULAR

This management information circular (the "Circular") is provided in connection with the solicitation of proxies by the management of Osisko Gold Royalties Ltd (the "Corporation" or "Osisko") for use at the annual meeting of the shareholders of the Corporation (the "Shareholders") to be held on May 12, 2021 at 3:30 PM (Eastern Daylight Time) (the "Meeting") and at every adjournment thereof. Except where otherwise indicated, this Circular contains information as of the close of business on March 22, 2021 and all currency amounts are shown in Canadian dollars.  The Meeting will be held in a virtual only format, which will be conducted via live audio webcast at https://web.lumiagm.com/495445383. Shareholders will not be able to physically attend the Meeting.  For a summary of how shareholders may attend the Meeting online, see "Instructions for the Virtual Meeting" below.

PROXY MATTERS AND VOTING INFORMATION

Solicitation of Proxies

The enclosed proxy is being solicited by the management of the Corporation. Solicitation will be primarily by mail but proxies may also be solicited by telephone, or personally by directors, officers or employees of the Corporation. In addition, the Corporation has retained the services of Laurel Hill Advisory Group ("Laurel Hill") to provide the following services in connection with the Meeting: review and analysis of the Circular, recommending corporate governance best practices where applicable, liaising with proxy advisory firms, developing and implementing shareholder proxies, and the solicitation of proxies including contacting Shareholders by telephone. For these services, Laurel Hill will receive a fee of $37,500, plus reasonable out-of-pocket expenses. The Corporation will bear all expenses in connection with the solicitation of proxies. In addition, the Corporation shall, upon request, reimburse brokerage firms and other custodians for their reasonable expenses in forwarding proxies and related material to beneficial owners of Common Shares.

Appointment of Proxy

The persons named in the enclosed form of proxy are executive officers of the Corporation. A Shareholder has the right to appoint a person, who need not be a Shareholder of the Corporation, other than the persons designated in the accompanying form of proxy, to attend and act on his or her behalf at the Meeting. To exercise this right, a Shareholder may insert such other person's name in the blank space provided in the accompanying form of proxy or complete another appropriate form of proxy.

Revocability of Proxy

A proxy given pursuant to this solicitation may be revoked by an instrument in writing executed by the Shareholder or by the Shareholder's attorney authorized in writing and delivered either to AST Trust Company (Canada) ("AST") at 2001 Robert-Bourassa Blvd., Suite 1600, Montréal, Québec, H3A 2A6, or by fax to 1 (866) 781-3111, no later than 3:30 PM (Eastern Daylight Time) on Monday, May 10, 2021 or at any time up to and including the last business day preceding the day of any adjournment of the Meeting at which the proxy is to be used, or to the Chair or Secretary of such Meeting on the day of the Meeting or any adjournment thereof, or by any other manner permitted by law. Any proxy given by a registered Shareholder can also be revoked by the Shareholder if he or she so requests. If a registered Shareholder follows the process for attending and voting at the Meeting online, voting at the Meeting online will also revoke your previous proxy.

Beneficial Shareholders (as defined herein) will have different methods and should carefully follow the instructions provided to them from their intermediary.

Beneficial Shareholders

A beneficial Shareholder is a Shareholder whose shares are registered in the name of a representative, such as an investment dealer or another intermediary (collectively, "Intermediaries"), rather than in the Shareholder's name ("Beneficial Shareholder"). Most of the Corporation's Shareholders are Beneficial Shareholders.

In accordance with Canadian securities legislation, the Meeting materials are being sent to both registered and Beneficial Shareholders. There are two types of Beneficial Shareholders – Shareholders who have objected to the disclosure of their identities and share positions ("OBO's") and Shareholders who do not object to the Corporation knowing who they are ("NOBO's").

6	2021 Management Information Circular

In the case of NOBO's, Meeting materials have either (a) been sent by the Corporation (or its agent) directly to NOBO's, or (b) been sent by the Corporation (or its agent) to intermediaries holding on behalf of NOBO's for distribution to such shareholder. If you are a NOBO and the Corporation (or its agent) has sent the Meeting materials directly to you, your personal information has been obtained in accordance with applicable securities regulatory requirements from the intermediary holding on your behalf. By choosing to send these materials to you directly, the Corporation (and not the intermediary holding on your behalf) has assumed responsibility for (i) delivering these materials to you, and (ii) executing your proper voting instructions.

As it relates to OBO's, the Corporation intends to pay Intermediaries to send proxy-related materials and voting instruction forms to OBO's. Most intermediaries delegate responsibility for obtaining voting instructions from clients to Broadridge Financial Solutions, Inc. ("Broadridge"). Broadridge mails a voting instruction form ("VIF") in lieu of a form of proxy provided by Osisko. For your Common Shares to be voted, you must follow the instructions on the VIF that is provided to you. You can complete the VIF by: (i) calling the phone number listed thereon; (ii) mailing the completed VIF in the envelope provided; or (iii) using the internet at www.proxyvote.com.

Voting Information

Common Shares represented by properly executed proxies in favour of the persons designated in the enclosed form of proxy will be voted or withheld from voting on any ballot that may be called for and, if the Shareholder specifies a choice in respect of the matters to be voted upon, the Common Shares shall be voted or withheld from voting in accordance with the specification made by the Shareholder. If no specification is made, such Common Shares will be voted FOR all of the following agenda items: (i) the election of each of the proposed nominees as directors of the Corporation for the ensuing year; (ii) the appointment of PricewaterhouseCoopers LLP as independent auditor of the Corporation and the fixing of its remuneration by the directors; (iii) the adoption of an ordinary resolution to approve the unallocated rights and entitlements under the Employee Share Purchase Plan; (iv) the adoption by an ordinary resolution to approve amendments to the Restricted Share Unit Plan and approve the unallocated rights and entitlements under the plan; and (v) the adoption of an advisory resolution supporting Osisko's approach to executive compensation. These Items are further described and discussed in the Circular.

The enclosed proxy confers discretionary authority upon the persons named therein to vote as he or she sees fit with respect to amendments or variations to matters identified in the notice relating to the Meeting and other matters which may properly come before the Meeting. At the date of this Circular, the management of the Corporation is not aware that any such amendments, variations, or other matters are to be presented for action at the Meeting.

Registered Shareholders and duly appointed proxyholders will be able to attend, participate and vote at the Meeting and vote in real time, provided they are connected to the internet and follow the instructions below. However, voting by proxy is the easiest way to vote because you can appoint anyone to be your proxyholder to attend the Meeting and vote your Common Shares according to your instructions. This person does not need to be a shareholder.

Voting by proxy can easily be completed by way of telephone voting, the internet, fax or by returning the proxy card. Completed and signed proxies must be deposited at the office of the Corporation's registrar and transfer agent, AST Trust Company (Canada), 2001 Robert-Bourassa Blvd., Suite 1600, Montréal, Québec, H3A 2A6, and must be received not later than forty-eight (48) hours, excluding Saturdays, Sundays and holidays, prior to the time of the Meeting, unless the Chair of the Meeting elects to exercise his discretion to accept proxies received subsequently. Telephone voting can be completed at 1 (888) 489-7352. Internet voting can be completed at www.astvotemyproxy.com. Alternatively, you may fax your proxy to 1 (416) 368-2502 or toll free in Canada and the United States to 1 (866) 781-3111, or scan and email to proxyvote@astfinancial.com. Beneficial Shareholders will have different voting methods and are encouraged to carefully follow the instructions provided on the VIF.

If you are a Beneficial Shareholder and are unable to attend the Meeting, but wish that your voting rights be exercised on your behalf by a proxyholder, you must follow the voting instructions on the VIF. If you are a Beneficial Shareholder and wish to exercise your voting rights at the Meeting, you must indicate your own name in the space provided for such purpose on the VIF in order to appoint yourself as proxyholder and follow the instructions therein with respect to the execution and transmission of the document. If you have any questions with respect to the foregoing or need help with voting, we invite you to contact Laurel Hill by calling toll-free 1 (877) 452-7184 if you are in North America, or 1 (416) 304-0211 if you are outside North America, or by emailing at assistance@laurelhill.com.

2021 Management Information Circular	7

INSTRUCTIONS FOR THE VIRTUAL MEETING

Due to the evolving guidelines from the national public health and the Québec Government of the ongoing impact of the coronavirus ("COVID-19"), the Meeting will be conducted by way of a live audio webcast through a virtual platform with integrated slides and real-time balloting in order to protect the health and safety of its shareholders, employees, families and others who usually attend such meeting. We hope that hosting a virtual meeting will increase participation by our Shareholders, as it will enable Shareholders to more easily attend, securely vote and ask questions at the Meeting regardless of their geographic location. Shareholders will not be able to physically attend the Meeting. Even if you plan on attending the Meeting, we nonetheless recommend to vote prior to the Meeting in order to tabulate your vote in advance.

Instructions on Voting at the Meeting

Registered Shareholders and duly appointed proxyholders will be able to attend the virtual Meeting and vote in real time, provided they are connected to the internet and follow the instructions in this Circular. Non-registered Shareholders who have not duly appointed themselves as proxyholder will be able to attend the virtual Meeting as guests but will not be able to vote at the virtual Meeting.

Shareholders who wish to appoint a person other than the Management Nominees identified in the form of proxy or voting instruction form (including a non-registered Shareholder who wishes to appoint themselves to attend the virtual Meeting) must carefully follow the instructions in this Circular and on their form of proxy or voting instruction form. These instructions include the additional step of registering such proxyholder with our transfer agent, AST, after submitting the form of proxy or voting instruction form. Failure to register the proxyholder with AST will result in the proxyholder not receiving a proxyholder control number to participate in the virtual Meeting and only being able to attend as a guest. Guests will be able to listen to the virtual Meeting but will not be able to vote.

We encourage you to log into the Meeting at least one hour (1 hr) prior to the commencement of the Meeting. You may begin to log into the Meeting virtual platform beginning at 2:30 PM (Eastern Daylight Time) on May 12, 2021, the Meeting will begin promptly at 3:30 PM (Eastern Daylight Time).

How to Vote

You have two ways to vote your Common Shares:

➢ by submitting your form of proxy or other voting instruction form as per instructions indicated; or

➢ during the Meeting by online ballot, when called for, through the virtual platform.

Registered Shareholders and duly appointed proxyholders (including non-registered Shareholders who have duly appointed themselves as proxyholder) that attend the Meeting online will be able to vote by completing a ballot online, when called for, during the Meeting through the virtual platform.

Guests (including non-registered Shareholders who have not duly appointed themselves as proxyholder) can log into the Meeting as set out below. Guests will be able to listen to the Meeting but will not be able to vote during the Meeting.

To Access and Vote at the Virtual Meeting:

➢ Step 1: Log into the Virtual Platform online at https://web.lumiagm.com/495445383

➢ Step 2: Follow these instructions:

Registered Shareholders: Click "control #/ No de contrôle" and then enter your unique 13-digit proxyholder control number and password "osisko2021" (case-sensitive). The 13-digit proxyholder control number located on the form of proxy received from AST is your control number. If you use your control number to log into the Meeting, any vote you cast at the Meeting will revoke any proxy you previously submitted. If you do not wish to revoke a previously submitted proxy, you should not vote during the Meeting.

Duly appointed proxyholders: Click "I have a control number" and then enter your unique 13-digit control number and password "osisko2021" (case-sensitive). The 13-digit number will have been provided by email from AST following your registration at 1 (866) 751-6315 (within North America) or 1 (212) 235-5754 (outside of North America) or by completing the electronic form available at https://lp.astfinancial.com/ControlNumber by no later than 3:30 p.m. (Eastern Daylight Time) on May 10, 2021. Failing to register will result in the proxyholder not receiving a proxyholder control number, which is required to vote at the Meeting.

8	2021 Management Information Circular

Voting Results

Following the Meeting of Shareholders, a report on the voting results will be filed with the Canadian securities regulatory authorities at www.sedar.com.

NOTICE-AND-ACCESS RULES

The Corporation has elected to use the notice-and-access provisions under Regulation 51-102 - Continuous Disclosure Obligations ("Regulation 51-102") and Regulation 54-101 - Communications with Beneficial Owners of Securities of a Reporting Issuer ("Regulation 54-101", and together with Regulation 51-102, the "Notice-and-Access Provisions") for the Meeting. The Notice-and-Access Provisions are a set of rules developed by the Canadian Securities Administrators that allows issuers to post electronic versions of proxy-related materials on-line, via the System for Electronic Document Analysis and Retrieval ("SEDAR") and one other website, rather than mailing paper copies of such materials to Shareholders.

Instead of receiving this Circular, Shareholders will receive a Notice of Meeting with the proxy or voting instruction form, as the case may be, along with instructions on how to access the Meeting materials online. The Corporation will send the Notice of Meeting and proxy form directly to registered Shareholders and NOBOs. The Corporation will pay for intermediaries to deliver the Notice of Meeting, voting instruction form and other Meeting materials requested by OBOs. This Circular and other relevant materials are available on the Corporation's corporate Internet website (http://www.osiskogr.com/en/2021-agm/) or on SEDAR (www.sedar.com).

Objecting Beneficial Shareholders may request a paper copy of the Meeting materials, at no cost, from Broadridge Investor Communications Corporation by calling toll-free 1 (877) 907-7643 and entering the 16-digit control number located on the voting instruction form or via internet at www.proxyvote.com by using the 16-digit control number located in the voting instruction form. To ensure that you receive the materials in advance of the voting deadline and the Meeting, all requests must be received no later than May 10, 2021 to ensure timely receipt. Requests for Meeting materials may be made up to one year from the date the Circular is filed on SEDAR.

If you are a registered Shareholder or a NOBO and wish to receive a copy of this Circular or need help with voting, we invite you to contact Laurel Hill by calling toll-free 1 (877) 452-7184 if you are in North America, or 1 (416) 304-0211 if you are outside North America, or by emailing your request to assistance@laurelhill.com.

The Corporation will not use procedures known as 'stratification' in relation to the use of Notice-and-Access Provisions. Stratification occurs when an issuer using Notice-and-Access Provisions sends a paper copy of the Circular to some Shareholders with a Notice Package.

If you request a paper copy of the materials, please take note that no additional proxy form or voting instruction form shall be sent to you. Therefore, please make sure that you retain the form that you received with the Notice of Meeting for voting purposes.

VOTING SECURITIES

As of March 22, 2021, 167,229,019 Common Shares of the Corporation were outstanding. Holders of Common Shares of record at the close of business on March 22, 2021 (the "Record Date") will be entitled to one vote for each such Common Share held by them.

PRINCIPAL HOLDER OF VOTING SECURITIES

To the knowledge of the directors and executive officers of the Corporation and according to the latest data available as of March 22, 2021, there is one Shareholder owning, directly or indirectly, or exercising control or direction over more than 10% of the voting rights attached to all Common Shares.

2021 Management Information Circular	9

Name	Number of Common Shares (#)		Percentage of Outstanding Common Shares (%)
Caisse de dépôt et placement du Québec	19,754,940	(1)(2)	11.81

NOTES:

(1)	On the basis of the information available on SEDAR (www.sedar.com) and on SEDI (www.sedi.ca).

(2)	Of which, 1,391,961 Common Shares are held directly by the CDPQ Sodémex Inc. and 18,362,979 Common Shares are held by CDP Investissements Inc., both wholly-owned subsidiaries of the Caisse de dépôt et placement du Québec.

INTEREST OF CERTAIN PERSONS IN MATTERS TO BE ACTED UPON

Unless as otherwise disclosed in this Circular, no director or executive officer, past, present or nominated hereunder, or any associate or affiliate of such persons, or any person on behalf of whom this solicitation is made, has any interest, direct or indirect, in any matter to be acted upon at the Meeting, except that such persons may be directly involved in the normal business of the Meeting or the general affairs of the Corporation.

BUSINESS TO BE TRANSACTED AT THE MEETING

SHAREHOLDER VOTING MATTERS AND RECOMMENDATION

Voting Matters	Election of 9 Directors	Appointment of PricewaterhouseCoopers LLP as independent auditors for 2021	Approval of the unallocated rights and entitlements under the Employee Share Purchase Plan	Approval of amendments to the Restricted Share Unit Plan and approval of the unallocated rights and entitlements under the plan	Advisory Resolution on Executive Compensation
Board Vote Recommendation	FOR EACH NOMINEE	FOR	FOR	FOR	FOR
For more information See Page	10	88	89	89	90

FINANCIAL STATEMENTS

The audited consolidated financial statements of the Corporation for the financial year ended December 31, 2020 and the report of the auditor thereon will be presented at the Meeting. These consolidated financial statements and management's discussion and analysis were sent to all Shareholders who have requested a copy with this Notice of Annual Meeting of Shareholders and Circular, as applicable. The Corporation's consolidated financial statements and related management discussion and analysis for the year ended December 31, 2020 are available on SEDAR (www.sedar.com) and on EDGAR (www.sec.gov) as well as on the Corporation's website (www.osiskogr.com).

ELECTION OF DIRECTORS

The executive management team (the "Management") of the Corporation is supervised by the board of directors (the "Board of Directors" or "Board") as per the Business Corporations Act (Québec). The members of the Board are elected annually at each annual meeting of Shareholders to hold office until the next annual meeting unless, prior thereto, he or she resigns, or the office of such director becomes vacant by death, removal, or other cause. The articles of incorporation of the Corporation provide that our Board shall consist of a minimum of three (3) and a maximum of fifteen (15) directors. Accordingly, nine (9) nominees are being proposed as directors for election by the Shareholders at the Meeting for the current year, each to hold office until the next annual meeting of Shareholders or until such person's successor is elected or appointed. You can vote for all of these proposed directors, vote for some of them and withhold for others, or withhold for all of them.

Ms. Françoise Bertrand has decided not to stand for re-election at the Meeting given that she has reached the retirement age of 72 years old based on the terms of the Corporation's Policy regarding tenure on the Board of Directors and Mr. John Burzynski has decided not to stand for re-election at the Meeting. As such, they are not part of the nominees that are being proposed as directors for election by the Shareholders at the Meeting for the ensuing year. Based on the foregoing, the Board of Directors has decided to establish the size of the Board to nine (9) directors.  Pursuant to an investor rights agreement entered into between the Caisse and the Corporation, the Caisse retains the right to designate one nominee to the Board of Directors of the Corporation, for so long as the Caisse, together with its affiliates, owns more than 10% of the outstanding Common Shares of the Corporation; the Caisse has not exercised its right for the upcoming Meeting.

10	2021 Management Information Circular

The members of the Board of Directors would like to express their appreciation to Ms. Bertrand and Mr. Burzsynski for their contribution over the years and also wish to extend to them their gratitude for their guidance and services during their mandate as directors of the Corporation and, in the case of Mr. Burzynski, as co-founder of the Corporation.

The following tables set out information about each nominee director's summary career profile, their board committee memberships (the "Board Committee Membership" or "Board Committee"), meeting attendance during the most recently completed financial year, principal directorships with other reporting issuers as well as other public and parapublic corporations on whose boards the nominees currently serve or have served in the past five years, areas of expertise and the number of securities they hold, either in the form of Common Shares, stock options ("options"), deferred share units ("DSUs"), restricted share units ("RSUs"), or debentures of the Corporation.

Unless otherwise directed, the persons named in the enclosed proxy form intend to VOTE FOR the election of each of the proposed nominees whose names are set out below. The proposal requires the approval of a majority of the votes cast at the Meeting.

Each of the nominees has provided the information as to the Common Shares of the Corporation he or she beneficially owns or over which he or she exercises control or direction, as at March 22, 2021. All nominees have served continuously as director of the Corporation since their appointment or first election in such capacity.

The Corporation has adopted a majority voting policy, which is further described in the Circular under the heading "Statement of Corporate Governance Practices - Majority Voting and Director Resignation Policy for Election of Directors".

2021 Management Information Circular	11

THE HONORABLE JOHN R. BAIRD Ontario, Canada Age: 51

Status: Independent(1)

Director since: April 2020

Annual Meeting Votes:

2020: 99.65% In Favour

Areas of Expertise:

•       Governance

•       Government Relations

•       Human Resources

•       International Business

•       Management

•       Sustainability

	Board and Committee Meeting Attendance during 2020
			Regular	Ad Hoc	Total
	Board(2)		3/3	11/11	14/14
	Environmental and Sustainability Committee(3)(4)		2/2	1/1	3/3
	Governance and Nomination Committee(4)		1/1	N/A	1/1
	Overall Attendance:		100%
	Public Board Membership in the past 5 years and Interlocking Directorships
	• Canfor Corporation - No Interlock • Canfor Pulp Products Inc. - No Interlock • Canadian Pacific Railway Limited - No Interlock • Canadian Pacific Railway Company - No Interlock
	Investment, Ownership and Total Value of Equity
		2021(5) (March 22) (#)	2021(5) Value ($)	2020(6) (May 8) (#)	2020(6) Value ($)
	Osisko Common Shares	2,818	40,805	2,818	37,536
	Osisko DSUs	18,937	274,208	18,055	240,493
	Value ($)		315,012		278,029
	Ownership Requirement - Target Date to Meet
	Target to be attained by April 6, 2023

Mr. Baird is a director and advisor to a variety of firms in Canada and abroad. He was a former Senior Cabinet Minister in the Government of Canada and was the former Canadian Minister of Foreign Affairs.

A native of Ottawa, Baird spent three terms as a Member of Parliament and four years as Minister of Foreign Affairs where he advanced Canada/US relations and worked to strengthen ties to the Middle East and China. He also served as President of the Treasury Board, Minister of the Environment, Minister of Transport and Infrastructure, and Leader of the Government in the House of Commons. In 2010, he was selected by MPs from all parties as Parliamentarian of the Year. Prior to entering federal politics, Mr. Baird spent ten years in the Ontario Legislature where he served in several Ministerial portfolios. In addition to Canfor, Mr. Baird sits on the corporate boards of Canadian Pacific, the FWD Group, and PineBridge Investments, and is a member of the International Advisory Board of Barrick Gold Corp. He also serves as a Senior Advisor with Bennett Jones LLP, and is a Senior Advisor at Eurasia Group, a global political risk consultancy. Until January 2020 he served as Global Strategic Advisor to Hatch Ltd, a Canadian global multidisciplinary management, engineering and development consultancy. Mr. Baird also volunteers his time with Community Living Ontario, an organization that supports individuals with developmental disabilities and the Prince's Charities, the charitable office of His Royal Highness The Prince of Wales.

Mr. Baird holds an Honours Bachelor of Arts in Political Studies from Queen's University at Kingston.

12	2021 Management Information Circular

CHRISTOPHER C. CURFMAN Illinois, United States of America Age: 69

Status: Independent(1)

Director since: May 2016

Annual Meeting Votes:

2020: 99.70% In Favour

2019: 99.73% In Favour 2018: 99.58% In Favour

Areas of Expertise:

•       Corporate

Governance

•       Financial

•       General

Management

•       Human

Resources

•       International

Business

•       Mergers/Acquisitions

•       Sustainability

•       Technical/Mining

	Board and Committee Meeting Attendance during 2020
			Regular	Ad Hoc	Total
	Board		4/4	8/13	12/17
	Governance and Nomination Committee		3/3	1/1	4/4
	Human Resources Committee(3)		4/4	3/3	7/7
	Overall Attendance:		82%
	Public Board Membership in the past 5 years and Interlocking Directorships
	N/A
	Investment, Ownership and Total Value of Equity
		2021(5) (March 22) (#)	2021(5) Value ($)	2020(6) (May 8) (#)	2020(6) Value ($)
	Osisko Common Shares	10,500	139,860	10,500	139,860
	Osisko DSUs	48,856	519,254	38,983	519,254
	Value ($)		859,475	659,114
	Ownership Requirement - Target Date to Meet
	Target Attained in 2018

Mr. Christopher C. Curfman is a retired senior executive of Caterpillar Inc., one of the world's largest mobile equipment suppliers to the mining industry. During his 21-year career with Caterpillar, Mr. Curfman has held several progressive positions in Asia, Australia and USA, including Senior Vice President of Caterpillar and President of Caterpillar Global Mining from 2011 to his retirement at the end of 2015. Mr. Curfman also held senior positions with Deere & Company prior to joining Caterpillar. He has extensive international experience and a customer focused legacy at Caterpillar. His global leadership was key to Caterpillar's success in the mining industry. He also served as a board member at various organizations, including the Canadian Institute of Mining, the National Mining Association, the World Coal Association and several universities.

Mr. Curfman holds a Bachelor of Science degree in Education from Northwestern University, and has completed certificate programs in accounting and finance from the Wharton School of Business, University of Pennsylvania in 1991, a three-year executive program from Louisiana State University in 1997 and the executive program of Stanford Graduate School of Business in 2002. He was also awarded an Honorary Doctorate in Mining Engineering from the University Missouri-Rolla in 2013.

2021 Management Information Circular	13

JOANNE FERSTMAN Ontario, Canada Age: 53

Status: Independent(1)

Lead Director since:
April 2014

Annual Meeting Votes:

2020: 98.87% In Favour

2019: 97.89% In Favour

2018: 99.47% In Favour

Areas of Expertise:

•       Corporate

Governance

•       Financial

•       General

Management

•       Human

Resources

•       Mergers/Acquisitions

•       Information

Security Risk

Management

	Board and Committee Meeting Attendance during 2020
			Regular	Ad Hoc	Total
	Board		4/4	13/13	17/17
	Audit and Risk Committee		4/4	3/3	7/7
	Human Resources Committee(3)		4/4	2/3	6/6
	Overall Attendance:		97%
	Public Board Membership in the past 5 years and Interlocking Directorships

•       Dream Unlimited Corp. ─ No interlock

•       Cogeco Communications Inc. ─ No interlock

•       ATS Automatic Tooling Systems ─ No interlock

•       Osisko Development Corp. - Interlock with Sean Roosen and Charles E. Page

•       Aimia Inc. (2008 - 2017)

•       Dream Office REIT (2003 - 2018)

	Investment, Ownership and Total Value of Equity
		2021(5) (March 22) (#)	2021(5) Value ($)	2020(6) (May 8) (#)	2020(6) Value ($)
	Osisko Common Shares	19,500	282,360	19,500	259,740
	Osisko DSUs	99,375	1,438,950	84,412	1,124,368
	Osisko Debentures(7)	100	101,075	100	99,000
	Value ($)		1,721,310		1,483,108
	Ownership Requirement - Target Date to Meet
	Target Attained in 2016

Ms. Joanne Ferstman is a corporate director, who has been serving on a number of public company boards and has over 20 years of progressive experience in the financial industry.  She was until 2012 President and Chief Executive Officer of Dundee Capital Market Inc., a full service investment dealer with principal businesses that include investment banking, institutional sales and trading, and private client financial advisory. She has held several leadership positions within Dundee Corporation and DundeeWealth Inc. over 18 years, primarily as Chief Financier Officer, where she was responsible for strategic development, financial and regulatory reporting and risk management.

Ms. Ferstman was appointed to the Board of Directors of Osisko Development Corp. as a nominee of the Corporation in accordance with the terms and conditions of an Investment Agreement.

Ms. Ferstman holds a Bachelor of Commerce and a Graduate degree in Public Accountancy from McGill University and is a Chartered Professional Accountant.

14	2021 Management Information Circular

W. MURRAY JOHN British Columbia, Canada Age: 62

Status: Independent(1)

Director since: February 2020

Annual Meeting Votes:

2020: 99.70% In Favour

Areas of Expertise:

•   Corporate Governance

•   Financial

•   General Management

•   Human Resources

•   International Business

•   Mergers/Acquisitions

•   Sustainability

•   Technical/Mining

	Board and Committee Meeting Attendance during 2020
			Regular	Ad Hoc	Total
	Board(8)		4/4	12/13	16/17
	Audit and Risk Committee(8)		4/4	3/3	7/7
	Environmental and Sustainability Committee(3)		2/2	1/1	3/3
	Overall Attendance:		96%
	Public Board Membership in the past 5 years and Interlocking Directorships
	• Discovery Metals Corp. - No Interlock • O3 Mining Inc. - No Interlock • Prime Mining Corp. - No Interlock • Osisko Mining Inc. (2015 - 2018) • Dundee Precious Metals Inc. (2005 - 2017)
	Investment, Ownership and Total Value of Equity
		2021(5) (March 22) (#)	2021(5) Value ($)	2020(6) (May 8) (#)	2020(6) Value ($)
	Osisko Common Shares	10,000	144,800	25,000	333,000
	Osisko DSUs	18,490	267,735	16,810	223,909
	Value ($)		412,535		556,909
	Ownership Requirement - Target Date to Meet
	Target attained in 2020

Mr. John currently is a corporate director, who has been serving on a number of public company. Prior to his retirement in December 2014, he was the President and Chief Executive Officer of Dundee Resources Limited, and Managing Director and a Portfolio Manager with Goodman & Company, Investment Counsel Inc., where he was responsible for managing Private Equity resource and precious metals focused mutual funds and flow-through limited partnerships. Mr. John has been involved with the resource investment industry since 1992 and has worked as an investment banker, buy-side mining analyst, sell-side mining analyst, and portfolio manager.

He graduated from the Camborne School of Mines in 1980 with a Bachelor of Science (Hons) in mining engineering and received an award from the Associateship of the Camborne School of Mines. Mr. John also received a Master of Business Administration from the University of Toronto in 1993.

2021 Management Information Circular	15

PIERRE LABBÉ Québec, Canada Age: 55

Status: Independent(1)

Director since: February 2015

Annual Meeting Votes:

2020: 99.52% In Favour

2019: 99.87% In Favour

2018: 99.74% In Favour

Areas of Expertise:

•   Corporate Governance

•   Financial

•   General Management

•   International Business

•   Mergers/Acquisitions

•   Technical/Mining

•   Information Security Risk Management

	Board and Committee Meeting Attendance during 2020
			Regular	Ad Hoc	Total
	Board		4/4	13/13	17/17
	Audit and Risk Committee		4/4	3/3	7/7
	Governance and Nomination Committee		3/3	1/1	4/4
	Human Resources Committee(3)(9)		1/1	1/1	2/2
	Overall Attendance:		100%
	Public Board Membership in the past 5 years and Interlocking Directorships
	• Agility Health Inc. (2013 - 2018)
	Investment, Ownership and Total Value of Equity
		2021(5) (March 22) (#)	2021(5) Value ($)	2020(6) (May 8) (#)	2020(6) Value ($)
	Osisko Common Shares	6,145	88,980	6,145	81,851
	Osisko DSUs	55,986	810,677	46,044	613,306
	Osisko Debentures(7)	25	25,269	25	24,750
	Value ($)		924,926		719,907
	Ownership Requirement - Target Date to Meet
	Target Attainted in 2016

Mr. Pierre Labbé is Chief Financial Officer of IMV Inc., a clinical-stage biopharmaceutical company since March 2017. He has more than 30 years of progressive financial leadership roles in various industries. He was Vice President and Chief Financial Officer of Leddartech Inc. from April 2015 to March 2017 and was Vice President and Chief Financial Officer of the Québec Port Authority (October 2013 - April 2015). He also has experience in the resource sector, having served as Chief Financial Officer of Plexmar Resources (2007-2012), Sequoia Minerals (2003-2004), and Mazarin Inc. (2000-2003). Mr. Labbé, in his role as senior financial officer, has participated in the development of strategic plans and in mergers and acquisitions (over $1 billion in transactions). Mr. Labbé was a nominee to the Osisko Board by Virginia Mines Inc. as part of the Osisko-Virginia business combination in 2015.

Mr. Labbé holds a Bachelor's Degree in Business Administration and a license in accounting from Université Laval, Québec City. He is a member of Ordre des comptables professionnels agréés du Québec, the Chartered Professional Accountants of Canada and the Institute of Corporate Directors.

16	2021 Management Information Circular

CANDACE MACGIBBON Ontario, Canada Age: 46

Status: Independent(1)

Director since: January 2021

Annual Meeting Votes:

N/A

Areas of Expertise:

•   Corporate Governance

•   Financial

•   General Management

•   Government Relations

•   Human Resources

•   International Business

•   Mergers/Acquisitions

•   Sustainability

•   Technical/Mining

Board and Committee Meeting Attendance during 2020
			Regular	Ad Hoc	Total
	Board(10)		n/a	n/a	n/a
	Overall Attendance:		n/a
Public Board Membership in the past 5 years and Interlocking Directorships
• INV Metals Inc. - No Interlock • Nickel 28 Capital Corp. (formerly Conic Metals Corp.)(11) - No Interlock • Cobalt 27 Capital Corp. (2017 - 2019)
Investment, Ownership and Total Value of Equity
		2021(5) (March 22) (#)	2021(5) Value ($)	2020(6) (May 8) (#)	2020(6) Value ($)
	Osisko Common Shares	nil	nil	n/a	n/a
	Osisko DSUs	15,800	228,784	n/a	n/a
	Value ($)		228,784		n/a
Ownership Requirement - Target Date to Meet
Target to be attained by January 19, 2024

Ms. Candace MacGibbon has over 25 years of experience in the mining sector and capital markets. She is currently the Chief Executive Officer of INV Metals Inc., a Canadian mineral resource company focused on the development and exploration of the Loma Larga gold property in Ecuador. Ms. MacGibbon has a deep understanding of the capital markets as a result of her previous employment as a global mining institutional salesperson with RBC Capital Markets and in base metals research as a mining associate with BMO Capital Markets.

Ms. MacGibbon is a chartered professional accountant and her financial and accounting experience includes her previous role as chief financial officer of INV Metals, as well as her prior employment with Deloitte LLP.

Ms. MacGibbon holds a Bachelor of Arts - Economics from the University of Western Ontario and a Diploma in Accounting from Wilfrid Laurier University.

2021 Management Information Circular	17

CHARLES E. PAGE Ontario, Canada Age: 69

Status: Independent(1)

Director since: April 2014

Annual Meeting Votes

2020: 99.74% In Favour
2019: 99.91% In Favour

2018: 99.57% In Favour

Areas of Expertise:

•   Corporate Governance

•   Financial

•   General Management

•   Government Relations

•   Human Resources

•   International Business

•   Mergers/Acquisitions

•   Sustainability

•   Technical/Mining

	Board and Committee Meeting Attendance during 2020
			Regular	Ad Hoc	Total
	Board		4/4	12/13	16/17
	Audit and Risk Committee		4/4	3/3	7/7
	Human Resources Committee(3)		3/3	1/2	4/5
	Environmental and Sustainability Committee(3)		2/2	1/1	3/3
	Overall Attendance		94%
	Public Board Membership in the past 5 years and Interlocking Directorships
	• Osisko Development Corp. - Interlock with Joanne Ferstman and Sean Roosen • Unigold Inc. - No interlock • Wesdome Gold Mines Ltd. (2015 - 2019)
	Investment, Ownership and Total Value of Equity
		2020(5) (March 22) (#)	2020(5) Value ($)	2020(6) (May 8) (#)	2020(6) Value ($)
	Osisko Common Shares	55,215	799,513	55,215	735,464
	Osisko DSUs	66,318	960,285	56,276	749,596
	Value ($)		1,759,798		1,485,060
	Ownership Requirement - Target Date to Meet
	Target Attained in 2014

Mr. Charles E. Page is a corporate director and has more than 40 years of experience in the mineral industry. During his career, Mr. Page has held progressive leadership roles in developing strategies to explore, finance and develop mineral properties in Canada and internationally. Mr. Page worked at Queenston Mining Inc. in various capacities, including President and Chief Executive Officer, from 1990 to its sale to Osisko Mining Corporation in 2012.

Mr. Page was appointed to the Board of Directors of Osisko Development Corp. as a nominee of the Corporation in accordance with the terms and conditions of an Investment Agreement.

Mr. Page holds a Bachelor of Science degree in Geological Science from Brock University and a Master of Science degree in Earth Science from the University of Waterloo. He is a Professional Geologist registered in the province of Ontario and Saskatchewan and is also a Fellow of the Geological Association of Canada.

18	2021 Management Information Circular

SEAN ROOSEN Québec, Canada Age: 57

Status: Non Independent(1)

Director since: April 2014

Annual Meeting Votes:

2020: 96.91% In Favour

2019: 96.07% In Favour

2018: 98.84% In Favour

Areas of Expertise:

•   Corporate Governance

•   Financial

•   General Management

•   Government Relations

•   Human Resources

•   International Business

•   Mergers/Acquisitions

•   Sustainability

•   Technical/Mining

Board and Committee Meeting Attendance during 2020
Regular	Ad Hoc	Total
Board	4/4	13/13	17/17
Overall Attendance:	100%
Public Board Membership in the past 5 years and Interlocking Directorships

•   Osisko Development Corp. ─ Interlock with Joanne Ferstman and Charles E. Page

•   Osisko Mining Inc. ─ No Interlock

•   Victoria Gold Corp. ─ No Interlock

•   Barkerville Gold Mines Ltd. (2015 - 2019)

•   Condor Petroleum Inc. (2011 - 2019)

•   Dalradian Resources Inc. (2010 - 2018)

•   Falco Resources Ltd. (2014 - 2019)

Investment, Ownership and Total Value of Equity
2021(5) (March 22) (#)	2021(5) Value ($)	2020(6) (May 8) (#)	2020(6) Value ($)
Osisko Common Shares	584,183	8,458,970	649,659	8,653,458
Osisko RSUs	244,662	3,542,706	203,265	2,707,490
Value ($)	12,001,676	11,360,948
Ownership Requirement - Target Date to Meet
Target Attainted in 2014
Options
Grant Date (mm-dd-yy)	Expiry Date (mm-dd-yy)	Options (#)	Exercise Price ($)	Total Unexercised (#)	Value of Unexercised Options(12) ($)
06-07-17 - 03-01-21	06-07-22 - 03-01-24	517,930	12.19 -16.66	517,930	469,528

Mr. Sean Roosen is a founding member of the Corporation and he was appointed Executive Chair of the Board of Directors on November 25, 2020. Prior to that, he was Chief Executive Officer and Chair of the Board of Directors of the Corporation. Mr. Roosen was a founding member of Osisko Mining Corporation (2003) and of EurAsia Holding AG, a European venture capital fund.

Mr. Roosen has over 30 years of progressive experience in the mining industry. As founder, President, Chief Executive Officer and Director of Osisko Mining Corporation, he was responsible for developing the strategic plan for the discovery, financing and development of the Canadian Malartic Mine. He also led the efforts for the maximization of shareholders' value in the sale of Osisko Mining Corporation, which resulted in the creation of Osisko. Mr. Roosen is an active participant in the resource sector and in the formation of new companies to explore for mineral deposits both in Canada and internationally.

In 2017, Mr. Roosen received an award from Mines and Money Americas for best Chief Executive Officer in North America and was, in addition, named in the "Top 20 Most Influential Individuals in Global Mining".

In prior years, he has been recognized by several organizations for his entrepreneurial successes and his leadership in innovative sustainability practices. Mr. Roosen is a graduate of the Haileybury School of Mines.

Mr. Roosen serves on the board of directors of Osisko Mining Inc. ("Osisko Mining") as a representative of Osisko.

2021 Management Information Circular	19

SANDEEP SINGH Ontario, Canada Age: 41

Status: Non Independent(1)

Director since: November 2020

Annual Meeting Votes:

N/A

Areas of Expertise:

•   Corporate Governance

•   Financial

•   General Management

•   Government Relations

•   Human Resources

•   International Business

•   Mergers/Acquisitions

•   Sustainability

•   Technical/Mining

Board and Committee Meeting Attendance during 2020
Regular	Ad Hoc	Total
Board(13)	n/a	n/a	n/a
Overall Attendance:	n/a
Public Board Membership in the past 5 years and Interlocking Directorships
N/A
Investment, Ownership and Total Value of Equity
2021(5) (March 22) (#)	2021(5) Value ($)	2020(6) (May 8) (#)	2020(6) Value ($)
Osisko Common Shares	139,795	2,024,232	Nil	Nil
Osisko RSUs	281,201	4,071,790	225,000	2,997,000
Value ($)	6,096,022	2,997,000
Ownership Requirement - Target Date to Meet
Target attained in 2020
Options
Grant Date (mm-dd-yy)	Expiry Date (mm-dd-yy)	Options (#)	Exercise Price ($)	Total Unexercised (#)	Value of Unexercised Options(12) ($)
12-31-19 - 03-01-21	05-15-25 12-31-26	687,400	12.70 - 13.50	687,400	1,024,052

Mr. Sandeep Singh joined Osisko as President in January 2020. He became President and Chief Executive Officer in November 2020. For the fifteen years prior, Mr. Singh was an investment banker in the metals and mining industry where he advised numerous mining companies on growth and financing strategies with Maxit Capital (2014 - 2020), Dundee Securities (2010 - 2014) and BMO Capital Markets (2005 - 2010). As co-founder of Maxit Capital, he was instrumental in building an independent and highly successful advisory firm, which acted on some of the most complex and value-enhancing transactions in the mining sector.

Mr. Singh holds a Bachelor of Mechanical Engineering degree from Concordia University and a Masters of Business Administration degree from Oxford University.

NOTES:
(1)	"Independent" refers to the standards of independence established in sections 1.4 and 1.5 of the Regulation 52-110 respecting Audit and Risk Committees ("Regulation 52-110").
(2)	Mr. John R. Baird was appointed to the Board of Directors on April 6, 2020.

(3)	Following the annual meeting of Shareholders held on June 22, 2020, the mandate of the Human Resources and Sustainability Committee was divided between two standing Committees of the Board, namely the Human Resources Committee and the newly formed Environmental and Sustainability Committee.
(4)	Effective June 22, 2020, Mr. Baird was appointed to the Environmental and Sustainability Committee and Governance and Nomination Committee.
(5)	The 2021 Value is equal to, as applicable, the sum of: (i) the product of the closing price of the Common Shares of the Corporation on the Toronto Stock Exchange ("TSX") on March 22, 2021, being $14.48, by the number of Common Shares, DSUs and RSUs held at such date; and (ii) the face value of debentures held.
(6)	The 2020 Value is equal to, as applicable, the sum of: (i) the product of the closing price of the Common Shares of the Corporation on TSX on May 8, 2020, being $13.32 (as disclosed in the management information circular of the Corporation dated May 8, 2020) by the number of Common Shares, DSUs and RSUs held at such date; and (ii) the face value of debentures held.
(7)	Value of Debentures is not taken into account in the determination of securities ownership requirement.
(8)	Mr. Murray John was appointed to the Board of Directors on February 19, 2020 and was appointed to the Audit and Risk Committee and the Environmental and Sustainability Committee on June 22, 2020.
(9)	Effective June 22, 2020, Mr. Labbé was appointed to the Human Resources Committee.
(10)	Ms. Candace MacGibbon was appointed to the Board of Directors on January 19, 2021.
(11)	Ms. MacGibbon will not stand for re-election for the Nickel 28 Capital Corp. (formerly Conic Metals Corp.) board of directors, which term is expected to terminate in 2021.
(12)	"Value of Unexercised Options" is calculated on the basis of the difference between the closing price of the Common Shares on the TSX on March 22, 2021, being $14.48, and the exercise price of the options, multiplied by the number of unexercised options (vested or non-vested) held as at such date.
(13)	Mr. Sandeep Singh was appointed to the Board of Directors on November 25, 2020. As part of his 2019 hiring terms, Mr. Singh was granted 250,000 Initial Options of the Corporation vesting in four equal tranches of 25% over a period of 4 years and having a term of 7 years.

20	2021 Management Information Circular

 VOTING RESULTS OF 2020 ANNUAL MEETING

The voting results for the election of directors at the 2020 annual meeting of Shareholders of the Corporation were as follows:

	VOTES FOR		VOTES WITHHELD
NAME OF NOMINEE	Number	%	Number	%
John R. Baird	119,475,799	99.65	425,058	0.35
Françoise Bertrand	119,462,309	99.63	438,548	0.37
John Burzynski	98,081,698	81.80	21,819,159	18.20
Christopher C. Curfman	119,541,059	99.70	359,798	0.30
Joanne Ferstman	118,540,387	98.87	1,360,470	1.13
W. Murray John	119,546,602	99.70	354,255	0.30
Pierre Labbé	119,320,100	99.52	580,757	0.48
Charles E. Page	119,593,070	99.74	307,787	0.26
Sean Roosen	116,192,479	96.91	3,708,378	3.09

TENURE OF THE BOARD

The following table illustrates the age group, gender, applicable tenure and location of residence for each of the nominee non-executive directors:

2020 BOARD AND COMMITTEE ATTENDANCE RECORD

The table below reflects the record of attendance by directors at meetings of the Board of Directors and its standing Committees, as well as the total number of Board and Committee meetings held during the most recently completed financial year:

2021 Management Information Circular	21

	ATTENDANCE - 2020 MEETINGS												TOTAL
	Board of Directors		Audit and Risk Committee			Human Resources Committee			Governance and Nomination Committee		Environmental and Sustainability Committee		Committees	Overall
Member	Number	%	Number		%	Number		%	Number	%	Number	%	Number and %	Number and %
BAIRD, John R.(1)	14/14	100	-		-	-		-	1/1	100	3/3	100	4/4 100	18/18 100
BERTRAND, Françoise	17/17	100	-		-	7	/7	100	4/4	100	-	-	11/11 100	28/28 100
BURZYNSKI, John	16/17	94	-		-	-		-	-	-	-	-	-	16/17 94
CURFMAN, Christopher C.	12/17	71	-		-	7	/7	100	4/4	100	-	-	11/11 100	23/28 82
FERSTMAN, Joanne	17/17	100	7	/7	100	6	/7	86	-	-	-	-	12/13 93	30/31 97
JOHN, W. Murray(2)	16/17	94	4	/4	100	-		-	-	-	3/3	100	7/7 100	23/24 96
LABBÉ, Pierre	17/17	100	7	/7	100	2	/2	100	4/4	100	-	-	13/13 100	30/30 100
MACGIBBON, Candace(3)	n/a	n/a	n/a		n/a	n/a		n/a	n/a	n/a	n/a	n/a	n/a	n/a
PAGE, Charles E	16/17	94	7	/7	100	4	/5	80	-	-	3/3	100	14/15 93	30/32 94
ROOSEN, Sean	17/17	100	-		-	-		-	-	-	-	-	-	17/17 100
SINGH, Sandeep(4)	n/a	n/a	n/a		n/a	n/a		n/a	n/a	n/a	n/a	n/a	n/a	n/a
Total (%)	95		100			91			100		100		98	96

NOTES:

(1) Mr. John R. Baird was appointed to the Board of Directors on April 6, 2020.

(2) Mr. W. Murray John was appointed to the Board of Directors on February 19, 2020.

(3) Ms. Candace MacGibbon was appointed to the Board of Directors on January 19, 2021.

(4) Mr. Sandeep Singh was appointed to the Board of Directors on November 25, 2020.

A private session is included in the agenda of every Board and Committee meeting and the non-executive directors or the Committee members have the prerogative to hold such private session or not at their discretion. At the request of the directors or the Committee members, attendance of certain members of Management of the Corporation may be required from time to time.

The table below displays the total number of private sessions held by non-executive directors during the most recently completed financial year:

	Board of Directors		Audit and Risk Committee		Human Resources Committee		Governance and Nomination Committee		Environmental and Sustainability Committee
	Regular	Ad Hoc	Regular	Ad Hoc	Regular	Ad Hoc	Regular	Ad Hoc	Regular	Ad Hoc
Number of Private Sessions held with Management:	4 of 4	7 of 17	4 of 4	Nil	1 of 4	1 of 3	Nil	Nil	Nil	Nil
Number of Private Sessions held without Management:	4 of 4	7 of 17	4 of 4	3 of 3	4 of 4	3 of 3	Nil	Nil	1 of 2	Nil

22	2021 Management Information Circular

DIRECTOR COMPENSATION

retainer, attendance fees and share-based remuneration

The Human Resources Committee (the "HR Committee") oversees non-executive directors' compensation and determines, from time to time, the respective value of the annual retainer and DSU grant to be made to non-executive directors and makes its recommendation to the Board of Directors.

In the summer of 2020, the HR Committee mandated Hugessen Consulting Inc. ("Hugessen") to assist the HR Committee to review and assess the non-executive directors' compensation.  To assess the competitiveness of the Corporation's non-executive director compensation on a comparable basis, Hugessen conducted an analysis using data sourced from the most recent public proxy filings of the peer group of companied listed on page 30 of this Circular.

Hugessen's analysis was also conducted using a standardized Board structure and four (4) director profiles, namely: (i) a director who is a member of two Committees;  (ii) Chair of the Audit and Risk Committee and member of the HR Committee; (iii) Chair of the HR Committee and member of the Governance and Nomination Committee; and (iv) the Chair of the Board and Lead Director, collectively (the "Director Profile").

In December 2020, the HR Committee received and discussed the findings of Hugessen's benchmarking review and analysis, and concluded that the base retainer and meeting fees are reasonable and align the interests of the directors with those of Shareholders over the long-term, particularly as equity is delivered in the form of DSUs.  However, with respect to the based retainer of the Chair of the HR Committee and other Committees, the HR Committee recommended to the Board of Directors in February 2021 to increase the annual retainer of the Chair of the HR Committee to $20,000 and other Committees to $15,000. The Board approved such recommendation, effective as of January 1st, 2021.

An annual retainer and attendance fees for Board and Committee service are paid on a quarterly basis to non-executive directors only.

The Board of Directors makes fixed value DSU grants to non-executive directors. The Board of Directors adopted the DSU plan (the "DSU Plan"), which is further described below under the heading "Deferred Share Unit Plan", and elected to fix an annual value to such grant at approximately $120,000 for the non-executive Board members and approximately $180,000 for the lead director ("Lead Director"). Furthermore, each new non-executive director is granted an initial one-time grant having a value of approximately $200,000. The Lead Director is granted an initial one-time grant having a value of approximately $300,000. Such initial DSU grants (the "Initial DSU Grants") are consistent with the practice of welcoming new non-executive Board members by making an initial long-term incentive award. With respect to the annual grant of DSUs to a non-executive director in the year following the receipt of the Initial DSU Grant, such annual grant is pro-rated to take into account that the Initial DSU Grant shall cover an initial period of twelve (12) months.

All annual and initial DSU grants, as well as annual retainers and attendance fees paid to non-executive directors are described below (effective as of January 1st, 2021):

ANNUAL RETAINERS — Board	RETAINERS AND FEES ($)
Non-executive director of the Board	40,000
Additional retainer allocated to the Lead Director of the Board	60,000
ANNUAL RETAINERS — Committees/Members and Chairs	($)
Chair of the Audit and Risk Committee	20,000
Chair of the HR Committees(1)	20,000
Chair of all other Committees(1)	15,000
Non-executive member of a Committee	5,000
PER MEETING FEES — Attendance/Travel	($)
Board and Committee Meeting Attendance Fees (in person or via conference call)	1,500
Special Committee Meeting Attendance Fees (in person or via conference call)	1,500

2021 Management Information Circular	23

ANNUAL RETAINERS — Board	RETAINERS AND FEES ($)
Board and Committee Meeting Per Diem Fee (payable to non-executive directors who are required to travel for at least four hours to attend a meeting)	1,000
DSUs — Initial and Annual ($ Value)	($)
Annual grant to the Lead Director of the Board(2)	180,000
Annual grant to a non-executive director of the Board(2)	120,000
Initial one-time grant to the Lead Director	300,000
Initial one-time grant to a new non-executive director	200,000

NOTES:

(1) The annual retainer applicable to the Chair of the HR Committee and all other Committees for the financial year ended December 31, 2020 was $10,000.

(2) With respect to the annual grant of DSUs to a non-executive director in the year following the receipt of the Initial DSU Grant, such annual grant is pro-rated to take into account that the Initial DSU Grant shall cover an initial period of twelve (12) months.

director compensation table

The total value of retainers, attendance fees and share-based awards paid by the Corporation to non-executive directors in respect of meetings of the Board and its standing Committees during the most recently completed financial year was $1,939,045. The following table provides a summary of the compensation received by each non-executive director of the Corporation for the most recently completed financial year:

Name(1)	Fees Earned ($)	Share-Based Awards ($)(2)	Option-Based Awards ($)	Non-Equity Incentive Plan Compensation ($)	Pension Value ($)	All Other Compensation(3) ($)	Total ($)
John R. Baird(4)	57,060	209,081	-	-	-	-	266,141
Françoise Bertrand	94,000	120,000	-	-	-	-	214,000
John Burzynski	62,500	120,000	-	-	-	-	182,500
Christopher C. Curfman	83,000	120,000	-	-	-	-	203,000
Joanne Ferstman	167,000	180,000	-	-	-	-	347,000
W. Murray John(5)	75,335	219,459	-	-	-	-	294,794
Pierre Labbé	99,610	120,000	-	-	-	-	219,610
Charles E. Page	92,000	120,000	-	-	-	-	212,000

NOTES:

(1)	Mr. Sean Roosen, Executive Chair of the Board of the Corporation (formerly Chair and Chief Executive Officer) and Mr. Sandeep Singh, President and Chief Executive Officer of the Corporation, do not receive any compensation as directors of the Corporation. Mr. Roosen's and Mr. Singh's compensation is further disclosed in the Summary Compensation Table and elsewhere in this Circular.
(2)	Share-based awards in the form of Initial DSU Grants were made under the DSU Plan as fully described under the heading "Long-term Incentive Compensation". The value price of each DSU at the date of the annual grant, as per the terms of the DSU Plan, was $12.82 for all non-executive directors, except for Mr. Baird and Mr. John for whom the value price of their initial grant was respectively $11.08 and $11.95.
(3)	Directors traveling more than 4 hours to attend meetings are entitled to a $1,000 per diem.
(4)	Mr. John R. Baird was appointed to the Board of Directors on April 6, 2020, therefore, the retainer and attendance fee payments took effect upon his appointment.
(5)	Mr. W. Murray John was appointed to the Board of Directors on February 19, 2020, therefore, the retainer and attendance fee payments took effect upon his appointment.

The following table sets forth in detail each component of the total retainer, attendance fees and per diem paid to each non-executive directors during the financial year ended December 31, 2020:

Annual Retainer(1)(2)				Attendance Fees and Per Diem(3)
Name	Board Member ($)	Committee Member ($)	Committee Chair ($)	Board Meetings ($)	Committee Meetings ($)	Per Diem ($)	Total Fees ($)
John R.Baird(4)	29,340	5,220	-	16,500	6,000	-	57,060
Françoise Bertrand	40,000	5,000	10,000	22,500	16,500	-	94,000
John Burzynski	40,000	-	-	22,500	-	-	62,500
Christopher C. Curfman	40,000	10,000	-	16,500	16,500	-	83,000
Joanne Ferstman	100,000	5,000	20,000	22,500	19,500	-	167,000
W. Murray John(5)	34,505	2,610	5,220	22,500	10,500	-	75,335
Pierre Labbé	40,000	7,610	10,000	22,500	19,500	-	99,610
Charles E. Page	40,000	10,000	-	21,000	21,000	-	92,000
TOTAL:	363,845	45,440	45,220	166,500	109,500	-	730,505

24	2021 Management Information Circular

NOTES:

(1)	Mr. Sean Roosen, Executive Chair of the Board of the Corporation (formerly Chair and Chief Executive Officer) and Mr. Sandeep Singh, President and Chief Executive Officer of the Corporation, do not receive any compensation as directors of the Corporation. Mr. Roosen's and Mr. Singh's compensation is further disclosed in the Summary Compensation Table and elsewhere in this Circular.
(2)	Share-based awards in the form of Initial DSU Grants were made under the DSU Plan as fully described under the heading "Long-term Incentive Compensation". The value price of each DSU at the date of the annual grant, as per the terms of the DSU Plan, was $12.82 for all non-executive directors, except for Mr. Baird and Mr. John for whom the value price of their initial grant was respectively $11.08 and $11.95.
(3)	Directors traveling more than 4 hours to attend meetings are entitled to a $1,000 per diem; Mr. John did not travel to attend meetings in person in 2020 given the COVID-19 pandemic.
(4)	Mr. John R. Baird was appointed to the Board of Directors on April 6, 2020, therefore, the retainer and attendance fee payments took effect upon his appointment.
(5)	Mr. W. Murray John was appointed to the Board of Directors on February 19, 2020, therefore, the retainer and attendance fee payments took effect upon his appointment.

Deferred Share Unit Plan

The Corporation's DSU Plan, which is in effect since the date of its assent, April 30, 2014, was adopted to enhance the Corporation's ability to attract and retain talented individuals to serve as members of the Board of Directors or as officers and executives of the Corporation and its subsidiaries and to promote alignment of interests between such individuals and Shareholders of the Corporation. In March 2019, the Board of Directors approved amendments to the Corporation's DSU Plan, which now provides for the right to receive upon settlement a payment either in the form of Common Shares, cash or a combination of Common Shares and in cash (the "Amended DSU Plan").

For the most recently completed financial year, 19,330 Common Shares of the Corporation have been issued under the Amended DSU Plan to a former director.

The Board of Directors may grant DSUs on a discretionary basis. The number of DSUs credited to a director's account is calculated on the basis of the closing price of the Common Shares of the Corporation traded on the TSX on the day prior to the date of grant. Additional DSUs will automatically be granted to each participant whenever dividends are paid on the Common Shares of the Corporation.

As at December 31, 2020, the aggregate value of DSUs held by the Corporation's non-executive directors was $6,590,137.

Outstanding Share-Based Awards and Option-Based Awards

The table below sets forth, for each non-executive director, information regarding option-based and share-based awards outstanding as at December 31, 2020.

	Option-based awards				Share-based awards
Name(1)	Number of securities underlying unexercised options (#)	Option exercise price ($)	Option expiration date (yyyy-mm-dd)	Value of unexercised in-the- money options(2) ($)	Number of shares or units of shares that have not vested(3) (#)	Market or payout value of share-based awards that have not vested(3) ($)	Market or payout value of vested share-based awards not paid out or distributed(3) ($)
John R. Baird(4)	-	-	-	-	18,755	302,518	-
Françoise Bertrand(5)	-	-	-	-	9,400	151,622	861,342
John Burzynski(5)	17,850(6) 2,677(6) 2,677(6)	24.72 18.07 12.19	2022-06-30 2022-12-08 2024-01-31	10,547	9,400	151,622	408,089
Christopher C. Curfman	-	-	-	-	9,400	151,622	604,875
Joanne Ferstman	-	-	-	-	14,000	225,820	1,296,852
W. Murray John(7)	-	-	-	-	18,240	294,211	-
Pierre Labbé	-	-	-	-	9,400	151,622	710,817
Charles E. Page	-	-	-	-	9,400	151,622	864,568

2021 Management Information Circular	25

NOTES:

(1)	Mr. Sean Roosen, Executive Chair of the Board of the Corporation (formerly Chair and Chief Executive Officer) and Mr. Sandeep Singh, President and Chief Executive Officer of the Corporation, do not receive any compensation as directors of the Corporation. Mr. Roosen's and Mr. Singh's compensation is further disclosed in the Summary Compensation Table and elsewhere in this Circular.
(2)	The closing price of the Common Shares of the Corporation on the TSX on December 31, 2020 was $16.13
(3)	All DSUs granted by the Corporation in 2020 vest on the day prior to the next annual meeting of Shareholders following such grant.
(4)	Mr. John R. Baird was appointed to the Board on April 6, 2020.
(5)	Ms. Françoise Bertrand and Mr. John Burzynski will not stand for re-election at the annual meeting of Shareholders to be held on May 12, 2021.
(6)	The number of unexercised options represent Replacement Osisko Options pursuant to a plan of arrangement involving Osisko and Barkerville, which took effect on November 21, 2019.
(7)	Mr. W. Murray John was appointed to the Board of Directors on February 19, 2020.

Incentive Plan Awards - Value Vested or Earned during the Year

The following table discloses the aggregate dollar value that would have been realized during the year ended December 31, 2020 if the DSUs and options awards had been exercised on their respective vesting date and the aggregate value realized upon vesting of option-based awards and share-based awards.

Name	Option-Based Awards Value Vested during the Year ($)	Share-Based Awards (DSUs) Value Vested during the year(1)(2) ($)	Non-Equity Incentive Plan Compensation Value earned during the Year(3) ($)
John R. Baird(4)	N/A	N/A	N/A
Françoise Bertrand(5)	N/A	112,816	N/A
John Burzynski(5)	N/A	112,816	N/A
Christopher C. Curfman	N/A	112,816	N/A
Joanne Ferstman	N/A	169,224	N/A
W. Murray John(6)	N/A	N/A	N/A
Pierre Labbé	N/A	112,816	N/A
Charles E. Page	N/A	112,816	N/A

NOTES:

(1)	Unless otherwise decided by the Board of Directors, all DSUs granted by the Corporation vest on the day prior to the next annual meeting of Shareholders following such grant.
(2)	Furthermore, the value of vested DSUs is based on the closing price of the Common Shares on the TSX one day prior to the annual meeting of shareholders held on June 22, 2020, being $12.82 multiplied by the number of DSUs vested in 2020.
(3)	The Corporation's Non-Equity Incentive Plan Compensation does not apply to non-executive directors.
(4)	Mr. Baird was appointed to the Board of Directors on April 6, 2020.
(5)	Ms. Françoise Bertrand and Mr. John Burzynski will not stand for re-election at the annual meeting of Shareholders to be held on May 12, 2021.
(6)	Mr. W. Murray John was appointed to the Board of Directors on February 19, 2020.

Options Exercised during the Year

No options were exercised by directors during the financial year ended December 31, 2020. Under the Corporation's stock option plan (the "Stock Option Plan"), non-executive directors are not eligible to option grants.

Settlement of DSUs

On December 10, 2020, a former director of the Corporation, requested the settlement of all his DSUs.  Accordingly, 20,196 DSUs were settled at a price of $14.47, being the closing market price on the TSX on December 9, 2020, for the total issue of 19,330 Common Shares of the Corporation, net of tax withholdings.

Cease Trade Orders, Bankruptcies, Penalties or Sanctions

To the Corporation's knowledge, no proposed director is, at the date of this Circular, has been, within 10 years before the date of this Circular, a director, chief executive officer or chief financial officer of any company (including the Corporation) that, (i) while the proposed director was acting in that capacity, was the subject of a cease trade order or similar order or an order that denied the relevant company access to any exemption under securities legislation, for a period of more than 30 consecutive days, or (ii) after the proposed director ceased to act in that capacity but which resulted from an event that occurred while that person was acting in such capacity, was the subject of a cease trade order or similar order or an order that denied the relevant company access to any exemption under securities legislation, for a period of more than 30 consecutive days.

26	2021 Management Information Circular

To the Corporation's knowledge, no proposed director is, as at the date of this Circular, or has been, within 10 years before the date of this Circular, a director or executive officer of any company that, while that person was acting in that capacity, or within a year of that person ceasing to act in that capacity, became bankrupt, made a proposal under any legislation relating to bankruptcy or insolvency or was subject to or instituted any proceedings, arrangement or compromise with creditors or had a receiver, receiver manager or trustee appointed to hold its assets, except for Mr. W. Murray John, who was a director of insolvent African Minerals Limited, a company who appointed Deloitte LLP as its administrator by order of the High Court of Justice, Chancery Division, Companies Court on March 26, 2015.

In addition, to the knowledge of the Corporation, no proposed director has, within 10 years before the date of this Circular, become bankrupt, made a proposal under any legislation relating to bankruptcy or insolvency, or become subject or instituted any proceedings, arrangement or compromise with creditors, or had a receiver, receiver manager or trustee appointed to hold his assets.

Furthermore, to the knowledge of the Corporation, no proposed director has been subject to any penalties or sanctions imposed by a court relating to securities legislation or by a securities regulatory authority or has entered into a settlement agreement with a securities regulatory authority, or has been subject to any other penalties or sanctions imposed by a court or regulatory body that would likely be considered important to a reasonable Shareholder in deciding whether to vote for a proposed director.

STATEMENT OF EXECUTIVE COMPENSATION

compensation governance

The Board of Directors of Osisko is responsible for establishing and administrating a compensation program for the Executive Chair (formerly the Chair and Chief Executive Officer), the President and Chief Executive Officer, and the Named Executive Officers (collectively "Named Executives") of the Corporation. The Board of Directors has delegated the oversight of the compensation program and human resources matters to the HR Committee, which is composed entirely of independent directors.

The HR Committee has the responsibility to ensure that the Corporation attracts and retains senior leadership team that will develop and execute a strategic plan, with a view to deliver superior value over the long-term to the Corporation's Shareholders and other stakeholders. In carrying out its duties, the HR Committee consults the Executive Chair, the President and Chief Executive Officer, the Chief Financial Officer and the Vice President, Legal Affairs and Corporate Secretary.  The HR Committee may also hire and retain, from time to time, the services of external consultants, at its discretion. The HR Committee also reviews various senior management development programs, as well as a succession plan for key positions.

The Corporation also engages with Shareholders with respect to compensation matters in addition to submitting to its Shareholders annually an advisory resolution on Osisko's approach to executive compensation.  The HR Committee assesses the compensation structure on an annual basis in order to ensure that it is aligned with Shareholders' interests.

Composition of the Human Resources Committee

The HR Committee is currently comprised of the following four directors: Ms. Françoise Bertrand (Chair), Mr. Christopher Curfman, Ms. Joanne Ferstman and Mr. Pierre Labbé, all of whom are independent as defined under Regulation 52-110. Ms. Bertrand is not standing for re-election at the Meeting.

Relevant Education and Experience of Members of the HR Committee

The Board recognizes the importance of appointing independent, knowledgeable and experienced members to the HR Committee, who have the necessary background in executive compensation and risk management to fulfill the HR Committee's duties and responsibilities. All members of the HR Committee have extensive experience as described in the directors' biographies outlined previously. Specifically, they bring the following experience and skills set to the HR Committee:

2021 Management Information Circular	27

Ms. Françoise Bertrand

Ms. Bertrand has extensive experience in leadership roles of public, private and not for profit organizations. She brings compensation and talent management insights to the HR Committee. Ms. Bertrand has previous experience on Human Resources/Compensation Committees of public companies, including chairing the Compensation Committee of a large entrepreneurial public media company.  Notwithstanding the designation of the HR Committee throughout the years, Ms. Bertrand has been a member of the Human Resources Committee since February 2015.

Mr. Christopher Curfman

Mr. Curfman brings to the HR Committee more than 21 years of experience in the mining industry. He has held several progressive positions in Asia, Australia and USA, including Senior Vice President of Caterpillar and President of Caterpillar Global Mining. He has extensive international experience and an in-depth knowledge of mining operations. His global leadership was key to Caterpillar's success in the mining industry. He also served as a board member at various organizations, including the Canadian Institute of Mining, the National Mining Association, the World Coal Association and several universities.  Notwithstanding the designation of the HR Committee throughout the years, Mr. Curfman has been a member of the Human Resources Committee since May 2018.

Ms. Joanne Ferstman

Ms. Ferstman's experience includes the development, implementation and maintenance of compensation programs in the financial industry and in an entrepreneurial environment as well as negotiation of executive employment. As a professional accountant, Ms. Ferstman also has experience in risk management with respect to compensation management. She is Chair of the Corporation's Audit and Risk Committee and has many years of experience as chair and member of Human Resources/Compensation Committees of other public companies. She meets regularly with external compensation consultants and is up to date on compensation trends and philosophies. Notwithstanding the designation of the HR Committee throughout the years, Ms. Ferstman has been a member of the Human Resources Committee since June 2014.

Mr. Pierre Labbé

Mr. Pierre Labbé is Chief Financial Officer of IMV Inc., a clinical-stage biopharmaceutical company since March 2017.  He has more than 30 years of progressive financial leadership roles in various industries. He was Vice President and Chief Financial Officer of Leddartech Inc. from April 2015 to March 2017 and was Vice President and Chief Financial Officer of the Québec Port Authority (October 2013 - April 2015). He also has experience in the resource sector, having served as Chief Financial Officer of Plexmar Resources (2007-2012), Sequoia Minerals (2003-2004), and Mazarin Inc. (2000-2003). Mr. Labbé, in his role as senior financial officer, has participated in the development of strategic plans and in mergers and acquisitions (over $1 billion in transactions). Mr. Labbé was a nominee to the Osisko Board by Virginia Mines Inc. as part of the Osisko-Virginia business combination in 2015. He has been appointed member of the Human Resources Committee in June 2020.

Work Performed by the Human Resources Committee

The following summarizes the work highlights performed by the HR Committee in relation to the 2019 - 2020 exercise:

Compensation Matters

•	Reviewed the organizational structure of the Corporation, including the hiring of executives;

•	Reviewed the Corporation's compensation philosophy;

•	Reviewed and recommended the approval of the 2019 short-term incentive payout;

•	Reviewed and recommended to the Board of Directors the approval of the 2020 corporate objectives under the short-term incentive program. The HR Committee monitored the performance against these objectives and in early 2021, conducted a detailed review of the achievements of the executives, and recommended the annual payout;

•	Reviewed and amended the policy on the prevention of psychological and sexual harassment in the workplace and the handling of complaints;

•	Reviewed and amended the Corporation's equity plans reducing the number of issued and outstanding shares for each of the Employee Share Purchase Plan (0.1%), the Stock Option Plan (4%) and the RSU Plan (1.8%) and clarifying that only an increase to the number of Common Shares issuable under these plans is subject to Shareholder approval in compliance with the TSX rules;

28	2021 Management Information Circular

•	Retained the services of Hugessen to assist the HR Committee in assessing the 2017 Long-term incentive payout;

•	Monitored the long-term incentive programs (options and RSUs), including the performance against established objectives, which was further assessed by Hugessen and thereafter led to the recommendation of the 2017 RSUs payout;

•	Reviewed the long-term incentive and short-term incentive programs with Hugessen and based on their review and analysis, the long-term and short-term incentive programs were maintained;

•	Reviewed the compensation of the executives and decided that no changes were required in 2020, with the exception of individuals promoted as officers of the Corporation in February 2020;

•	Reviewed and recommended the approval of the 2020-2023 long-term objectives for the 2020 RSU grants following a benchmarking review performed by Hugessen;

•	Reviewed and recommended the approval of the annual 2020 long-term grants (options and RSUs) pursuant to the long-term incentive program;

•	Reviewed and recommended the approval of the 2020 annual grants of DSUs to non-executive directors;

•	Reviewed the 2020 voting results for the advisory resolution on executive compensation ("Say-on-Pay");

•	Monitored development in talent management, remuneration practices and governance related thereto;

•	Reviewed and assessed the performance of the Executive Chair and former Chief Executive Officer and President and current Chief Executive Officer;

•	Reviewed and amended the employment agreements for the Executives regarding the non-competition clauses;

•	Retained the services of Hugessen to assist the HR Committee in determining the Corporate Objectives under the 2021 Short-term incentive program and the 2021 Long-Term Incentive Program;

•	With the assistance of Hugessen, the HR Committee reviewed and recommended amendments to the annual retainer applicable to the Chair of the HR Committee and other Committees, which was approved by the Board of Directors in February 2021.

Governance and Administrative Matters

•	Reviewed and approved the amended Charter of the HR Committee and approved the Annual Work Program following the creation of the Environmental and Sustainability Committee; and

•	Reviewed and recommended to the Board to approve the compensation disclosure contained in the Circular.

Succession Planning

The Committee regularly meets the Management of the Corporation. During these meetings, the members of the HR Committee have the opportunity to evaluate potential successors to senior Management. In addition, the HR Committee monitors training and development programs of Management.

compensation discussion and analysis

The compensation philosophy of the Corporation is based on providing a highly competitive base salary, along with short and long-term incentives that payout on the achievements of key performance and strategic goals, which will create value for Shareholders and other stakeholders over the long-term.

For purposes of this Circular, named executives ("Named Executives") of the Corporation means, at any time during the most recently completed financial year:

(i) The Corporation's current and former chief executive officer;

(ii) The Corporation's current and former chief financial officer; and

(iii) The three (3) most highly compensated executive officers of the Corporation, including its subsidiaries, other than the chief executive officer (current and former) and chief financial officer (current and former) at the end of the most recently completed financial year whose total compensation was more than $150,000 for that financial year.

2021 Management Information Circular	29

During the Corporation's fiscal year ended December 31, 2020, the following individuals were Named Executives of the Corporation:

- Sean Roosen, Executive Chair and former Chief Executive Officer;

- Sandeep Singh, President and Chief Executive Officer;

- Frédéric Ruel, Chief Financial Officer and Vice President, Finance

- Elif Lévesque, former Chief Financial Officer and Vice President, Finance

- Luc Lessard, Senior Vice President, Technical Services;

- Chris Lodder, President of Osisko Development Corp. ("ODV"), a subsidiary held at approximately 75% by the Corporation; and

- André Le Bel, Vice President, Legal Affairs and Corporate Secretary.

In establishing the compensation programs for the Named Executives, the HR Committee monitors compensation trends within the mining industry and seeks input from external advisors as required and may also conduct comparative studies. The HR Committee also monitors Shareholders' feedback on compensation, including the results of the annual advisory vote on compensation received from Shareholders.  One of the key responsibilities of the HR Committee is to ensure that such compensation will allow the Corporation to attract and retain senior individuals to develop and execute the strategic plan of the Corporation to maximize Shareholder value.

In addition, the HR Committee monitors and reviews the inherent risks related to the compensation program.  To date, the Corporation has generally been able to attract and retain Management talent to develop and execute its value creation plan.

The Corporation advocates a team approach for the short and long-term incentive compensation of the Named Executives given the small nature of the team and the transactional nature of the Corporation's business model. Performance monitoring of Named Executives since 2014 has confirmed the validity of this approach. Based on the recommendation of the HR Committee, the Board of Directors approves the corporate objectives for Named Executives of the Corporation.

Independent Compensation Consultants

The HR Committee receives detailed compensation analysis from Management on various companies from the mining sector in order to ensure the continued market competitiveness of the compensation of the Named Executives. In May 2020, the HR Committee mandated Hugessen to assess the long-term performance against the 2017-2020 Long-Term Objectives.  Hugessen also assisted the HR Committee to establish the performance criteria for the 2020-2023 performance based RSUs. In August 2020, the HR Committee mandated Hugessen to conduct a review and analysis of directors and executives' compensation within the sector. Hugessen's report was submitted to the HR Committee in December 2020.

2020 Compensation Advisory Fees

The following table illustrates in detail the components of the advisory fees incurred by the Corporation for compensation consultants in 2020 and in 2019:

	Fees incurred in 2020 ($)	Fees incurred in 2019 ($)
Hugessen Consulting Inc.
Compensation consulting services	144,966	Nil

Compensation Comparator Group

In order to allow the members of the HR Committee to proceed with a review of the compensation of the Named Executives, Management and the HR Committee's advisor may collect compensation information from management information circulars of a number of peer companies or consult other sources of information for compensation decision-making purposes. For the financial year 2020, the HR Committee, assisted by Hugessen, and reviewed by Management, conducted a review of the Corporation's compensation peers and selected twelve publicly-traded Canadian and US public issuers to comprise the 2021 peer group ("Peer Group"). The Peer Group was primarily screened based on relevant industry, mining or mining royalty business, and relative company size, based on market capitalisation, to position the Corporation at the approximate median of the peers.

30	2021 Management Information Circular

Company	Sector	Head Office	Market Cap in ($ M)(1)
Alamos Gold Inc.	Gold Mining	Canada	4,368
Centerra Gold Inc.	Gold Mining	Canada	4,361
Eldorado Gold Corporation	Gold Mining	Canada	2,951
Hudbay Minerals Inc.	Diversified Metals and Mining	Canada	2,328
IAMGOLD Corporation	Gold Mining	Canada	2,220
Lundin Gold Inc.	Gold Mining	Canada	2,515
Maverix Metals Inc.	Gold Mining	Canada	985
Pretium Resources Inc.	Gold Mining	Canada	2,735
Royal Gold Inc.	Gold Royalty	USA	8,891
Sandstorm Gold Ltd.	Gold Royalty	Canada	1,781
SSR Mining Inc.	Gold Mining	Canada	5,613
Wesdome Gold Mines Ltd.	Gold Mining	Canada	1,479
Peer Group Median	n/a	n/a	2,591
Osisko Gold Royalties Ltd	Gold Royalty	Canada	2,696

NOTE:

(1) As at December 31, 2020.

For each of the Executive Chair, the President and current Chief Executive Officer, the Chief Financial Officer and the Vice President, Legal Affairs and Corporate Secretary, the members of the HR Committee compared the compensation mix and overall compensation package to the compensation benchmarked from the Peer Group review.  Further to its analysis, the HR Committee determined that compensation levels and mixes were adequate for all Named Executives and, accordingly, no modification to the base salary or compensation mix were proposed for 2021.

Compensation Policy

As is typical in the mining industry, the Corporation's executive compensation policy is comprised of a combination of cash and stock option grants and RSU grants to Named Executives.

Components of the Compensation Program

The combination of base salaries, annual incentive, option grants and RSU grants (which are full value phantom shares, payable in cash or in Common Shares, at the Corporation's discretion, as at the end of the three-year vesting period), reflects the Corporation's evolving nature and is intended to attract and retain talent in a competitive employment market. Grant of options and RSUs to Named Executives are made on an annual basis, at a moment deemed appropriate by the HR Committee. Annual incentive, option grants and RSU grants (timed-based and performance-based) represent the value at risk portion of the total compensation of each Named Executive.

2021 Management Information Circular	31

For any grant, options vest as to one third of the total grant at each of the first three anniversaries of such grant, unless otherwise decided by the HR Committee, as provided for in the Stock Option Plan. RSU grants are generally subject to the following vesting terms: one half (1/2) is time-based and vests on the third anniversary of such grant while the remaining half (1/2) performance RSUs, which also vests on the third anniversary of such grant, is subject to the achievement of approved long-term objectives over a three-year period (as more thoroughly described below under the heading "Long-Term Incentive Compensation"). The HR Committee considers that such performance criteria improves Named Executives' alignment with Shareholders' interests and further promotes value creation.

Options and RSUs also enable the Corporation to balance the ratio of long-term to short-term compensation to levels commensurate with mining industry companies and to enhance Named Executives' alignment with Shareholder value creation. The Stock Option Plan, RSU Plan and the DSU Plan are further described under the heading "Long-Term Incentive Compensation" below.

Pay Mix

Following are the targets for each of the four components of the compensation of the Named Executives in comparison to the actual compensation they received for 2020:

	Base Salary		Short-term incentive		Options		RSUs
	Target	2020	Target	2020	Target	2020	Target	2020
Executive Chair and former Chief Executive Officer(1)	20%	19%	20%	23%	24%	23%	36%	35%
President and current Chief Executive Officer(2)	17%	17%	17%	20%	26%	25%	39%	38%
Senior Vice President(3)	22%	22%	22%	24%	22%	22%	33%	32%
President of ODV(4)	33%	20%	33%	22%	13%	8%	20%	50%
Former Chief Financial Officer(5)	n/a	n/a	n/a	n/a	n/a	n/a	n/a	n/a
Chief Financial Officer and Vice President, Finance(6)	24%	23%	24%	27%	21%	20%	31%	30%
Vice President, Legal Affairs and Corporate Secretary	23%	22%	23%	27%	21%	20%	32%	31%

NOTES:

(1) As part of the reverse takeover bid transaction ("RTO Transaction") with ODV, Mr. Sean Roosen was appointed as Executive Chair of the Board of the Corporation on November 25, 2020.

(2) Upon closing of the RTO Transaction, Mr. Sandeep Singh was appointed President and Chief Executive Officer effective as of November 25, 2020.

(3) As part of the RTO Transaction, Mr. Luc Lessard was appointed on November 25, 2020 Chief Operating Officer of ODV and ceased to act as Senior Vice President, Technical Services of the Corporation, effective as of January 1st, 2021.

(4) As part of the RTO Transaction, Mr. Chris Lodder was appointed as President of ODV.  Mr. Lodder is also President and Chief Executive Officer of Barkerville, which was a wholly-owned subsidiary of the Corporation until its transfer to ODV on November 25, 2020.

(5) Ms. Elif Lévesque resigned as Chief Financial Officer and Vice President, Finance of the Corporation on February 20, 2020.

(6) Mr. Frédéric Ruel was appointed as Chief Financial Officer and Vice President, Finance of the Corporation on February 20, 2020.

Management of Compensation Risks

The HR Committee structures the components of the compensation program in order to generate adequate incentives to increase Shareholders value in the long-term while maintaining a balance to limit excessive risk taking.

As part of measures in place to mitigate risk related to compensation structure, the HR Committee establishes the total compensation of the Named Executives based on a balanced approach between fixed and variable compensation components. The use of multiple components limits the risks associated with having the focus on one specific component and provides flexibility to compensate short to medium term goals and long-term objectives in order to maximize Shareholders value.

The fixed component of the Named Executives' compensation is essentially composed of the base salary, which represents between 16% and 33% of their total compensation. The components forming the remaining 67% to 84% represent the "value at risk" and aim to focus on the achievement of short to long-term objectives and are composed of an annual incentive (100% performance-based on a yearly basis) and  annual grants of RSUs (one half of which is performance-based over a 3-year period) and  options.

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The long-term compensation comprises RSUs and options. The HR Committee believes that its granting and vesting practices provide sufficient incentives to motivate the Named Executives in the long-term to increase the overall value of the Corporation and thereby provide an adequate alignment of their interest with those of the Shareholders.

Options granted annually vest over a three-year period and have a five-year term. The HR Committee considers that these characteristics provide sufficient incentives to motivate the Named Executives in the long-term to increase the overall value of the Corporation.  Notwithstanding the foregoing, because of the nature of an option, market volatility may result in financial benefit, which may not be strictly related to the performance of the Corporation.  In assessing the component and respective proportion of the elements forming part of the long-term compensation components, the HR Committee has established options at 40% of the long-term incentive and 60% for RSUs (half performance-based) in order to ensure that interests of the Named Executives are aligned with those of the Shareholders.

Within the scope of ensuring best practices, the HR Committee adopted formal securities ownership guidelines in 2015 which was revised in 2020 in order to further align the long-term interests of the Shareholders.  The revised guidelines provides that the calculation of the minimum shareholding be based on:

(i) the value of the holding on the last trading day of each year; and

(ii) with respect to RSUs, only those which are exclusively subject to time-based vesting shall be used in the determination of the minimum securities ownership.

Additional information on the securities ownership guidelines is provided under the heading "Securities Ownership".

Also, as part of the risks review presented to the Corporation's Audit and Risk Committee, none was related to compensation among all risks identified. As Ms. Joanne Ferstman and Mr. Pierre Labbé are both members of the Audit and Risk Committee and of the HR Committee, they bring their knowledge, experience and insight on risk issues to the HR Committee. Any identified risk related to human resources and compensation of Management are transmitted to the HR Committee which is responsible to follow-up on the implementation of the recommendations according to established priorities. The HR Committee then reports the results back to the Board of Directors.

Based on the review performed in the last financial year, no risks associated with the Corporation's compensation policies and practices that are likely to have a material adverse effect on the Corporation were identified. The HR Committee considers that the procedures and guidelines currently in place to mitigate key risks relating to compensation are adequately managed and do not encourage excessive risk taking that would likely have a material adverse effect on the Corporation. The HR Committee will continue to monitor and review the Corporation's compensation policies and practices annually to ensure that no component of the Named Executives' compensation constitutes a risk.

The compensation components are detailed below. The Corporation has not adopted any retirement plan or pension plan for its directors and officers.

Base Salary

The base salary is the only fixed component of the compensation of the Named Executives. The Corporation's policy is to establish base salaries for executive officers that are competitive with relevant salaries paid to executive officers of a comparator group, while recognizing executive officers' experience, competencies and track record of accomplishments and preserving a "team approach" toward remuneration. Salary levels therefore reflect the overall corporate performance of the Corporation, comparative market data and individual performance. The salaries of the Named Executives are reviewed and, as applicable, adjusted yearly by the HR Committee considering the overall corporate performance of the Named Executives team, the comparator group metrics, and, as applicable, general market conditions and other relevant sources of information.

There was no salary increase for the Named Executives in 2020.  The base salary of Mr. Frédéric Ruel was adjusted following his appointment as Chief Financial Officer and Vice President, Finance of the Corporation on February 20, 2020.

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Compensation Reimbursements - Associate Companies

As part of its business model and strategy for growth, the Corporation invests in associate companies and, as a result, members of Management, including certain Named Executives, may, from time to time, be appointed to the board of directors or executive positions in such associate companies. The Corporation allocates and charges back a portion of such Named Executive's base salary to such associate company or, as applicable, takes into account the remuneration paid by such associate company to such Named Executive in reviewing and establishing the total compensation. As such, the annual base salary level shown below is the total salary that a Named Executive is receiving taking into account the portion of salary assumed directly by the Corporation and the portion assumed by associate companies, as applicable. In addition, the Corporation also reduces the long-term compensation of the Named Executive up to a value representing 50% of such long-term compensation to take into account share based awards received from associate companies.

The following table lists the associate companies with respect to which certain Named Executives assumed or were assuming a directorship role or an executive function during the year 2020. As part of the RTO Transaction concluded on November 25, 2020, the Corporation transferred certain of its investments to ODV, including its shareholding in Falco Resources Ltd.

Companies	Officers	Directors
Osisko Metals Incorporated	N/A	Luc Lessard
Falco Resources Ltd.	Luc Lessard André Le Bel	Luc Lessard
Osisko Mining	N/A	Sean Roosen

The actual salary effectively assumed by the Corporation for each of the Named Executives is therefore adjusted to take into account the cash remuneration received by the Named Executives for their services to such associate companies.

The table below shows the annual base salary level and actual salary assumed by the Corporation, net of remuneration assumed by associate companies, for each of the Named Executives in 2020 and 2019:

Named Executives	Annual Base Salary level as at January 1st, 2020 ($)	Actual Salary assumed by the Corporation in 2020 ($)	Annual Base Salary level as at January 1st, 2019 ($)	Actual Salary assumed by the Corporation in 2019 ($)
Sean Roosen, Executive Chair of the Board and former Chief Executive Officer(1)	718,000	682,689	718,000	535,438
Sandeep Singh, President and current Chief Executive Officer(2)	600,000	600,000	n/a	n/a
Frédéric Ruel, current Chief Financial Officer and Vice President, Finance(3)	275,000	269,676	236,000	236,000
Elif Lévesque, former Chief Financial Officer and Vice President, Finance(4)	70,457	70,457	359,000	359,000
Luc Lessard, Senior Vice President, Technical Services(5)	513,000	264,180	513,000	93,000
Chris Lodder, President of ODV(6)	425,000	383,197	425,000	425,000
André Le Bel, Vice President, Legal Affairs and Corporate Secretary	318,000	218,732	318,000	218,732

NOTES:

(1) As part of the RTO Transaction with ODV, Mr. Sean Roosen was appointed as Executive Chair of the Board of the Corporation on November 25, 2020 to focus on the launch of ODV. Effective as of November 25, 2020, his salary level in the Corporation went from $718,000 to $359,000 because as part of the RTO Transaction his total compensation is shared equally between the Corporation and ODV (except for current outstanding equity component of his compensation).

(2) Upon the closing of the RTO Transaction, Mr. Sandeep Singh was appointed to take on the role of President and Chief Executive Officer and Director of the Corporation, effective as of November 25, 2020.

(3) Mr. Frédéric Ruel was appointed as Chief Financial Officer and Vice President, Finance of the Corporation on February 20, 2020.

(4) Ms. Elif Lévesque resigned as Chief Financial Officer and Vice President, Finance of the Corporation on February 20, 2020.

(5) As part of the RTO Transaction, Mr. Luc Lessard was appointed on November 25, 2020 Chief Operating Officer of ODV and ceased to act as Senior Vice President, Technical Services of the Corporation, effective as of January 1st, 2021.

(6) As part of the RTO Transaction, Mr. Chris Lodder was appointed as President of ODV.  Mr. Lodder is also President and Chief Executive Officer of Barkerville, which was a wholly-owned subsidiary of the Corporation until its transfer to ODV on November 25, 2020.

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The table below shows the Long-term Incentive level and actual Long-term Incentive assumed by the Corporation, net of remuneration assumed by associate companies, for each of the Named Executives in 2020 and 2019:

Named Executives	Annual LTI level as at January 1st, 2020 ($)	Actual LTI assumed by the Corporation in 2020 ($)	Annual LTI level as at January 1st, 2019 ($)	Actual LTI assumed by the Corporation in 2019 ($)
Sean Roosen, Executive Chair of the Board and former Chief Executive Officer(1)	2,154,000	1,077,000	2,154,000	1,459,070
Sandeep Singh, President and current Chief Executive Officer(2)	2,258,600	2,258,600	3,738,293	3,738,293
Frédéric Ruel, current Chief Financial Officer and Vice President, Finance(3)	588,500	588,500	472,000	472,000
Elif Lévesque, former Chief Financial Officer and Vice President, Finance(4)	n/a	n/a	825,700	825,700
Luc Lessard, Senior Vice President, Technical Services(5)	1,282,500	1,042,812	1,282,500	1,179,144
Chris Lodder, President of ODV(6)	1,270,000	1,270,000	285,900	285,900
André Le Bel, Vice President, Legal Affairs and Corporate Secretary	731,400	692,107	731,400	731,400

NOTES:

(1) As part of the RTO Transaction with ODV, Mr. Sean Roosen was appointed as Executive Chair of the Board of the Corporation on November 25, 2020 to focus on the launch of ODV

(2) Upon closing of the RTO Transaction, Mr. Sandeep Singh was appointed to take on the role of President and Chief Executive Officer and Director of the Corporation, effective as of November 25, 2020.

(3) Mr. Frédéric Ruel was appointed as Chief Financial Officer and Vice President, Finance of the Corporation on February 20, 2020.

(4) Ms. Elif Lévesque resigned as Chief Financial Officer and Vice President, Finance of the Corporation on February 20, 2020.

(5) As part of the RTO Transaction, Mr. Luc Lessard was appointed on November 25, 2020 Chief Operating Officer of ODV and ceased to act as Senior Vice President, Technical Services of the Corporation, effective as of January 1st, 2021.

(6) As part of the RTO Transaction, Mr. Chris Lodder was appointed as President of ODV.  Mr. Lodder is also President and Chief Executive Officer of Barkerville, which was a wholly-owned subsidiary of the Corporation until its transfer to ODV on November 25, 2020.

Annual Incentive Compensation

The HR Committee believes that long-term growth of value for Shareholders is derived from the execution of short and long-term approved strategic initiatives.

The annual incentive program for the Named Executives is based on their performance as a team against corporate objectives approved by the Board of Directors. Bonuses are paid in full following awards approved by the Board of Directors, based on the recommendation of the HR Committee. While the target for annual incentive compensation for Named Executives has been contractually established at 100% of their respective base salary, the Board of Directors retains full discretion in assessing such achievement. In addition, the Board may also factor in individual achievement, if warranted. For greater certainty, annual incentive compensation does not represent a guaranteed compensation item for the Named Executives as the determination of the performance relating to such compensation remains the sole prerogative of the Board of Directors who can decide not to pay any bonus to any Named Executive.

As part of its duties and responsibilities and in conjunction with year-end assessments, the HR Committee reviews the realization of the Corporation's objectives and meet with Management to discuss and consider each element contained in the corporate objectives. The HR Committee also meets in camera to discuss this matter.

In 2020, further to the acquisition of Barkerville in November 2019, the HR Committee decided that for Mr. Chris Lodder and Mr. Luc Lessard, their Short-term objectives would be based as to 50% on Corporate Objectives established for the Corporation and the remaining 50% on Corporate Objectives relating specifically to the development of the Cariboo gold project.

The Corporation's 2020 short-term key objectives (the "2020 Key Objectives") consist of elements included in the following six categories: growth, performance, portfolio management, North Spirit discovery Group, corporate and operational efficiencies and corporate responsibility.

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The following is a summary of achievements in respect of the 2020 Key Objectives.

1. Growth:

In order to achieve this objective, Management aimed at acquiring assets that would generate cash flow over medium term.  In 2020, the Corporation completed a number of transactions in line with this objective including the acquisition of:

•	a 15% gold and silver stream on the San Antonio property;

•	the remaining 15% ownership in a Canadian precious metal royalty portfolio, including royalties on the Island Gold and Lamaque mines; and

•	a royalty on Minera Alamos Inc.'s Santana project.

As part of its strategy, the Corporation also amended the Gibraltar silver stream concluded with Taseko Mines Limited to reduce the transfer price from US$2.75 per ounce of silver to nil.

These transactions allowed the Corporation to not only ensure mineral resource replacement to compensate for the depletion of its assets but also to achieve a modest increase of such mineral resource per share.

In addition, Management reviewed each transaction to determine its impact on the net asset value ("NAV") of the Corporation calculated based on internal financial models and concluded that the investments made in 2020, had a collective positive impact on the NAV per share.

2. Performance

In 2020, the Corporation's share price performance was relatively strong compared to the applicable Peer Group's average.  The Corporation recorded a return of 27.8% while its peers averaged showing a return of 8.4%.  The Common Shares of the Corporation closed at $16.13 on December 31, 2020, compared to $12.62 on December 31, 2019. A pre-determined share price performance matrix was used to calculate performance achievement for this objective.

3. Portfolio management

Through 2020, Management focused considerable efforts on managing issues relating to several underperforming assets including the Renard and Amulsar streams. Progress was made in terms of protecting and advancing these assets. The Corporation's equity portfolio was mostly transferred to ODV on November 25, 2020.

4. North Spirit Discovery Group

A significant strategic priority in 2020 was the successful restructuring of the Cariboo project into a dedicated operating vehicle.  This was accomplished with the formation of ODV, which also included the San Antonio gold project and certain marketable securities.  Financings totalling over $200 million were also completed by ODV between October 2020 and January 2021 to fast track its assets.

The Corporation benefited from the RTO Transaction through the equity interest it retained in ODV, and through increased royalty and streaming interest on certain assets transferred to ODV, including the 15% precious metal stream on the San Antonio Project, the increased royalty on the Cariboo project (now totalling 5% NSR), the 3% NSR royalty on the James Bay properties in Québec, Canada and the Guerrero properties in Mexico. Top end performance with respect to this objective was deemed to be surpassed given the valuation attained and amount of funding secured.

5. Corporate and operational efficiency

Like many companies, the Corporation was impacted by the COVID-19 pandemic but Management reacted promptly in order to mitigate its effect on operations.  From a financial perspective, the Corporation was able to achieve a $85 million financing, at a premium, with Investissement Québec during the pandemic.

36	2021 Management Information Circular

Further to the appointment of Mr. Sandeep Singh as president of the Corporation as the end of 2019, the executive team was also rejuvenated throughout the year by the appointment or promotion of senior individual in key roles.

6. Corporate Responsibility

The Corporation supported certain of its partners and affiliates in managing the COVID-19 pandemic through investing in COVID-19 testing labs and providing charitable donations.

Following last year's annual meeting of Shareholders, the Corporation formed an Environmental and Sustainability Committee to oversee all matters on environment and sustainability practices.

Negotiations carried out while the Corporation held the Cariboo project led to the conclusion by Barkerville of a life-of-project agreement with the Lhtako Dené Nation to facilitate the development of the Cariboo gold project.

The Short-term objectives adopted in connection with the Cariboo gold project held by Barkerville (the "2020 Cariboo Key Objectives") are relevant for the short-term incentive of Messrs. Lodder and Lessard as 50% of their short-term incentive is attributable to such 2020 Cariboo Key Objectives.  These objectives consist of elements included in the following three categories: exploration, operations and a broad category encompassing health, safety, environment and sustainability.

The following is a summary of achievements completed by the Corporation toward reaching the 2020 Cariboo Key Objectives.

1. Exploration

The exploration objective of the management team at Barkerville in 2020 was aiming at increasing the inferred resources and converting inferred resources to indicated resources to support the feasibility study. In October 2020, the Corporation announced an updated mineral resources estimate for the Cariboo gold project confirming the measured and indicated resources as well as the increase in the inferred resources category.  The objective was partly met due to an increase in gold price assumptions used. Details of these results are contained in the Corporation's press release dated October 5, 2020 available at www.sedar.com.

The exploration work carried out by Barkerville also allowed the identification of five new exploration targets.

2. Operations and Project Execution:

Development progressed well at Bonanza Ledge Phase II, where stockpiling began underground and the water treatment plant was completed to meet water quality at discharge as per British Columbia regulations.  The Quesnel River mill upgrade was also completed by the end of January 2021 despite COVID-19 related interruptions in contractors and procurement.

3. Health, Safety, Environment, Sustainability

Barkerville recorded no lost time accidents in 2020 and did not receive any non-compliance notices on environmental matters.  This achievement was possible through the resolution of several key legacy environmental issues attributable to the previous management team.

The preparation of permit request, while negatively impacted by COVID-19, was nonetheless completed in the prescribed timeline.  Accordingly, the governmental authorities have granted temporary permits to start the production at the Bonanza Ledge Phase II. Final permits are expected to the delivered in June 2021.

Recognizing that community engagement is key in the development of its Cariboo project, the Barkerville team held several consultation meetings and made a number of presentations to the surrounding communities as part of its permitting process.  Barkerville also entered into a life-of-project agreement with the Lhtako Dené Nation to facilitate the development of the Cariboo gold project.  Discussions with the Xatsull First Nation are ongoing.

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Overall permitting for the larger Cariboo project was kept on track despite significant challenges caused by COVID-19 including issues relating to access, consultant and regulator availability.

Assessment of 2020 Key Objectives and 2020 Cariboo Key Objectives by the HR Committee

The 2020 Key Objectives and the 2020 Cariboo Key Objectives were approved by the Board of Directors, upon recommendation of the HR Committee. The HR Committee monitored the progress made by Management toward achieving said objectives. The HR Committee reviewed achievements against the Corporation's and Cariboo's objectives and thereafter met with Management.  Thereafter, the HR Committee met in camera to discuss and consider the payout under the short-term incentive program.

The HR Committee provided its recommendation to the Board which also deliberated with the presence of senior members of Management and determined and approved the following assessment of the 2020 Key Objectives and 2020 Cariboo Key Objectives set forth below:

	2020 ANNUAL CORPORATE OBJECTIVES	ALLOCATION (%)	ACHIEVEMENT (%)
1.	Growth	25.0	20.0
2.	Performance	25.0	32.5
3.	Portfolio management	10.0	8.0
4.	North Spirit Discovery Group	20.0	40.0
5.	Corporate and operational efficiency	10.0	10.0
6.	Corporate Responsibility	10.0	10.0
	TOTAL	100.0	120.5

	2020 CARIBOO KEY OBJECTIVES	ALLOCATION (%)	ACHIEVEMENT (%)
1.	Exploration	30.0	26.0
2	Health, safety, environment and sustainability	35.0	33.5
3.	Operations and Project Execution	35.0	30.5
	TOTAL	100.0	90.0
	Premium for COVID-19 risks		10.0

The HR Committee also assessed the Executive Chair and President and former Chief Executive Officer's performance for 2020 and, further to such review the HR Committee provided a recommendation to the Board which took into consideration the "team approach" philosophy of the Corporation.  The HR Committee also recommended to the Board to approve the individual performance factor rate for the Named Executives, which was established at a rate of 1.0.

The HR Committee also assessed the performance of the Senior Vice President, Technical Services and the President of ODV for the 2020 Cariboo Key Objectives and, further to such review and taking into account the required travelling and working in the field during the COVID-19 pandemic, the HR Committee provided a recommendation to the Board to include a 10% premium for COVID-19 related risks, therefore establishing the overall achievements at 100%.

The Board reviewed and discussed the recommendation of the HR Committee for the Named Executives, including for the Executive Chair and former Chief Executive Officer and the President and current Chief Executive Officer and approved the following payment of the annual incentive award ("Annual Incentive Award") to the Named Executives and the and former Chief Executive Officer and the President and current Chief Executive Officer for the financial year ended December 31, 2020, which payment takes into account the individual performance factor recommended by the HR Committee:

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Named Executives	Value of the 2020 Annual Incentive Award ($)	Value of the 2019 Annual Incentive Award ($)
Sean Roosen, Executive Chair of the Board and former Chief Executive Officer(1)	822,649	502,600
Sandeep Singh, President and current Chief Executive Officer(2)	723,000	n/a
Frédéric Ruel, Chief Financial Officer and Vice President, Finance(3)	325,000	165,200
Elif Lévesque, former Chief Financial Officer and Vice President, Finance(4)	51,800	251,300
Luc Lessard, Senior Vice President, Technical Services(5)(6)	421,770	359,100
Chris Lodder, President of ODV(7)	422,472	297,500
André Le Bel, Vice President, Legal Affairs and Corporate Secretary(5)	340,657	180,057

NOTES:

(1)	As part of the RTO Transaction with ODV, Mr. Sean Roosen was appointed as Executive Chair of the Board of the Corporation on November 25, 2020 to focus on the launch of ODV.
(2)	Upon closing of the RTO Transaction, Mr. Sandeep Singh was appointed to take on the role of President and Chief Executive Officer and Director of the Corporation, effective as of November 25, 2020. Mr. Singh was hired on December 31, 2019.
(3)	Mr. Frédéric Ruel was appointed as Chief Financial Officer and Vice President, Finance of the Corporation on February 20, 2020.
(4)	Ms. Elif Lévesque resigned as Chief Financial Officer and Vice President, Finance of the Corporation on February 20, 2020.
(5)	Net of annual incentive award assumed by associate companies.
(6)	As part of the RTO Transaction, Mr. Luc Lessard was appointed on November 25, 2020 Chief Operating Officer of ODV and ceased to act as Senior Vice President, Technical Services of the Corporation, effective as of January 1st, 2021.
(7)	As part of the RTO Transaction, Mr. Chris Lodder was appointed as President of ODV. Mr. Lodder is also President and Chief Executive Officer of Barkerville, which was a wholly-owned subsidiary of the Corporation until its transfer to ODV on November 25, 2020.

Named Executives	Value of the 2020 Annual Incentive Award ($)	Value of the 2019 Annual Incentive Award ($)
Sean Roosen, Executive Chair of the Board and former Chief Executive Officer(1)	822,649	502,600
Sandeep Singh, President and current Chief Executive Officer(2)	723,000	n/a
Frédéric Ruel, Chief Financial Officer and Vice President, Finance(3)	325,000	165,200
Elif Lévesque, former Chief Financial Officer and Vice President, Finance(4)	51,800	251,300
Luc Lessard, Senior Vice President, Technical Services(5)(6)	421,770	359,100
Chris Lodder, President of ODV(7)	422,472	297,500
André Le Bel, Vice President, Legal Affairs and Corporate Secretary(5)	340,657	180,057

NOTES:

(1) As part of the RTO Transaction with ODV, Mr. Sean Roosen was appointed as Executive Chair of the Board of the Corporation on November 25, 2020 to focus on the launch of ODV.

(2) Upon closing of the RTO Transaction, Mr. Sandeep Singh was appointed to take on the role of President and Chief Executive Officer and Director of the Corporation, effective as of November 25, 2020. Mr. Singh was hired on December 31, 2019.

(3) Mr. Frédéric Ruel was appointed as Chief Financial Officer and Vice President, Finance of the Corporation on February 20, 2020.

(4) Ms. Elif Lévesque resigned as Chief Financial Officer and Vice President, Finance of the Corporation on February 20, 2020.

(5) Net of annual incentive award assumed by associate companies.

(6) As part of the RTO Transaction, Mr. Luc Lessard was appointed on November 25, 2020 Chief Operating Officer of ODV and ceased to act as Senior Vice President, Technical Services of the Corporation, effective as of January 1st, 2021.

(7) As part of the RTO Transaction, Mr. Chris Lodder was appointed as President of ODV.  Mr. Lodder is also President and Chief Executive Officer of Barkerville, which was a wholly-owned subsidiary of the Corporation until its transfer to ODV on November 25, 2020.

Long-term Incentive Compensation

The Corporation's long-term compensation program ensures the alignment of the Named Executives with Shareholders and other stakeholders in the value creation process. The long-term compensation provides an effective retention measure for key senior executives. The establishment of a balance between short and long-term compensation is essential for the Corporation's sustained performance, including its ability to attract, motivate and retain a pool of talented executives in a very competitive employment market. To achieve this balance and to complement the existing Stock Option Plan, the Corporation adopted an Employee Share Purchase Plan and a RSU Plan.

The targeted quantum of the long-term component of the Named Executives' compensation as a percentage of their total compensation is identified below, however such percentage remains subject to a review by the HR Committee:

Named Executives	Targeted Percentage of the long-term component of Named Executives' compensation over their total compensation (%)
Executive Chair and former Chief Executive Officer	60
President and current Chief Executive Officer	65
Senior Vice President	55
President of ODV	33
Chief Financial Officer and Vice President, Finance	52
Vice President, Legal Affairs and Corporate Secretary	53

The Stock Option Plan, the Employee Share Purchase Plan, the RSU Plan and the DSU Plan are hereinafter collectively referred to as "Osisko's Long-Term Incentive Plans".

The HR Committee manages Osisko's Long-Term Incentive Plans with full authority. The HR Committee considers ad hoc and annual grants of options, RSUs and DSUs based on recommendations made by the Executive Chair of the Board and the President and Chief Executive Officer from time to time, for participants other than themselves. The HR Committee, in turn, considers such recommendations and, as appropriate, makes recommendations to the Board of Directors, including any awards to the Executive Chair of the Board and the President and Chief Executive Officer. In reviewing Management's recommendation relating to grants under the Long-Term Incentive Plans, the HR Committee and the Board of Directors may take into account past grants and factor in any such grants made by associate companies to any of the Corporation's Named Executives.

2021 Management Information Circular	39

Options

The Shareholders of the Corporation have re-confirmed at the 2020 annual meeting the Stock Option Plan which was initially approved in 2014, allowing for the grant of options to officers and employees of the Corporation, designated by the Board of Directors, at its entire discretion, to align their interest to those of Shareholders.

Options are granted by the Board of Directors based on recommendations made by the Executive Chair of the Board and the President and Chief Executive Officer from time to time, except in respect of grants to themselves. The total number of options issued over the past years to an employee may be taken into consideration but does not have a material impact on the number of options to be granted to said employee, except for same year grants, if any. The Black-Scholes value of options granted by associate companies to any Named Executive for their executive role reduces the options to be granted to any such Named Executive by the Corporation.

Options may be granted at an exercise price determined by the Board but shall not be less than the closing market price of the Common Shares of the Corporation on the TSX on the day prior to their grant. No participant shall be granted an option which exceeds 4% of the issued and outstanding Common Shares of the Corporation at the time of granting of the option. The number of Common Shares issued to insiders of the Corporation within one year and issuable to the insiders of the Corporation at any time under the Stock Option Plan or combined with all other share compensation arrangements, cannot exceed 10% of the issued and outstanding Common Shares.  The duration and the vesting period are determined by the Board. However, the expiry date may not exceed seven years after the date of grant. To date, all grants are set to expire five years after the date of grant, with the exception of the Initial Options granted to Mr. Sandeep Singh, President of the Corporation as part of his hiring grant, which have a term of seven years.

The tables below provides additional information on the Stock Option Plan, RSU Plan and DSU Plan for the relevant financial years.

Burn Rate - Options

Year	Options granted (#)	Weighted average Number of Common Shares issued and outstanding (#)	Burn Rate(1) (%)
2020	1,201,100	163,015,000	0.7
2019	1,292,200	151,041,000	0.9
2018	886,900	156,617,000	0.6
2017	763,400	127,939,000	0.6
2016	1,084,700	104,671,000	1.0

NOTE:

(1) Burn Rate: means the total number of options granted in a year divided by the weighted average number of Common Shares for the applicable fiscal year.

Overhang - Options

Year	Options Available for Issue (#)	Options Outstanding (#)	Total Available and Outstanding (#)	Weighted average Number of Common Shares issued and outstanding (#)	Overhang Ratio(1) (%)
2020	4,612,299	3,745,968	8,358,267	163,015,000	5.1
2019	4,006,350	3,867,566	7,873,916	151,041,000	5.2
2018	3,688,659	4,090,696	7,779,355	156,617,000	5.0
2017	9,304,646	3,319,129	12,623,775	127,939,000	9.9
2016	5,877,120	2,654,665	8,531,785	104,671,000	8.2

NOTE:

(1) Overhang: means the number of options available to be granted, plus the number of options granted but not exercised divided by the weighted average of the number of Common Shares for the applicable fiscal year.

40	2021 Management Information Circular

Burn Rate - RSUs

Year	DSUs granted (#)	Weighted average Number of Common Shares issued and outstanding (#)	Burn Rate(1) (%)
2020	504,560	163,015,000	0.3
2019	592,300	151,041,000	0.4
2018	429,262	156,617,000	0.3

NOTE:

(1) Burn Rate: means the total number of RSUs granted in a year divided by the weighted average number of Common Shares for the applicable fiscal year.

Burn Rate - DSUs

Year		DSUs granted (#)	Weighted average Number of Common Shares issued and outstanding (#)	Burn Rate(1) (%)
2020		97,995	163,015,000	0.1
2019		66,000	151,041,000	0.0
2018	(2)	n/a	n/a	n/a

NOTES:

(1) Burn Rate: means the total number of DSUs granted in a year divided by the weighted average number of Common Shares for the applicable fiscal year.

(2) In 2018, the DSU Plan provided for a cash settlement only upon vesting of the DSUs.

The terms and conditions of the Stock Option Plan are more specifically addressed under the heading "Security-Based Compensation Arrangements" below.

Restricted Share Units (RSUs)

The purpose of the RSU Plan is to assist the Corporation in attracting and retaining individuals with experience and ability, to allow certain employees of the Corporation and its subsidiaries designated at the HR Committee's discretion, to participate in the long-term success of the Corporation and to promote a greater alignment of interests between the employees designated under this RSU Plan and those of Shareholders.

The vesting of half of each annual RSU grant are subject to performance criteria unless otherwise determined by the HR Committee, all annual RSU grants are subject to the following vesting terms: one half (1/2) is time-based and will vest on the third anniversary of such grant; the remaining portion (1/2) will also vest on the third anniversary of such grant but is subject to performance criteria approved by the HR Committee and the Board of Directors.  For greater certainty, settlement of performance based RSUs granted as part of the annual long-term incentive compensation does not represent a guaranteed compensation item for the Named Executives as the determination of the performance relating to such RSU grant remains the sole prerogative of the Board of Directors.  It should be noted that, as part of his 2019 hiring terms, Mr. Singh was granted 225,000 Initial RSUs, including 75,000 RSUs the vesting of which was subject to the acquisition of 75,000 Common Shares of the Corporation; such RSUs have vested on January 14, 2020.  The balance of 150,000 Initial RSUs, vests in three equal tranches over three years; a first tranche vested on December 31, 2020.

The HR Committee believes that performance criteria attached to part of the annual RSU grant improves the alignment of Named Executives' interests with those of Shareholders of the Corporation and promotes sustainable growth and value creation and the achievement of key long-term corporate objectives. The HR Committee monitors the achievement of these performance criteria on a regular basis.

Whenever dividends are paid in Common Shares, additional RSUs are automatically granted to each participant who holds RSUs on the record date for such dividend. Following the vesting date, RSUs are settled, at the discretion of the Corporation, in Common Shares, in cash (in which case for an amount equivalent to the product of the number of vested RSUs multiplied by the closing price of a Common Share on the TSX on the day prior to the payment date) or a combination of both Common Shares and cash, less applicable withholdings.

2021 Management Information Circular	41

The HR Committee may, at its entire discretion, accelerate the terms of vesting of any outstanding RSU in circumstances it deems appropriate. In the event of a change of control as defined in the RSU Plan, all RSUs outstanding on the change of control date become immediately vested, irrespective of performance conditions, if any.

In the event a participant resigns or is terminated by the Corporation for cause, all outstanding RSUs are cancelled. As for those participants who cease to be an employee as a result of death, termination without cause, retirement or long-term disability, the vesting of:

•	the time-based component portion of each RSU grant will be prorated based on the sum of the number of days during which certain benefits of employment are contractually maintained and those actually worked from the date of grant of such RSUs up until the date of termination without cause, over the number of days of the original vesting schedule in relation to such grant; and

•	all performance based RSU grant will be prorated based on the number of days actually worked from the date of grant of such RSUs up until the date of termination without cause, over the original vesting schedule in relation to such grant; the number of vested performance based RSUs resulting from such prorated calculation is multiplied by the performance percentage to be determined by the Board of Directors.

The value of RSU grants are based on recommendations made by the Executive Chair of the Board and the President and Chief Executive Officer (except in respect of grants to themselves) and the closing price of a Common Share on the TSX on the day prior to the grant date.

In connection with the 2020 grant of RSUs, the 3-year performance long-term objectives (the "2020 Long-Term Objectives") approved by the HR Committee, included production growth, performance criteria and strategic metrics.

As previously stated, the HR Committee has been monitoring the achievement of the 2017 Long-Term Objectives for the last three years and in May 2020 assessed performance against said objectives.  To this end, Management presented to the HR Committee its assessment of the Corporation's achievements pursuant to the 2017 Long-Term Objectives as follows:

(i) Growth in NAV per share

Management was unsuccessful in reaching this performance target; while there was an increase in the NAV per share (using standardized commodity price assumptions), the approved target was not reached.

(ii) Increase revenues to equivalent of 150,000 ounces of gold or to $225 million

While the Corporation's gold equivalent ounces increased meaningfully from 58,933 ounces to 83,000 ounces in 2020, through acquisition of producing assets and development of assets, this increase did not achieve the approved target. In hindsight, the objective was highly aggressive over a three-year period.

(iii) Enhance/realize investment/exploration portfolios

The Corporation swapped a number of equity positions for Common Shares of the Corporation held by Betelgeuse, a jointly owned subsidiary of certain investment funds managed by Orion Resource Partners, since 2017.  Such Common Shares were subsequently cancelled.

The acquisition of equity investments in early-stage companies provided the Corporation an opportunity to acquire royalties and streams for a net gain in the amount of $130.7 million.

(iv) Provide superior return to Gold Index and peers

The Corporation did not achieve this objective as from June 2017 to April 2020, the price of the Common Shares of the Corporation fluctuated; down from $15.85 in June 2017 to $12.71 at the end of April 2020.  During the same period, the TSX Gold Index level increased by approximately 800 points to reach 2,353 points and the Peers Index level progressed from 100.0 points to 151.4 points.

42	2021 Management Information Circular

(v) Maintain sound financial position

The Corporation maintained strong financial flexibility over the three-year span to pursue its growth strategy. The Corporation issued debentures for $350 million in 2017 and increased its credit facility by $50 million to $400 million (with a $100 million accordion).

The Corporation was also able to achieve a $85 financing at a premium with Investissement Québec in April 2020, during the initial phase of the COVID-19 pandemic.

As a result of the share repurchase and secondary offering of Common Shares of the Corporation with Betelgeuse, Betelgeuse ownership of the Corporation's issued and outstanding Common Shares has been reduced from approximately 19.5% to below 6.2%.

(vi) Leadership in sustainability

The Corporation continues to participate in advocacy role for the mining industry through representation in various associations (Association de l'Exploration Minière du Québec, Association Minière du Québec, Fédération des chambres de commerce du Québec.

Promoted gender diversity in mining and other business and well as the continued development of Montreal's Young Mining Professionals organization.

The Corporation continues to maintain an open dialogue with host communities and governments in order to ensure success of mining enterprises.  It also participates in Québec's Plan Nord initiatives and to the Fonds Restor-Action Nunavik.

The Corporation supports various charities and community organizations including a contribution of $75,000 to the Canadian Mineral Education Industry Foundation and assumed leadership of the foundation and administrative services.

Assessment of 2017 Long-Term Objectives by the Committee

The HR Committee reviewed the performance based portion (50%) of the 2017 RSU grant. The 2017 Long-Term Objectives were approved by the Board of Directors in 2017, upon recommendation of the HR Committee. The HR Committee regularly monitored the progress made by Management toward achieving said long-term objectives. As part of its duties and responsibilities and in conjunction with the end of period assessment, the HR Committee reviewed and discussed with Management the assessment of achievements against the Corporation's 2017 Long-Term Objectives.  Further to its review, the HR Committee postponed the approval of the 2017 RSU payout in order to re-evaluate the Corporation's approach in the determination of the long-term objectives and seek advice from Hugessen to assist the HR Committee in its assessment for the payout of the 2017 performance based of the RSU objectives.  Following such review and taking into account Management's self-assessment, the HR Committee considered concurred with Management's performance over the last three years to be determined at an overall performance rate of 48%.

Upon recommendation of the HR Committee, the Board of Directors deliberated and concurred with the HR Committee and set and approved the assessment of the 2017 Long-term Objectives at 48% as evidenced below.  These RSUs were settled in Common Shares of the Corporation taking into account the applicable tax withholdings so that the Corporation issues only such number of Common Shares the value of which equals the net amount to be received by the Named Executives. The portion of the RSUs that is time based (representing 50% of the 2017 grant) is paid at a rate of 100%.  These timed-based RSUS are also paid in Common Shares of the Corporation taking into account the applicable tax withholdings.

2021 Management Information Circular	43

2017 - 2020 RSU OBJECTIVES	ALLOCATION (%)	ACHIEVEMENT (%)
Increase net asset value/share	25.00	10.00
Increase revenues to equivalent of 150,000 ounces of gold	25.00	10.00
Enhance/realize investment/exploration portfolio	20.00	8.00
Provide superior return to Gold Index and peers	10.00	0.00
Maintain sound financial position	10.00	10.00
Leadership in sustainability	10.00	10.00
TOTAL:	100.00	48.00

Based on the foregoing, the Board approved the following payment in connection with the 2017 Long-Term Incentive Award to the Named Executives.  These RSUs were settled in Common Shares at the settlement date based on the closing market price of the Common Shares of the Corporation traded on the TSX on the day prior to the settlement date.  The Board met on June 22, 2020 to determine the payout of the performance-based RSUs; all RSU vested on June 7, 2020 and, accordingly, as per the terms of the RSU Plan, these RSUs were settled in Common Shares of the Corporation, taking into account mandatory withholdings, at a price of $12.57 per RSU, being the closing market price of the Common Shares of the Corporation traded on the TSX on June 5, 2020, being a business day prior to the vesting/settlement date.

Named Executives	Number of RSUs granted in 2017 (#)(1)	Total payout under the 2017 Long-Term Incentive Award ($)(2)	Number of Common Shares issued (#)(3)
Sean Roosen(4) Executive Chair of the Board and former Chief Executive Officer	36,724	341,665	12,631
Sandeep Singh(5) President and current Chief Executive Officer	n/a	n/a	n/a
Frédéric Ruel(6) Chief Financial Officer and Vice President, Finance	16,426	152,839	5,650
Elif Lévesque(7) Former Chief Financial Officer and Vice President, Finance	28,239	239,094	8,839
Luc Lessard(8) Senior Vice President, Technical Services	34,420	320,221	11,838
Chris Lodder(9) President of ODV	n/a	n/a	n/a
André Le Bel Vice President, Legal Affairs and Corporate Secretary	25,529	237,523	8,780

NOTES:

(1)	Adjusted to take into account dividends paid since the grant as per the terms of the RSU Plan.
(2)	Represents the total gross value of the payout of the 2017 Long-Term Incentive Award.
(3)	Represents the number of Common Shares to be issued taking into account the net value of the payout of the 2017 Long-Term Incentive Award for each Named Executive after applicable withholdings and dividing such value by the value of the Common Shares as of the settlement date.
(4)	As part of the RTO Transaction with ODV, Mr. Sean Roosen was appointed as Executive Chair of the Board of the Corporation on November 25, 2020 to focus on the launch of ODV. Mr. Roosen was Chair of the Board and Chief Executive Officer at the time of the award.
(5)	Upon closing of the RTO Transaction, Mr. Sandeep Singh was appointed to take on the role of President and Chief Executive Officer and Director of the Corporation, effective as of November 25, 2020. Mr. Singh joined the Corporation on December 31, 2019, therefore the 2017 Long-Term Incentive payout is not applicable to him.
(6)	Mr. Frédéric Ruel was appointed as Chief Financial Officer and Vice President, Finance of the Corporation on February 20, 2020. Mr. Ruel was Corporate Controller at the time of the award.
(7)	Although Ms. Elif Lévesque resigned as Chief Financial Officer and Vice President, Finance of the Corporation on February 20, 2020, she was an officer of the Corporation at the time of the award.
(8)	As part of the RTO Transaction, Mr. Luc Lessard was appointed on November 25, 2020 Chief Operating Officer of ODV and ceased to act as Senior Vice President, Technical Services of the Corporation, effective as of January 1st, 2021. Mr. Lessard was an officer at the time of the award.
(9)	As part of the RTO Transaction, Mr. Chris Lodder was appointed as President of ODV. Mr. Lodder is also President and Chief Executive Officer of Barkerville, which was a wholly-owned subsidiary of the Corporation until its transfer to ODV on November 25, 2020. At the time of the award, Mr. Lodder was an executive officer of Barkerville, which was a publicly listed company on the TSX Venture Exchange. Mr. Lodder was not award RSUs at the time since Barkerville was a publicly listed company.

The terms and conditions of the RSU Plan are more specifically addressed under the heading "Security-Based Compensation Arrangements" below.

44	2021 Management Information Circular

Deferred Share Units (DSUs)

The DSU Plan has been established to enhance the Corporation's ability to attract and retain talented individuals to serve as members of the Board of the Corporation and its subsidiaries and to promote for greater alignment of interests between such persons and the Shareholders of the Corporation.

Pursuant to the DSU Plan, the Board of Directors may designate, from time to time and at its sole discretion, the non-executive directors of the Board or of the board of directors of a subsidiary to become participants of the DSU Plan.

In order to further improve alignment of interests between directors and Shareholders, the Board of Directors can determine the vesting of any DSU so granted.  In principle, all DSUs granted to non-executive directors shall vest on the day prior to the next annual meeting of Shareholders following such grant however, if the next annual meeting is to be held in less than 6 months from the date of grant, the Board will usually postpone the vesting of such DSU to day prior to the annual meeting of Shareholders following the next annual meeting of Shareholders.

Vested DSUs become payable no later than the last business day in December of the first calendar year commencing after the termination of their Board mandate. Vested DSUs are settled at the Corporation's discretion at the settlement date, in Common Shares, or in cash (for an amount equivalent to the product of the number of vested DSUs multiplied by the closing price of a Common Share on the TSX on the day prior to the payment date) or in a combination of cash and Common Shares less applicable withholdings.

For U.S. based Directors, vested DSUs become payable during the year after the termination of their Board mandate or the next subsequent year, as determined by them at the time of the respective grant, but no later than the last business day in December of the first calendar year commencing after the termination of their mandate.

DSUs may only be awarded to non-executive directors.

Employee Share Purchase Plan

In 2015, the Board of Directors of the Corporation approved an employee share purchase plan to encourage eligible employees ("Eligible Employees") to hold, on a permanent basis, Common Shares. Under the Employee Share Purchase Plan, the Corporation contributes an amount equal to 60% of the Eligible Employee's contribution then held in trust by the Corporation. The Eligible Employee's contribution shall be of a minimum of $100 monthly but shall not exceed in any event 10% (unless otherwise provided by the committee authorized to oversee the Employee Share Purchase Plan) of the Eligible Employee's basic annual remuneration (exclusive of any overtime pay, bonuses or allowances of any kind whatsoever) before deduction and shall be subject to a maximum contribution of $1,250 per month. The terms and conditions of the Employee Share Purchase Plan are more specifically addressed under the heading "Security-Based Compensation Arrangements" below.

Benefits

The Corporation's executive officers benefit program includes life, medical, dental and disability insurance, outplacement services (in case of termination without cause, including as a result of a change of control) and other benefits. Such benefits are designed to be competitive with other comparable Canadian enterprises.

Hedging

The Securities Trading Policy of the Corporation forbids directors and officers from using any strategy relating to or to use derivative instruments in respect of securities of the Corporation, including purchasing financial instruments that are designed to hedge or offset a decrease in market value of the securities of the Corporation.

2021 Management Information Circular	45

PERFORMANCE GRAPH

The following graph compares the total cumulative Shareholder return for $100 invested in the Corporation's Common Shares on January 1st, 2016 with the cumulative total return of the S&P/TSX Composite Index (formerly TSE-300 Index) for the five most recently completed financial years. It also presents the grant value and actual value of the compensation of the former Chief Executive Officer of the Corporation for the same period.

LEGEND

Grant Value: refers to total compensation of the Chief Executive Officer after charge backs to associate companies.

Actual Value: refers to total compensation of the Chief Executive Officer, after charge backs to associate companies, adjusted for the actual payout amount of the share-based awards and realized amount of the option-based awards when applicable or the fair value based on the closing price of the Common Shares on the TSX on December 31, 2020, being $16.13, when not yet realized.

	Osisko Gold Royalties Ltd	S&P/TSX Composite Index
December 31, 2016	$100.00	$100.00
December 31, 2017	$110.92	$106.03
December 31, 2018	$91.44	$93.69
December 31, 2019	$96.41	$111.62
December 31, 2020	$123.22	$114.04

During the five-year period ending December 31, 2020, the Common Share price of the Corporation has materially outperformed the S&P/TSX Composite Index while generally moving in the same direction of the Index.  In 2019, while the first half of the year had seen a steady improvement in the share price. The share price dropped in late 2019, which the Corporation believes reflected certain underperforming assets and the share price settle on the acquisition of Barkerville.

Over the same five-year period, the compensation of the former Chief Executive Officer was aligned and moved in the same direction as the Common Share price in 2016 and 2017.  In 2018, while the intended compensation was reduced from 2017, the actual compensation received by the former Chief Executive Officer remained at the same level as 2017 as a result of the first payout of RSUs (which had been granted in 2014).  The former Chief Executive Officer's actual pay for 2019 includes gross income deriving from the exercise of 5-year options granted in 2014 when the Corporation was established.  The gross income generated from such exercise of options totaled approximately $440,000.  Despite this added income for 2019, the total actual compensation of the former Chief Executive Officer has been consistently lower than his intended compensation.  This is attributable to the lower Common Share price of the Corporation and the fact that the long-term compensation of the former Chief Executive Officer (comprised of options, performance-based RSUs and timed-based RSUs) represents (since 2016) 60% of his total compensation.  In 2020, due to Management's effort which led to the spin-out of certain mining assets of the Corporation to ODV and because a strong gold price, the Common Shares of the Corporation have outperformed the market.  For 2020, Mr. Roosen's actual compensation remained substantially at the same level as in 2019, equal to the intended compensation, while the Common Share price improved substantially.

46	2021 Management Information Circular

These results demonstrate alignment of the balanced approach established by the Board for the compensation of the Chief Executive Officer to the interest of the Shareholders.

CHIEF EXECUTIVE OFFICER COMPENSATION LOOKBACK

The table below sets forth the total compensation awarded to the former Chief Executive Officer over the last five years from all compensation components:

Year	Base Salary(1) ($)	Value of Share-Based Awards ($)	Value of Option-Based Awards ($)	Non-Equity Incentive Plan Compensation ($)	Total Compensation ($)
2016	363,750	509,000	500,064	525,000	1,897,814
2017	491,000	788,766	389,955	1,105,000	2,774,721
2018	486,481	1,269,000	106,585	444,500	2,306,566
2019	535,438	896,900	571,170	502,600	2,506,108
2020	682,689	690,100	395,900	822,649	2,591,338	(2)

NOTES:

(1) Refers to the base salary of the Executive Chair and former Chief Executive Officer assumed by the Corporation after charge backs to associate companies.

(2) This amount does not include the consideration of $10,000 paid to him upon signing an amendment to his employment agreement for the inclusion of a new non-competition clause.

The following table compares the total direct compensation awarded to the former Chief Executive Officer to the actual value he received over the last five years compared to shareholder return over the same period.  Actual compensation includes base salary (after charge backs to associate companies), actual annual incentive plan award, value of vested RSUs at payout or value of RSUs outstanding at December 31, 2020 and value of options upon exercise or value of in-the-money options outstanding at December 31, 2020.

			Value of $100
Year	Total Direct Compensation Awarded(1) ($)	Actual Total Direct Compensation Value as of December 31, 2020(2) ($)	Period	CEO	Shareholder
2016	1,897,814	1,711,206	2016-01-01 to 2020-12-31	$90	$127
2017	2,774,721	2,122,089	2017-01-01 to 2020-12-31	$76	$131
2018	2,306,566	2,603,916	2018-01-01 to 2020-12-31	$113	$116
2019	2,506,108	2,515,770	2019-01-01 to 2020-12-31	$100	$139
2020(3)	2,601,338	2,628,056	2020-01-01 to 2020-12-31	$101	$130
Average 2016 - 2020:				$96	$128

NOTES:

(1) These amounts include the base salary (after charge backs), actual bonus paid and long-term incentive plan value at time of grant (RSUs and options).

(2) These amounts include the base salary (after charge backs), actual bonus paid, options value at vesting, value of RSUs at payout and value of exercised options (using the exercise price) and in-the-money options at the closing price on the TSX on December 31, 2020, being $16.13.

(3) As part of the RTO Transaction with ODV, Mr. Sean Roosen was appointed as Executive Chair of the Board of the Corporation on November 25, 2020 to focus on the launch of ODV.

CHIEF EXECUTIVE OFFICER SECURITIES OWNERSHIP AND VALUE AT RISK

The table below shows the total value of vested and unvested Osisko securities owned by the former Chief Executive Officer as at December 31, 2020.

	Number of Securities	Value of Securities(1)
Vested Securities:	(#)	($)
Common Shares	664,183	10,713,272
Options	354,030	720,669
RSUs	-	-
Unvested Securities:
RSUs	218,456	3,523,695
Options	230,100	598,446
Total Value at Risk:		15,556,082

2021 Management Information Circular	47

NOTE:

(1) The value of Common Shares and RSUs is based on the closing price on the TSX on December 31, 2020, being $16.13 and the value of vested and unvested options is based on the difference between the closing price on the TSX on December 31, 2020, being $16.13, and the exercise price of the options, multiplied by the number of options vested and unvested.

Mr. Roosen's value at risk totals $15,556,082, which represents 43.3 times his base salary (after charge backs).

EXECUTIVE COMPENSATION

The following table sets forth, to the extent required by applicable securities legislation, all annual and long-term compensation assumed by the Corporation (net of any amount received or back charges from any associate companies) for services in all capacities to the Corporation for the three most recent completed financial years in respect of Named Executives.

Summary Compensation Table

					Non-Equity Incentive Plan Compensation ($)
Name and Principal Position	Year	Salary(1) ($)	Share-Based Awards(2)(3) ($)	Option-Based Awards(4)(5) ($)	Annual Incentive Plan(6)	Long-Term Incentive Plan	Pension Value ($)	All Other Compensation(7) ($)	Total Compensation ($)
Sean Roosen(8)	2020	682,689	690,100	395,900	822,649	—	—	10,000	2,601,338
Executive Chair of the Board and former Chief	2019	535,438	896,900	571,170	502,600	—	—	—	2,506,108
Executive Officer	2018	486,481	1,269,000	106,585	444,500	—	—	—	2,306,566
Sandeep Singh(9)	2020	600,000	1,361,910	903,440	723,000	—	—	10,000	3,598,350
President and current Chief	2019	—	2,857,500	880,793	—	—	—	—	3,738,293
Executive Officer	2018	—	—	—	—	—	—	—	—
Frédéric Ruel(10)	2020	269,676	362,100	235,400	325,000	—	—	10,000	1,202,176
Chief Financial Officer and	2019	236,000	292,200	188,800	165,200	—	—	—	882,200
Vice President, Finance	2018	230,000	285,000	184,000	146,100	—	—	—	845,100
Elif Lévesque(11)	2020	70,457	—	—	51,800	—	—	—	122,257
Former Chief Financial Officer and	2019	359,000	504,420	330,280	251,300	—	—	—	1,445,000
Vice President, Finance	2018	340,000	492,000	292,342	222,300	—	—	—	1,346,642
Luc Lessard(12)	2020	264,180	778,500	273,312	421,770	—	—	10,000	1,747,762
Senior Vice President,	2019	93,000	778,500	409,644	159,100	—	—	—	1,440,244
Technical Services	2018	33,750	384,000	250,000	247,500	—	—	—	915,250
Chris Lodder(13)	2020	383,197	1,100,000	170,000	422,472	—	—	—	2,075,669
President of	2019	425,000	261,000	24,900	297,500	—	—	—	1,008,400
ODV	2018	425,000	130,000	—	320,000	—	—	—	881,310
André Le Bel	2020	218,732	447,840	253,267	340,657	—	—	10,000	1,270,496
Vice President, Legal Affairs	2019	218,732	447,840	292,560	180,057	—	—	—	1,139,189
and Corporate Secretary	2018	209,603	435,241	239,325	153,227	—	—	—	1,037,396

NOTES:

(1)	The respective annual base salary level of the Named Executives as at December 31, 2020 was as follows: Mr. Roosen: $359,000 (effective as of November 25, 2020, Mr. Roosen's salary level in the Corporation went from $718,000 to $359,000 because as part of the RTO Transaction his total compensation became shared equally between the Corporation and ODV (except for current outstanding equity component of his compensation), Mr. Singh: $600,000, Mr. Ruel: $275,000, Mr. Lessard: $513,000, Mr. Lodder: $425,000, Mr. Le Bel: $318,000 and Ms. Lévesque: n/a. Ms. Lévesque resigned as Chief Financial Officer and Vice President, Finance of the Corporation on February 20, 2020. Mr. Sandeep Singh was appointed President of the Corporation on December 31, 2019; and, therefore, he received no cash compensation for 2019. As at December 31, 2019, their respective annual base salary level were: Mr. Roosen: $718,000, Mr. Singh: $600,000, Mr. Ruel: $236,000, Ms. Lévesque: $359,000, Mr. Lessard: $513,000, Mr. Lodder: $425,000 and Mr. Le Bel: $318,000, and as at December 31, 2018, the respective annual base salary level was: Mr. Roosen: $700,000, Mr. Singh: n/a, Mr. Ruel: $230,000, Ms. Lévesque: $350,000, Mr. Lessard: $500,000, Ms. Lodder: $425,000 and Mr. Le Bel: $310,000.
(2)	As per the terms of the Employee Share Purchase Plan, the Corporation contributes an amount equal to 60% of the Eligible Employee's contribution up to a maximum contribution of $9,000 per year. The Corporation's contributed amount to the Employee Share Purchase Plan is included in the value of the share-based awards column, as applicable.
(3)	Pursuant to the RSU Plan, all Named Executives, excluding Ms. Lévesque who resigned on February 20, 2020, were awarded RSUs on May 15, 2020, subject to the vesting terms, which consist of the following terms: one half (1/2) is time-based and vesting in 2023, while the remaining portion (1/2) will also vest in 2023, subject to performance criteria toward achievement of the 2020 Long-Term Objectives over a three-year period. The unit grant price on such date was $13.50. Mr. Lodder received a retention payment of 55,200 RSUs at a price of $13.50 per RSU on May 15, 2020 instead of his change of control payment further to the acquisition of Barkerville by the Corporation in November 2019. The RSUs awarded are timed based only and 1/3 of the RSUs vesting on each anniversary of the grant.
(4)	Both the grant date fair value and accounting fair value for option-based awards are calculated using the Black-Scholes option pricing model. Specifically, a Black-Scholes option pricing model was used with the following assumptions determined on the date of grant:

48	2021 Management Information Circular

Grant Date	Risk Free Interest	Expected Average Life	Expected Volatility	Expected Dividend Yield	Fair Value
May 15, 2020	0.32%	4 years	39%	1%	$3.620
December 31, 2019	1.66%	5 years	34%	2%	$3.520
May 3, 2019	1.62%	4 years	34%	1%	$3.440
May 7, 2018	2.09%	4 years	35%	2%	$3.470
June 7, 2017	0.87%	4 years	38%	1%	$4.710
March 21, 2016	0.62%	4 years	40%	1%	$3.919

However, the share-based compensation expense included in the Corporation's financial statements are accounted for based on vesting terms reflecting the fair value amortized for the period in accordance with International Financial Reporting Standards requirements. As part of his 2019 hiring terms, Mr. Singh was granted 250,000 Initial Options of the Corporation vesting in four equal tranches of 25% over a period of 4 years and having a term of 7 years.
(5)	The Corporation reduced the long-term compensation of certain Named Executives up to a value representing 50% of such long-term compensation they received from associate companies, as more fully described under the heading "Compensation reimbursement - Associate Companies".
(6)	An Annual Incentive Award was paid to each Named Executive based on the assessment of achievements with respect to the 2020 Key Objectives and the 2020 Cariboo Key Objectives, which are relevant to Messrs. Lessard and Lodder as 50% of their short-term incentive is attributable to such 2020 Cariboo Key Objectives.
(7)	A payment of $10,000 was made to the Executives in consideration for the entering into an amendment to their employment agreement modifying the non-competition clause.
(8)	As part of the RTO Transaction with ODV, Mr. Sean Roosen was appointed as Executive Chair of the Board of the Corporation on November 25, 2020 to focus on the launch of ODV.
(9)	Upon closing of the RTO Transaction, Mr. Sandeep Singh was appointed to take on the role of President and Chief Executive Officer and Director of the Corporation, effective as of November 25, 2020. As part of Mr. Singh's employment term, the Board took into consideration the period between December 31, 2019 and the date of the grant of the long-term incentive in the 2020 annual grant; accordingly, the value of his annual grant of share-based award was increased by a value of $365,211 and the value of his option based award was increased by a value of $242,474.
(10)	Mr. Frédéric Ruel was appointed as Chief Financial Officer and Vice President, Finance of the Corporation on February 20, 2020.
(11)	Ms. Elif Lévesque resigned as Chief Financial Officer and Vice President, Finance of the Corporation on February 20, 2020.
(12)	As part of the RTO Transaction, Mr. Luc Lessard was appointed on November 25, 2020 Chief Operating Officer of ODV and ceased to act as Senior Vice President, Technical Services of the Corporation, effective as of January 1st, 2021.
(13)	As part of the RTO Transaction, Mr. Chris Lodder was appointed as President of ODV. Mr. Lodder is also President and Chief Executive Officer of Barkerville, which was a wholly-owned subsidiary of the Corporation until its transfer to ODV on November 25, 2020. Barkerville was originally acquired by the Corporation as part of the a plan of arrangement on November 19, 2019. Prior to such date, Barkerville was a publicly listed company.

The following table shows the total compensation of the Corporation's Named Executives for the relevant years, as well as the total compensation for the Named Executives as a percentage of the cash margin and as a percentage of Shareholders' equity.  For the most recent five years, the Corporation continued establishing its long-term asset base and it was expected that in the initial years, the ratios would be higher than established companies.  The results demonstrate that the ratios have generally been improving; the increase in the ratios for 2020 is mainly attributable to the hiring of Mr. Singh, the addition of Mr. Lodder as a Named Executive and the transition for the Chief Financial Officer role.

Year	Total compensation of Named Executives ($)	Total compensation of Named Executives as percentage of Cash Margin(1) (%)	Total compensation of Named Executives as percentage of Shareholders' Equity (%)
2020	12,618,000	8.4	0.7
2019	10,269,000	7.9	0.7
2018	7,035,000	5.9	0.4
2017	10,424,000	9.6	0.6
2016	6,533,000	10.4	0.5

NOTE:

(1)	Cash margin reflects revenues less cost of sales. The 2017 amount is annualized for the assets related to the precious metals portfolio acquired from Orion Resources Partners for $1.1 billion on July 31, 2017.

2021 Management Information Circular	49

Outstanding Share-based Awards and Option-based Awards

The table below sets forth a summary of all awards outstanding at the end of the financial year ended December 31, 2020. All values shown in this table were calculated using the closing price of $16.13, which was the closing price of the Common Shares on the TSX on December 31, 2020.

	Option-Based Awards					Share-Based Awards(1)
	Number of Securities Underlying Unexercised Options		Option Exercise Price	Option Expiry Date	Value of Unexercised In-the-Money Options	Number of Shares or Units of Shares that have not Vested		Market or Payout Value of Share-Based Awards that have not Vested	Market or Payout Value of Vested Share-Based Awards not paid out or distributed
Name	(#)		($)	(yyyy-mm-dd)	($)	(#)		($)	($)
Sean Roosen(2)	109,300		13.50	2025-05-15	287,459	50,500	(3)		-
Executive Chair of the Board	165,800		13.61	2024-05-03	417,816	65,200	(4)
and former Chief Executive	30,800		12.97	2023-05-07	97,328	97,100	(5)	3,432,464
Officer	82,800		16.66	2022-06-07	-
	127,600		13.38	2021-03-21	350,900
	3,570	(6)	12.19	2024-01-31	14,066
	3,570	(6)	18.07	2022-12-08	-
	39,270	(6)	13.10	2021-12-07	118,988
	21,420	(6)	14.61	2021-03-08	32,558
Sandeep Singh(7)(8)	249,400		13.50	2025-05-15	655,922	100,400	(3)
President and current Chief	250,000		12.70	2026-12-31	857,500	100,000		3,232,452	1,209,750
Executive Officer
Frédéric Ruel(9)	65,000		13.50	2025-05-15	170,950	26,200	(3)
Chief Financial	54,800		13.61	2024-05-03	138,096	20,800	(4)
Officer and Vice	53,100		12.97	2023-05-07	167,796	21,300	(5)	1,101,679	-
President, Finance	36,900		16.66	2022-06-07	-
	24,400		13.41	2021-11-17	66,368
	15,500		13.38	2021-03-21	42,625
Elif Lévesque(10)	-		-	-	-	-		-	-
Former Chief Financial Officer
and Vice President, Finance
Luc Lessard(11)	75,500		13.50	2025-05-15	198,565	57,000	(3)
Senior Vice President,	118,900		13.61	2024-05-03	299,628	56,500	(4)
Technical Services	72,100		12.97	2023-05-07	227,836	28,900	(5)	2,653,143	-
	77,700		16.66	2022-06-07	-
	69,200		13.38	2021-03-21	190,300
	14,280	(6)	14.61	2021-03-08	21,706
Chris Lodder(12)	46,900		13.50	2025-05-15	123,347	26,300	(3)	1,314,595	-
President of ODV	2,677	(6)	12.19	2024-01-31	10,547	55,200	(12)
	17,850	(6)	16.81	2023-06-05	-
	38,377	(6)	13.10	2021-12-07	116,282
	18,742	(6)	14.61	2021-03-08	28,488
André Le Bel	69,900		13.50	2025-05-15	183,837	32,500	(3)
Vice President,	84,900		13.61	2024-05-03	213,948	32,200	(4)
Legal Affairs and	57,300		12.97	2023-05-07	181,068	33,000	(5)	1,575,901	-
Corporate Secretary	57,600		16.66	2022-06-07	-

NOTES:
(1)	Pursuant to the RSU Plan, the vesting terms generally consist of the following terms: half (1/2) is time-based (3 years) and the remaining portion (1/2) is also timed based (3 years) and subject to performance criteria toward achievement of the Long-term objectives.
(2)	As part of the RTO Transaction with ODV, Mr. Sean Roosen was appointed as Executive Chair of the Board of the Corporation on November 25, 2020 to focus on the launch of ODV.
(3)	Such RSUs to vest in 2023 pursuant to the terms listed in note (1) above.
(4)	Such RSUs to vest in 2022 pursuant to the terms listed in note (1) above.
(5)	Such RSUs to vest in 2021 pursuant to the terms listed in note (1) above.
(6)	The number of unexercised options represent Replacement Osisko Options pursuant to a plan of arrangement involving Osisko and Barkerville, which took effect on November 21, 2019.
(7)	Upon closing of the RTO Transaction, Mr. Sandeep Singh was appointed to take on the role of President and Chief Executive Officer and Director of the Corporation, effective as of November 25, 2020.
(8)	As part of his 2019 hiring terms, Mr. Singh was granted 250,000 Initial Options of the Corporation vesting in four equal tranches of 25% over a period of 4 years and having a term of 7 years. In addition, he was also awarded 225,000 Initial RSUs, including 75,000 RSUs the vesting of which was subject to the acquisition of 75,000 Common Shares of the Corporation; such RSUs have vested on January 14, 2020. The balance of 150,000 Initial RSUs, vests in three equal tranches over three years; a first tranche vested on December 31, 2020.
(9)	Mr. Frédéric Ruel was appointed as Chief Financial Officer and Vice President, Finance of the Corporation on February 20, 2020.
(10)	Ms. Elif Lévesque resigned as Chief Financial Officer and Vice President, Finance of the Corporation on February 20, 2020.
(11)	As part of the RTO Transaction, Mr. Luc Lessard was appointed on November 25, 2020 Chief Operating Officer of ODV and ceased to act as Senior Vice President, Technical Services of the Corporation, effective as of January 1st, 2021.
(12)	As part of the RTO Transaction, Mr. Chris Lodder was appointed as President of ODV. Mr. Lodder is also President and Chief Executive Officer of Barkerville, which was a wholly-owned subsidiary of the Corporation until its transfer to ODV on November 25, 2020. Mr. Lodder received a retention payment of 55,200 RSUs at a price of $13.50 per RSU on May 15, 2020 instead of his change of control payment further to the acquisition of Barkerville by the Corporation in November 2019. The RSUs awarded are timed based only and 1/3 of the RSUs vesting on each anniversary of the grant.

50	2021 Management Information Circular

Incentive Plan Awards - Value Vested or Earned during the Year

The following table discloses the aggregate dollar value that would have been realized if the options under the option-based award had been exercised on the vesting date and the aggregate value realized upon vesting of share-based awards.

Name	Option-Based Awards - Value Vested during the Year ($)	Share-Based Awards - Value Vested during the year(1) ($)	Non-Equity Incentive Plan Compensation - Value earned during the Year(2) ($)
Sean Roosen(3) Executive Chair of the Board and former Chief Executive Officer	3,798	352,359	822,649
Sandeep Singh(4) President and current Chief Executive Officer	214,375	1,739,490	723,000
Frédéric Ruel(5) Chief Financial Officer and Vice President, Finance	6,549	163,533	325,000
Elif Lévesque(6) Former Chief Financial Officer and Vice President, Finance	-	239,094	51,800
Luc Lessard(7) Senior Vice President, Technical Services	8,893	330,915	421,770
Chris Lodder(8) President of ODV	-	-	422,472
André Le Bel Vice President, Legal Affairs and Corporate Secretary	8,547	248,217	340,657

NOTES:
(1)	As applicable, this amount includes the value of the Corporation's contribution to the Employee Share Purchase Plan in relation to the participation of each Named Executive as well as the value of the RSUs granted in 2017 and which were settled in Common Shares of the Corporation at a price of $12.57 per RSU, being the closing price on the TSX on June 5, 2020.
(2)	This amount represents the sum of the annual cash incentive. Furthermore, the amounts shown for Messrs. Lessard and Le Bel are the amounts assumed by the Corporation, net of any reimbursement received by the Corporation in connection with any annual incentive paid by associate companies to Messrs. Lessard and Le Bel for 2020.
(3)	As part of the RTO Transaction with ODV, Mr. Sean Roosen was appointed as Executive Chair of the Board of the Corporation on November 25, 2020 to focus on the launch of ODV.
(4)	Upon closing of the RTO Transaction, Mr. Sandeep Singh was appointed to take on the role of President and Chief Executive Officer and Director of the Corporation, effective as of November 25, 2020.
(5)	Mr. Frédéric Ruel was appointed as Chief Financial Officer and Vice President, Finance of the Corporation on February 20, 2020.
(6)	Ms. Elif Lévesque resigned as Chief Financial Officer and Vice President, Finance of the Corporation on February 20, 2020.
(7)	As part of the RTO Transaction, Mr. Luc Lessard was appointed on November 25, 2020 Chief Operating Officer of ODV and ceased to act as Senior Vice President, Technical Services of the Corporation, effective as of January 1st, 2021.
(8)	As part of the RTO Transaction, Mr. Chris Lodder was appointed as President of ODV. Mr. Lodder is also President and Chief Executive Officer of Barkerville, which was a wholly-owned subsidiary of the Corporation until its transfer to ODV on November 25, 2020.

Options Exercised during the Year

Name	Number of Options Exercised (#)	Option Exercise Price ($)	Market Value Upon Exercise ($)	Gain Realized(1) ($)
André Le Bel	25,300	13.38	16.29	73,623

NOTE:
(1)	The gain realized is calculated based on the difference between the closing price upon exercise and the exercise price of the Options, multiplied by the number of options so exercised.

Security-Based Compensation Arrangements

Options granted or securities issued by the Corporation pursuant to the Corporation's security-based compensation arrangements are governed by the following plans: the Employee Share Purchase Plan, DSU Plan, RSU Plan and the Stock Option Plan.

2021 Management Information Circular	51

The Employee Share Purchase Plan

The Employee Share Purchase Plan provides for the acquisition of Common Shares by Eligible Employees (as hereinafter defined) for the purpose of advancing the interests of the Corporation through the motivation, attraction and retention of employees of the Corporation and to secure for the Corporation and the Shareholders of the Corporation the benefits inherent in the ownership of Common Shares by employees of the Corporation, it being generally recognized that employees are more motivated and dedicated due to the opportunity offered to them to acquire a proprietary interest in the Corporation.

The Stock Option Plan

The purpose of the Stock Option Plan is to advance the interests of the Corporation by encouraging the officers, managers, employees and consultants of the Corporation and its subsidiaries to acquire shares in the Corporation, thereby increasing their proprietary interest in the Corporation, encouraging them to remain associated with the Corporation and its subsidiaries and furnishing them with additional incentive in their efforts on behalf of the Corporation and its subsidiaries.

The RSU Plan

The purpose of the RSU Plan is to assist the Corporation and its subsidiaries in attracting and retaining individuals with experience and ability, to allow certain employees of the Corporation and its subsidiaries to participate in the long-term success of the Corporation and to promote a greater alignment of interests between the employees designated under this RSU Plan and the Shareholders of the Corporation.

The DSU Plan

The purpose of the DSU Plan is to assist the Corporation and its subsidiaries in attracting and retaining individuals with experience and ability, to allow directors of the Corporation and its subsidiaries to participate in the long-term success of the Corporation and to promote a greater alignment of interests between the directors designated under this DSU Plan and the Shareholders of the Corporation.

ELIGIBILITY

Who is eligible to participate?

The Employee Share Purchase Plan

Participants in the Employee Share Purchase Plan are employees, including full-time and part-time salaried employees who have an employment agreement for a term of at least one year with the Corporation or with any associates of the Corporation designated by the Board of Directors of the Corporation or by the committee of the Board of Directors authorized to oversee the Employee Share Purchase Plan (the "Designated Affiliates"), who have provided services to the Corporation or to any Designated Affiliates for at least 60 days. The HR Committee may elect, in its absolute discretion, to waive such 60-day period or to determine that the Employee Share Purchase Plan does not apply to any Eligible Employee.

The Stock Option Plan

Pursuant to the Stock Option Plan, options may be granted in favour of executive directors, officers, employees and consultants providing ongoing services to the Corporation and its subsidiaries. Non-executive directors are not eligible to receive options. The Replacement Osisko Options, which were originally offered to Barkerville option holders, are not part of the Osisko Stock Option Plan.

52	2021 Management Information Circular

The DSU Plan

Pursuant to the DSU Plan a non-executive director of the Board of Directors of the Corporation or a subsidiary is eligible to participate under the DSU Plan.

The RSU Plan

Pursuant to the RSU Plan, RSUs may be granted in favour of the executives and key employees of the Corporation or of a subsidiary. For greater certainty, non-executive members of the Board of Directors shall not participate in the RSU Plan. On March 29, 2021, the Board approved amendments to the RSU Plan to allow consultants to participate in the plan of the Corporation. Accordingly, the term "Consultant" has been defined under the RSU Plan and the provision on Eligibility now includes Consultants. As shown on the extracts of the plan below:

""Consultant" shall mean an individual, other than an employee of the Corporation, a Subsidiary or an affiliate thereof, that: (i) is engaged to provide, on an ongoing bona fide basis, consulting, technical, management or other services to the Corporation, a Subsidiary or an affiliate thereof, other than services provided in relation to a distribution to the Corporation's securities; (ii) provides the services under a written contract with the Corporation, a Subsidiary or an affiliate thereof for an initial, renewable or extended period of twelve months or more; and (iii) in the reasonable opinion of the Corporation, spends or will spend a significant amount of time and attention on the affairs and business of the Corporation, a Subsidiary or an affiliate thereof; and includes, for an individual consultant, a corporation of which the individual consultant is an employee or shareholder, and a partnership of which the individual consultant is an employee or partner.

4. ELIGIBILITY

The Committee designates, upon recommendation from the Executive Chair and President and Chief Executive Officer, from time to time and at their sole discretion, the executives, key employees and Consultants of the Corporation or of a Subsidiary who are entitled to participate in the Plan."

TERM AND VESTING

What is the term and vesting schedule of options or of the securities issuable under the security-based compensation arrangements?

The Employee Share Purchase Plan

Under the Employee Share Purchase Plan, any Eligible Employee may elect to contribute money on an ongoing basis. The Corporation will deduct from the remuneration of the Eligible Employee the Eligible Employee contribution in equal installments starting on the first day of such quarter and hold these amounts in trust for the Eligible Employee. As soon as practicable following March 31, June 30, September 30 and December 31 in each calendar year, the Corporation will credit the Eligible Employee with and therefore hold in trust for the Eligible Employee an amount equal to 60% of the Eligible Employee's contribution then held in trust by the Corporation (up to a maximum of $9,000 per year) and shall issue for the account of each Eligible Employee fully paid and non-assessable Common Shares equal in value to the aggregate contribution held in trust by the Corporation as of such date. The Corporation's contribution will vest on December 31st of the calendar year with respect to which they have been issued. No fraction of a Common Share shall be issued to the Eligible Employees, but any unused balance of the aggregate contribution shall be held in trust for the Eligible Employee until used in accordance with the Employee Share Purchase Plan.

The Employee Share Purchase Plan was initially approved by the Shareholders on June 30, 2015 and was implemented by the Corporation on October 1st, 2015.

2021 Management Information Circular	53

The Stock Option Plan

The options granted under the Stock Option Plan, shall be exercised within a period of time fixed by the Board of Directors, not to exceed seven (7) years from the date the option is granted (the "Option Period"). The options shall vest and may be exercised during the Option Period in such manner as the Board of Directors may fix by resolution. The options which have vested may be exercised in whole or in part at any time and from time to time during the Option Period. To date, all granted options have a term of five years, except for the 250,000 Initial Options granted to Mr. Sandeep Singh on December 31st, 2019, which, as part of his hiring terms, have a term of seven years.

Upon a change of control, all outstanding options shall vest and become immediately exercisable.

The DSU Plan

Unless otherwise indicated by the HR Committee upon grant and subject to the provision on termination of service of the DSU Plan, (i) the DSUs granted to a Participant in accordance with such Participant's election to receive all or a portion of the Participant's annual remuneration as director in DSUs, shall vest immediately upon such grant and (ii) the DSUs granted to a Participant as an annual grant shall generally vest, unless otherwise provided upon such grant, one day prior to the Corporation's next annual meeting of Shareholders. Notwithstanding the foregoing, the HR Committee may, in its entire discretion, set a different vesting or accelerate the terms of vesting of any DSUs in circumstances deemed appropriate by the HR Committee.

Upon a change of control, all unvested DSUs become vested at the time of the Change of Control, irrespective of any vesting conditions.  The settlement of such DSUs however remains subject to the termination of the Director's mandate.

At any time after the termination of service of a Participant to whom DSUs have been granted, and which have vested, but no later than the last business day in December of the first calendar year commencing after such termination, on a date chosen by such Participant (the "Settlement Date"), the Corporation shall pay to the Participant or his or her legal representative the value of such Participant's vested DSUs, in cash or in Common Shares of the Corporation or a combination of cash and Common Shares, at the Corporation's election on the Settlement Date.

For U.S. based Directors, vested DSUs become payable during the year after the termination of their Board mandate or the next subsequent year, as determined by them at the time of the respective grant, but no later than the last business day in December of the first calendar year commencing after the termination of their mandate.

Should the Corporation chose to pay the Participant in cash, such Participant will receive an amount equal to the number of DSUs vested to his or her account as of that date multiplied by the market value of one (1) Common Share on the Settlement Date, the whole subject to withholding taxes. Should the Corporation chose to issue Common Shares in payment of the DSUs to a Participant, such Participant will receive such number of Common Shares equivalent to the number of DSUs vested to his or her account as of that date, subject to withholding taxes. A Participant shall not be entitled to require payment of any amount on account of DSUs credited to such Participant's account prior to his or her termination.

The RSU Plan

Unless otherwise indicated by the HR Committee upon grant and subject to the provision on death, termination not for cause, retirement or Long-Term Disability of the RSU Plan, each RSU shall vest on the third (3rd) anniversary of the grant date. Furthermore, in the case of RSUs subject to performance vesting conditions, such RSUs shall also be multiplied by the performance percentage determined by the Board of Directors of the Corporation upon vesting, provided, however, that should such performance percentage exceeds 100%, then the Corporation shall be entitled to settle such exceeding amount in cash.  However, the HR Committee may, in its entire discretion, accelerate the terms of vesting of any RSUs in circumstances deemed appropriate by the HR Committee.

54	2021 Management Information Circular

Upon a change of control, all outstanding RSUs vest, irrespective of any performance vesting conditions.

Following the vesting date, the holder of RSUs shall receive, at the election of the Corporation on the settlement date, as applicable (i) a certificate registered in the name of the holder representing in the aggregate such number of Common Shares as the holder shall then be entitled to receive and/or (ii) a payment in the form of a cheque, or other payment method as determined by the HR Committee, of any cash portion then payable to the holder, in each case, less any applicable withholding taxes and other deductions required by law to be withheld by the Corporation in connection with the satisfaction of the holder's RSUs. Once settled, the holder shall have no further entitlement in connection with such vested RSUs under the RSU Plan.

NUMBER OF SECURITIES ISSUED OR ISSUABLE

How many securities are authorized to be issued under the security-based compensation arrangements and what percentage of the Corporation's shares outstanding do they represent?

The Employee Share Purchase Plan

The maximum number of Common Shares made available for the Employee Share Purchase Plan shall not exceed 0.1% of the issued and outstanding Common Shares of the Corporation at any one time.

Should the Corporation issue additional Common Shares in the future, the number of Common Shares issuable under the Employee Share Purchase Plan will increase accordingly. The Employee Share Purchase Plan is considered an "evergreen" plan, since the Common Shares issued under the Employee Share Purchase Plan shall be available for subsequent grants under this plan.

The TSX rules provide that all unallocated options, rights or other entitlements under a security based compensation arrangement, which does not have a fixed number of maximum securities issuable, must be approved every three years. The unallocated entitlements under the Employee Share Purchase Plan were submitted and ratified by the Shareholders on May 3rd, 2018.

The Stock Option Plan

The aggregate number of Common Shares to be delivered upon the exercise of all options granted under the Stock Option Plan shall not exceed the greater of 4% of the issued and outstanding Common Shares at the time of granting of options (on a non-diluted basis) or such other number as may be approved by the TSX and the Shareholders of the Corporation from time to time.

If any option granted under the Stock Option Plan shall expire or terminate for any reason without having been exercised in full, the unpurchased Common Shares subject thereto shall again be available for the purpose of the Stock Option Plan.

As a result, should the Corporation issue additional Common Shares in the future, the number of Common Shares issuable under the Stock Option Plan will increase accordingly. The Stock Option Plan is considered an "evergreen" plan, since the Common Shares covered by options which have been exercised under the Stock Option Plan shall be available for subsequent grants under the Stock Option Plan.

2021 Management Information Circular	55

The TSX rules provide that all unallocated options, rights or other entitlements under a security based compensation arrangement, which does not have a fixed number of maximum securities issuable, must be approved every three years. The unallocated options under the Stock Option Plan were submitted and ratified by the Shareholders on June 22, 2020.

The DSU Plan

The total number of Common Shares reserved and available for issuance pursuant to this DSU Plan shall not exceed a number of Common Shares equal to 0.5% of the total issued and outstanding Common Shares of the Corporation on the Settlement Date (on a non-diluted basis), or such other number as may be approved by the TSX and the Shareholders of the Corporation from time to time. Any increase in the issued and outstanding Common Shares will result in an increase in the number of Common Shares that may be issued pursuant to this DSU Plan or any other proposed or established share compensation arrangement of the Corporation.

The TSX rules provide that all unallocated options, rights or other entitlements under a security based compensation arrangement, which does not have a fixed number of maximum securities issuable, must be approved every three years. The unallocated entitlements under the DSU Plan were submitted and ratified by the Shareholders on May 1st, 2019.

The RSU Plan

The total number of Common Shares reserved and available for grant and issuance pursuant to the RSU Plan shall not exceed a number of Common Shares equal to 1.8% of the total issued and outstanding Common Shares of the Corporation at the time of granting of RSUs (on a non-diluted basis), or such other number as may be approved by the TSX and the Shareholders of the Corporation from time to time. Any increase in the issued and outstanding Common Shares will result in an increase in the number of Common Shares that may be issued pursuant to the RSU Plan or any other proposed or established share compensation arrangement of the Corporation.

The TSX rules provide that all unallocated options, rights or other entitlements under a security based compensation arrangement, which does not have a fixed number of maximum securities issuable, must be approved every three years. The unallocated entitlements under the RSU Plan were submitted and ratified on May 3rd, 2018.

Equity Compensation Plan Information

The following table shows, as of December 31, 2020, aggregated information for the Corporation's compensation plans under which equity securities of the Corporation are authorized for issuance from treasury. As of December 31, 2020, the Corporation had 167,165,341 Common Shares issued and outstanding.

Plan Category	Number of Common Shares to be Issued Upon Exercise of Outstanding Options, DSUs or RSUs (#) and (% of the issued and outstanding Common Shares(5))	Weighted Average Exercise Price of Outstanding Options ($)	Number of Common Shares Remaining Available for Future Issuance Under the Equity Compensation Plans (#) and (% of the issued and outstanding Common Shares(5))
Equity Compensation Plans of the Corporation approved by the Shareholders:
• Employee Share Purchase Plan(1)	N/A	N/A	167,165 (or 0.1%)

• Deferred Share Unit Plan(2)	408,564 (or 0.2%)	N/A	427,262 (or 0.3%)

• Restricted Share Unit Plan(3)	1,242,902 (or 0.7%)	N/A	1,766,074 (or 1.1%)

• Stock Option Plan(4)	3,745,968 (or 2.2%)	13.88	2,940,645 (or 1.8%)

Equity Compensation Plans of the Corporation not approved by the Shareholders	N/A	N/A	N/A
Total:	5,397,434 (or 3.2%)	13.88	5,301,146 (or 3.2%)

NOTES:

(1)	The aggregate number of Common Shares issuable under the Employee Share Purchase Plan shall not exceed 0.1% of the issued and outstanding Common Shares. Pursuant to the terms of the Employee Share Purchase Plan, Common Shares are issued on a quarterly basis at the weighted average closing price for the five (5) consecutive trading days prior to the end of each applicable financial quarter of the Corporation or to be purchased on the TSX at market price. Accordingly, no exercise right is applicable to this plan.
(2)	The aggregate number of Common Shares issuable under the DSU Plan shall not exceed 0.5% of the issued and outstanding Common Shares. Unless otherwise decided by the Board of Directors, DSUs vest on the day prior to the next annual meeting of Shareholders following such grant and DSUs entitle the right to receive a payment in the form of Common Shares, cash or a combination of Common Shares and in cash. The weighted average exercise price for DSUs is not applicable, given that the DSU settlement value is based on the closing market price of the Common Shares of the Corporation traded on the TSX on the day prior to the settlement date. Settlement of DSUs is subject to withholding taxes.
(3)	The aggregate number of Common Shares issuable under the RSU Plan shall not exceed 1.8% of the issued and outstanding Common Shares. Unless otherwise decided by the Board of Directors, RSUs have a three-year vesting period and RSUs provide the right to receive a payment in the form of Common Shares, cash or a combination of Common Shares and in cash. The weighted average exercise price for RSUs is not applicable, given that the RSU settlement value is based on the closing market price of the Common Shares of the Corporation traded on the TSX on the day prior to the settlement date. Settlement of RSUs is subject to withholding taxes.
(4)	The aggregate number of Common Shares to be delivered upon the exercise of all options granted under the Stock Option Plan shall not exceed 4% of the issued and outstanding Common Shares at the time of granting options (on a non-diluted basis).
(5)	Percentages are rounded to the nearest decimal.

In 2020, the Corporation granted 1,201,100 options to participants under the Stock Option Plan representing 0.72% of the issued and outstanding Common Shares as of December 31, 2020, the Corporation granted 504,560 RSUs to participants under the RSU Plan representing 0.30% of the issued and outstanding Common Shares as of December 31, 2020 and the Corporation granted 97,995 DSUs to participants under the DSU Plan representing 0.06% of the issued and outstanding Common Shares as of December 31, 2020.

As at March 22, 2021, 3,343,434 Common Shares were issuable upon the exercise of outstanding options representing 2.0% of the issued and outstanding Common Shares of the Corporation. Such options are exercisable at exercise prices ranging from $11.22 to $17.84 per share and are due to expire at the latest on December 31, 2026.

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INSIDER PARTICIPATION LIMIT

What is the maximum percentage of securities available under the security-based compensation arrangements to the Corporation's insiders?

In order to comply with TSX rules:

(a) the aggregate number of Commons Shares issuable to insiders, from time to time, under all security based compensation arrangements may not exceed 10% of the total number of issued and outstanding Common Shares; and

(b) the number of Common Shares issued to insiders under all security based compensation arrangements during any one-year period may not exceed 10% of the total number of issued and outstanding Common Shares.

MAXIMUM ISSUABLE TO ONE PERSON

What is the maximum number of securities any one person is entitled to receive under the security-based compensation arrangements and what percentage of the Corporation's outstanding capital does this represent?

The Employee Share Purchase Plan

As per the terms of the Employee Share Purchase Plan, the Corporation contributes an amount equal to 60% of the Eligible Employee's contribution up to a maximum of $9,000 per year (assuming an Eligible Employee contributed the maximum monthly contribution of $1,250 ($15,000 annually). Common Shares are issued on a quarterly basis at the weighted average closing price of the Corporation's Common Share as listed on the TSX for the five (5) consecutive trading days prior to the end of each applicable financial quarter of the Corporation or be purchased on the TSX at market price.

The Stock Option Plan

The number of Common Shares subject to an option granted to a participant under the Stock Option Plan shall be determined in the resolution of the Board of Directors and no participant shall be granted an option which exceeds 4% of the issued and outstanding Common Shares of the Corporation at the time of granting of the option.

The DSU Plan

The number of Common Shares that may be issued to a Participant under the DSU Plan cannot exceed 0.5% of the issued and outstanding Common Shares at the time of settlement of the DSUs.

The RSU Plan

The number of Common Shares that may be issued to a Participant under the RSU Plan cannot exceed 1.8% of the issued and outstanding Common Shares at the time of settlement of the RSUs.

EXERCISE / PURCHASE PRICE

How is the exercise price determined under the security-based compensation arrangements?

The Employee Share Purchase Plan

The Common Shares issued under the Employee Share Purchase Plan shall be issued at the weighted average closing price of the Corporation's Common Share as listed on the TSX for the five (5) consecutive trading days prior to the end of each applicable financial quarter of the Corporation or be purchased on the TSX at market price.

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The Stock Option Plan

The exercise price of the options granted under the Stock Option Plan will be established by the Board of Directors subject to the rules of the regulatory authorities having jurisdiction over the securities of the Corporation, including the TSX. The exercise price at the time of the grant of the options shall not be less than the closing market price of the Common Shares listed on the TSX on the day prior to their grant.

The DSU Plan

The issue price pursuant to the DSU Plan is determined based on the closing market price of the Common Shares of the Corporation traded on the TSX on the day prior to the date of grant or settlement.

The RSU Plan

The value of a RSU at the time of grant or at the time of settlement is usually determined by the HR Committee based on the closing price of the Common Shares listed on the TSX on the day prior to such grant or settlement.

CESSATION

Under what circumstances is an individual no longer entitled to participate?

The Employee Share Purchase Plan

Under the Employee Share Purchase Plan, an Eligible Employee shall automatically cease to be entitled to participate in the Employee Share Purchase Plan, upon termination of the employment of the Eligible Employee with or without cause by the Corporation or the Designated Affiliate or cessation of employment of the Eligible Employee with the Corporation or a Designated Affiliate as a result of resignation or otherwise other than retirement of the Eligible Employee after having attained a stipulated age in accordance with the Corporation's normal retirement policy or earlier with the Corporation's consent.

The Stock Option Plan

If a participant to the Stock Option Plan shall cease to be an officer, manager, consultant or employee of the Corporation or a subsidiary for any reason (other than disability, retirement with the consent of the Corporation or death) the options granted to such participant may be exercised in whole or in part by the participant during a period commencing on the date of such cessation and ending 180 days thereafter or on the expiry date, whichever comes first. If a participant to the Stock Option Plan shall cease to be an officer, manager, consultant or employee of the Corporation or a subsidiary by reason of disability or retirement with the consent of the Corporation, the options granted to such participant may be exercised in whole or in part by the participant, during a period commencing on the date of such termination and ending one year thereafter or on the expiry date, whichever comes first. In the event of the death of the participant, the options previously granted to such participant shall automatically vest and may be exercised in whole or in part by the legal person representative of the participant for a period of one year or until the expiry date, whichever comes first.

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The DSU Plan

Unless otherwise determined by the HR Committee, the following events shall constitute an event of Termination upon which all DSUs awarded to such Participant and vested at the time of such event of Termination shall be paid to such Participant, in accordance with the terms of the DSU Plan and the Letter of Grant:

(i) resignation of a Participant as member of the Board;

(ii) decision of a Participant not to stand for re-election as member of the Board;

(iii) non proposal of a Participant for re-election as member of the Board; or

(iv) death of a Participant.

The RSU Plan

Unless otherwise determined by the Board, the following provisions shall apply in the event that a participant ceases to be employed by the Corporation or by a subsidiary:

a) Termination for cause and voluntary resignation - If a Participant ceases to be an employee as a result of termination for cause, or as a result of a voluntary termination, effective as of the date notice is given to the participant of such termination, as of the date on which the Corporation or the subsidiary receives communication of a voluntary resignation, all outstanding RSUs shall be terminated.

b) Death, termination not for cause, retirement or long-term disability - If a participant ceases to be an employee of the Corporation or a subsidiary as a result of death, termination not for cause, retirement or long-term disability, the vesting of RSUs shall be subject to the following:

i. For each outstanding RSUs granted ― Fixed Component:

A.	in the event the participant is not entitled to a benefits extension period, the vesting of the fixed component portion of each RSU grant will be prorated based on the number of days actually worked from the date of grant of such RSUs until the date of death, termination not for cause, retirement or long-term disability, over the number of days of the original vesting schedule set forth in relation to such grant; or

B.	in the event the participant is entitled to a benefits extension period, the vesting of the fixed component portion of each RSU grant will be prorated based on the sum of the number of days within the benefits extension period and those actually worked from the date of grant of such RSUs up until the date of death, termination not for cause, retirement or long-term disability, over the number of days of the original vesting schedule set forth in relation to such grant; and

ii. For each outstanding RSUs granted ― Performance Vesting: the vesting of all performance based RSU grant will be prorated based on the number of days actually worked from the date of grant of such RSUs up until the date of death, termination not for cause, retirement or long term disability, over the original vesting schedule set forth in relation to such grant; the number of vested RSUs resulting from such prorated calculation will be multiplied by the performance percentage determined by the Board of Directors of the Corporation.

For greater clarity, a voluntary resignation will be considered as retirement if the participant has reached normal retirement age under the Corporation's benefit plans or policies, unless the HR Committee decides otherwise at its sole discretion.

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ASSIGNABILITY AND TRANSFERABILITY

Can options or rights held pursuant to the security-based compensation arrangements be assigned or transferred?

All benefits, rights and options accruing to any participant in accordance with the terms and conditions of the Employee Share Purchase Plan, DSU Plan, RSU Plan and of the Stock Option Plan shall not be transferable unless under the laws of descent and distribution or pursuant to a will. All options, DSUs, RSUs and such benefits and rights may only be exercised in accordance with such plans.

AMENDMENT PROVISIONS

How are the security-based compensation arrangements amended? Is Shareholder approval required?

The Employee Share Purchase Plan

The HR Committee authorized by the Board of Directors to oversee the Employee Share Purchase Plan has the following rights, without the approval of the Shareholders of the Corporation:

i) suspend or terminate and to re-instate the Employee Share Purchase Plan;

ii) any amendment to the Employee Share Purchase Plan not contemplated under the section requiring Shareholders' approval, including but not limited to:

(a) to make any amendment of a "housekeeping" nature, including, without limitation, amending the wording of any provision of the Employee Share Purchase Plan for the purpose of clarifying the meaning of existing provisions or to correct or supplement any provision of the Employee Share Purchase Plan that is inconsistent with any other provision of the Employee Share Purchase Plan, correcting grammatical or typographical errors and amending the definitions contained in the Employee Share Purchase Plan;

(b) any amendment to comply with the rules, policies, instruments and notices of any regulatory authority to which the Corporation is subject, including the TSX, or to otherwise comply with any applicable law or regulation;

(c) any amendment to the vesting provisions of the Employee Share Purchase Plan;

(d) any amendment to the provisions concerning the effect of the termination of an Eligible Employee employment or services on such Eligible Employee's status under the Employee Share Purchase Plan;

(e) any amendment respecting the administration or implementation of the Employee Share Purchase Plan.

The HR Committee authorized by the Board of Directors to oversee the Employee Share Purchase Plan, may with the approval of the Shareholders of the Corporation by ordinary resolution, make any of the following amendments to the Employee Share Purchase Plan:

i) any increase to the number of Common Shares issuable from treasury under the Plan or a change from a fixed maximum number of Common Shares to a fixed maximum percentage;

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ii) an amendment to the level of the Corporation's contribution set to an amount that is equal to 60% of the Eligible Employee's contribution;

iii) any amendment to the contribution mechanism relating to the Corporation's contribution;

iv) any amendment to the categories of persons who are Eligible Employees; or

v) any amendment that may modify or delete any of this Section requiring Shareholders' approval.

Notwithstanding the foregoing, any amendment to the Employee Share Purchase Plan shall be subject to the receipt of all required regulatory approvals including, without limitation, the approval of the TSX.

The Stock Option Plan

The Board of Directors may, without the approval of the Shareholders of the Corporation but subject to receipt of requisite approval from the TSX, in its sole discretion make the following amendments to the Stock Option Plan:

i) any amendment of a "housekeeping" nature;

ii) a change to the vesting provisions of an option or the Stock Option Plan;

iii) a change to the termination provisions of an option or the Stock Option Plan which does not entail an extension beyond the original expiry date; and

iv) the addition of cashless exercise feature, payable in cash or securities, which provides for a full deduction of the number of underlying securities from the Stock Option Plan reserve.

The approval of the Board of Directors and the requisite approval from the TSX and the Shareholders shall be required for any of the following amendments to be made to the Stock Option Plan:

i) any increase to the number of shares issuable under the Stock Option Plan or a change from a fixed maximum number of shares to a fixed maximum percentage;

ii) a reduction in the exercise price of an option (for this purpose, a cancellation or termination of an option of a participant prior to its expiry for the purpose of reissuing options to the same participant with a lower exercise price shall be treated as an amendment to reduce the exercise price of an option), other than for standard anti-dilution purposes;

iii) an increase in the maximum number of shares that may be issued to insiders within any one-year period or that are issuable to insiders at any time;

iv) an extension of the term of any option beyond the original expiry date (except, for greater certainty, in cases of blackout period in conformity with the terms of the Stock Option Plan);

v) any change to the definition of "Participant" included in the Stock Option Plan which would have the potential of broadening or increasing insider participation;

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vi) the addition of any form of financial assistance;

vii) any amendment to a financial assistance provision which is more favorable to optionees;

viii) the addition of a cashless exercise feature, payable in cash or securities, which does not provide for a full deduction of the number of underlying securities from the Stock Option Plan reserve;

ix) the addition of a deferred or restricted share unit or any other provision which results in optionees receiving securities while no cash consideration is received by the Corporation;

x) any amendment to the transferability provision of the Stock Option Plan;

xi) any amendment that may modify or delete any of the amendment disposition requiring Shareholders' approval; and

xii) any other amendments that may lead to significant or unreasonable dilution in the Corporation's outstanding securities or may provide additional benefits to the participants of the Stock Option Plan, especially insiders, at the expense of the Corporation and its existing Shareholders.

The DSU Plan

The Board may, without shareholder approval but subject to receipt of requisite approval from the TSX, in its sole discretion make all other amendments to the DSU Plan that are not of the type contemplated in the amendment provision requiring Shareholders' approval, including, without limitation:

(i) amend, suspend or terminate the Plan in whole or in part or amend the terms of DSUs credited in accordance with the Plan. If any such amendment, suspension or termination will materially or adversely affect the rights of a Participant with respect to DSUs credited to such Participant, the written consent of such Participant to such amendment, suspension or termination shall be obtained. Notwithstanding the foregoing, the obtaining of the written consent of any Participant to an amendment, suspension or termination which materially or adversely affects the rights of such Participant with respect to any credited DSUs shall not be required if such amendment, suspension or termination is required in order to comply with applicable laws, regulations, rules, orders of government or regulatory authorities or the requirements of any stock exchange on which shares of the Corporation are listed. If the HR Committee terminates the Plan, DSUs previously credited to Participants shall remain outstanding and in effect and be settled in due course in accordance with the terms of this Plan (which shall continue to have effect, but only for such purposes) on the Settlement Date.

The approval of the Board of Directors and the requisite approval from the TSX and the Shareholders of the Corporation (by simple majority vote) shall be required for any of the following amendments to be made to the DSU Plan:

(i) any amendment to the number of shares issuable under the DSU Plan, including an increase in the fixed maximum number of shares or a change from a fixed maximum number of shares to a fixed maximum percentage;

(ii) any change to the definition of "Participant" which would have the potential of broadening or increasing insider participation; and

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(iii) any amendment that may modify or delete any of the amendment provision requiring Shareholders' approval.

The RSU Plan

The Board may, without Shareholder approval but subject to receipt of requisite approval from the TSX, in its sole discretion make all other amendments to the RSU Plan that are not of the type contemplated in the amendment provision requiring Shareholders' approval, including, without limitation:

(i) amend, suspend or terminate the RSU Plan in whole or in part or amend the terms of RSUs credited in accordance with the RSU Plan. If any such amendment, suspension or termination will materially or adversely affect the rights of a participant with respect to RSUs credited to such participant, the written consent of such participant to such amendment, suspension or termination shall be obtained. Notwithstanding the foregoing, the obtaining of the written consent of any participant to an amendment, suspension or termination which materially or adversely affects the rights of such participant with respect to any credited RSUs shall not be required if such amendment, suspension or termination is required in order to comply with applicable laws, regulations, rules, orders of government or regulatory authorities or the requirements of any stock exchange on which shares of the Corporation are listed. If the HR Committee terminates the RSU Plan, RSUs previously credited to participants shall remain outstanding and in effect and be settled in due course in accordance with the terms of this RSU Plan (which shall continue to have effect, but only for such purposes) on the settlement date.

The approval of the Board of Directors and the requisite approval from the TSX and the Shareholders of the Corporation (by simple majority vote) shall be required for any of the following amendments to be made to the RSU Plan:

(i) any increase to the number of shares issuable under the RSU Plan or a change from a fixed maximum number of shares to a fixed maximum percentage;

(ii) any change to the definition of "Participant" which would have the potential of broadening or increasing insider participation; and

(iii) any amendment that may modify or delete any of the amendment provision requiring Shareholders' approval.

Were any amendments made to the security-based compensation arrangements in the last financial year?

On May 8, 2020, the Board of Directors resolved to amend the Corporation's Employee Share Purchase Plan, Stock Option Plan and RSU Plan. The amendments made to these plans are described below:

The Employee Share Purchase Plan was amended to reduce the number of Common Shares to be issued under the Employee Share Purchase Plan from 0.5% to 0.1% of the issued and outstanding Common Shares of the Corporation.

The Stock Option Plan was amended to reduce the number of Common Shares to be issued under the Stock Option Plan from 5% to 4% of the issued and outstanding Common Shares of the Corporation.

The RSU Plan was amended to reduce the number of Common Shares to be issued under the RSU Plan from 2.0% to 1.8% of the issued and outstanding Common Shares of the Corporation.

These plans have also been amended to clarify that only increases to the number of Common Shares issuable under the Employee Share Purchase Plan, the Stock Option Plan and the RSU Plan require the approval from Shareholders, which is in compliance with the TSX rules.

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FINANCIAL ASSISTANCE

Does the Corporation provide any financial assistance to participants to purchase shares under the security-based compensation arrangements?

The Employee Share Purchase Plan

Under the Employee Share Purchase Plan, the Corporation will contribute to the Eligible Employee contribution an amount equal to 60% of the Eligible Employee's contribution cumulated at the end of each interim period of the Corporation up to a maximum of $9,000 per year.

The Stock Option Plan

There is no provision allowing financial assistance under the Stock Option Plan.

The DSU Plan and RSU Plan

Not applicable

CHANGE OF CONTROL PROVISIONS

Are there any adjustment provisions under the security-based compensation arrangements?

The Employee Share Purchase Plan

Under the Employee Share Purchase Plan, if there is a change of control of the Corporation, all unvested Common Shares held in trust for an Eligible Employee shall be immediately deliverable to the Eligible Employee. The Corporation's contribution shall immediately be made and the Common Shares shall be issued for the then aggregate contribution based on the Current Market Value (as defined in the Employee Share Purchase Plan) of the Common Shares on the date of the change of control prior to the completion of the transaction which results in the change of control and that such Common Shares shall be immediately delivered to the Eligible Employees.

In addition, in the event there is any change in the Common Shares, whether by reason of a stock dividend, consolidation, subdivision, reclassification or otherwise, an appropriate adjustment shall be made by the committee authorized by the Board to oversee the Employee Share Purchase Plan in the number of Common Shares available under the Employee Share Purchase Plan. If such an adjustment shall result in a fractional Common Share, the fraction shall be disregarded. All such adjustments shall be conclusive, final and binding for all purposes of the Employee Share Purchase Plan.

The Stock Option Plan

Under the Stock Option Plan, if there is a change of control of the Corporation, all unvested options outstanding at the time of the change of control shall vest and become immediately exercisable.

Under the Stock Option Plan, in the event that the outstanding Common Shares are changed into or exchanged for a different number or kind of shares or other securities of the Corporation, or in the event that there is a reorganization, amalgamation, consolidation, subdivision, reclassification, dividend payable in capital stock or other change in capital stock of the Corporation, then each participant holding an option shall thereafter upon the exercise of the option granted to him, be entitled to receive, in lieu of the number of shares to which the participant was theretofore entitled upon such exercise, the kind and amount of shares or other securities or property which the participant would have been entitled to receive as a result of any such event if, on the effective date thereof, the participant had been the holder of the shares to which he was theretofore entitled upon such exercise.

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In the event the Corporation proposes to amalgamate, merge or consolidate with any other Corporation (other than with a wholly-owned subsidiary of the Corporation) or to liquidate, dissolve or wind-up, or in the event an offer to purchase the shares of the Corporation or any part thereof shall be made to all Shareholders, the Corporation shall have the right, upon written notice thereof to each participant, to require the exercise of the option granted pursuant to the Stock Option Plan within the thirty (30) day period following the date of such notice and to determine that upon such thirty (30) day period, all rights of the participant to exercise same (to the extent not theretofore exercised) shall ipso facto terminate and cease to have any further force or effect whatsoever.

The DSU Plan

Under the DSU Plan, if a Change of Control takes place, all unvested DSUs become vested at the time of the Change of Control.  The settlement of such DSUs however remains subject to the termination of the Director's mandate.

Whenever dividends are paid on Common Shares, additional DSUs will be automatically granted to each participant who holds DSUs on the record date for such distribution of dividend. The number of such DSUs (rounded to the nearest whole DSU) to be credited as of a dividend payment date shall be determined by dividing the aggregate dividend that would have been paid to such participant if the participant's DSUs had been Common Shares by the market value on the date on which the distributions were paid on the Common Shares. DSUs granted to a participant under the section on credits shall be subject to the same vesting as the DSUs to which they relate.

The RSU Plan

Under the RSU Plan, if there is a change of control of the Corporation, all outstanding RSUs vest, irrespective of any performance vesting conditions.

In the event of any stock dividend, stock split, combination or exchange of shares, merger, consolidation, recapitalization, amalgamation, plan of arrangement, reorganization, spin-off or other distribution (other than normal cash dividends) of the Corporation's assets to Shareholders or any other change affecting the Common Shares, such adjustments as are required to reflect such change shall be made with respect to the number of RSUs in the accounts maintained for each participant, provided that no fractional RSUs shall be issued to participants and the number of RSUs to be issued in such event shall be rounded down to the next whole number of RSUs.

Whenever dividends are paid on Common Shares, additional RSUs will be automatically granted to each participant who holds RSUs on the record date for such dividend. The number of such RSUs (rounded to the nearest whole RSU) to be credited as of a dividend payment date shall be determined by dividing the aggregate dividends that would have been paid to such participant if the participant's RSUs had been Common Shares by the market value on the date on which the dividends were paid on the Common Shares. RSUs granted to a participant under the section on credits for dividends shall be subject to the same vesting as the RSUs to which they relate.

BLACK-OUT PERIODS

Are there any blackout period provisions under the security-based compensation arrangements?

Under the Stock Option Plan, in the event that the term of an option expires during such period of time during which insiders are prohibited from trading in shares as provided by the Corporation's Securities Trading Policy, as it may be implemented and amended from time to time or within 10 business days thereafter, the option shall expire on the date that is 10 business days following the Blackout Period (as defined in the Stock Option Plan). Although the Blackout Period would only cover insiders of the Corporation, the extension would apply to all participants who have options, which expire during the Blackout Period.

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PENSION PLAN BENEFITS

The Corporation has not adopted any retirement plan or pension plan providing for payment of benefits.

TERMINATION AND CHANGE OF CONTROL BENEFITS

The Corporation has entered into employment agreements with its Named Executives on terms and conditions comparable to market practice for public issuers in the same industry and market and of the same size as the Corporation. As part of the RTO Transaction, M. Lodder's employment agreement (entered into with Barkerville), was transferred to and assumed by ODV effective on the closing of the RTO Transaction. Therefore, this section is not applicable to Mr. Lodder.  In the case of termination of employment initiated by the Corporation for reasons other than just cause, the Corporation will make the following severance payments to its Named Executives:

• Executive Chair of the Board and former Chief Executive Officer: 1.5 x (annual base salary level + average annualized bonus paid or declared in the last two years); and

• other Named Executives: 1.0 x (annual base salary level + average annualized bonus paid or declared in the last two years).

The Corporation shall also continue all of the Named Executive's benefits for a corresponding period of time equal to one (1) year (one and a half (1.5) year for the Executive Chair of the Board and former Chief Executive Officer) from the cessation of the Named Executive's employment (the "Extended Benefits Period"). Any RSUs held by the Named Executive, as applicable, shall vest and be payable pursuant to the provisions of the RSU plan, as amended from time to time. The Named Executives shall also be entitled to exercise options vesting during Extended Benefit Period pursuant to the provisions of the Stock Option Plan.

In the case of termination of employment initiated by the Corporation for reasons other than just cause, including constructive dismissal, within 18 months following a Change of Control ("CoC"), the Named Executives will be entitled to the following severance payment ("CoC severance"):

• Executive Chair of the Board and former Chief Executive Officer, the President and current Chief Executive Officer: 2.0 x (annual base salary level + average annualized bonus paid or declared in the last two years);

• other Named Executives: 1.5 x (annual base salary level + average annualized bonus paid or declared in last two years);

• in the event the CoC event is deemed by the Board of Directors to be "hostile", CoC severance payments may also be made to Named Executives who voluntarily resigns within 6 months following the "hostile" CoC.

Upon a CoC, all unvested options and RSUs vest, irrespective of any performance conditions. The Corporation shall also continue all of the Named Executives' benefits for a corresponding period of time equal to one and a half (1.5) year (two (2) years for the Executive Chair of the Board and former Chief Executive Officer and the President and current Chief Executive Officer).

In addition to any severance payment, the Named Executives will be entitled to the current year short-term incentive payment in accordance with the actual achievements for the period they were employed.

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Termination by the Corporation Without Cause

If a Named Executive is terminated by the Corporation without cause, such Named Executive will be entitled to:

Compensation(1)	Sean Roosen(2) ($)	Sandeep Singh(3) ($)	Frédéric Ruel(4) ($)	Luc Lessard(5) ($)	André Le Bel ($)
Cash Severance Annual base salary level(6) Average Annualized Bonus(7)	538,500 512,925	600,000 600,000	275,000 245,100	513,000 462,350	318,000 302,900
Unvested Equity acceleration Options(8) RSUs(9)	502,627 2,667,202	433,015 1,416,568	158,946 724,850	242,011 1,442,818	205,591 1,073,544
Benefits Insurance and Others(10)	63,600	59,700	58,300	59,100	58,600
TOTAL	4,284,854	3,109,283	1,462,196	2,719,279	1,958,635

NOTES:
(1)	All amounts are calculated as at December 31, 2020; all Named Executives are entitled to one (1) time (1.5 times for Executive Chair of the Board and former Chief Executive Officer), the sum of the Named Executive's (i) annual base salary level and (ii) average annualized bonus paid or declared in the last two years (or target bonus if the Named Executive had not completed two full years of employment); they are also entitled to the acceleration of all unvested equity and the maintaining of most benefits for a term of 12 months (18 months for Executive Chair of the Board and former Chief Executive Officer). In addition, all Named Executives are also entitled to receive payment of any accrued unpaid vacation. Amounts reflected in the table do not take into consideration any part of the compensation assumed by an associate company of the Corporation.
(2)	As part of the RTO Transaction with ODV, Mr. Sean Roosen was appointed as Executive Chair of the Board of the Corporation on November 25, 2020 to focus on the launch of ODV.
(3)	Upon closing of the RTO Transaction, Mr. Sandeep Singh was appointed to take on the role of President and Chief Executive Officer and Director of the Corporation, effective as of November 25, 2020.
(4)	Mr. Frédéric Ruel was appointed as Chief Financial Officer and Vice President, Finance of the Corporation on February 20, 2020.
(5)	Mr. Luc Lessard's employment agreement was transferred to and is assumed by ODV effective as of January 1st, 2021.
(6)	As at December 31, 2020, the respective annual base salary level of the relevant Named Executives was as follows: Mr. Roosen: $359,000 (effective as of November 25, 2020, Mr. Roosen's salary level in the Corporation went from $718,000 to $359,000 because as part of the RTO Transaction his total compensation is shared equally between the Corporation and ODV (except for current outstanding equity component of his compensation), Mr. Singh: $600,000, Mr. Ruel: $275,000, Mr. Lessard: $513,000 and Mr. Le Bel: $318,000.
(7)	For the Named Executives, these amounts reflect one (1) time (1.5 times for the Executive Chair of the Board and former Chief Executive Officer) the average annualized bonus paid or declared in the last two years (or target bonus if the Named Executive had not completed two full years of employment). In addition to any severance payment, the Named Executive will be entitled to the current year payment in accordance with the actual achievements for the period they were employed.
(8)	These amounts reflect the aggregate dollar value that would be realized by multiplying the number of unvested options which would vest during the Extended Benefit Period by the difference between $16.13, being the closing price of the Common Shares of the Corporation on the TSX on December 31, 2020 and the respective exercise price of such options.
(9)	These amounts are prorated based on the period worked during the Extended Benefit Period (also taking into account achievement of all long-term objectives) by $16.13 being the closing price of the Common Shares of the Corporation on the TSX on December 31, 2020.
(10)	These amounts represent the dollar value of the insurance benefit of the Named Executives which would be continued for a term of 12 months (18 months for the Executive Chair of the Board); benefits include group insurance (but exclude long-term disability) and outplacement benefits in an amount of $50,000 and other benefits.

2021 Management Information Circular	67

Termination of Employment Following Change in Control

The Named Executive will be entitled to the following severance payment (i) if they are terminated by the Corporation for reasons other than just cause, including constructive dismissal within 18 months following a CoC, or (ii) if the Named Executives voluntary resign within 6 months following a CoC which has been deemed "hostile" by the Board of Directors of the Corporation:

Compensation(1)	Sean Roosen(2) ($)	Sandeep Singh(3) ($)	Frédéric Ruel(4) ($)	Luc Lessard(5) ($)	André Le Bel ($)
Cash Severance Annual base salary level (6) Average Annualized Bonus(7)	718,000 683,900	1,200,000 1,200,000	412,500 367,650	769,500 693,525	477,000 454,350
Unvested Equity acceleration Options(8) RSUs(9)	598,446 3,432,464	1,299,047 3,232,452	318,945 1,101,679	474,262 2,296,912	399,465 1,575,901
Benefits Insurance and Others(10)	68,100	69,500	62,500	63,600	62,900
TOTAL	5,500,910	7,000,999	2,263,274	4,297,799	2,969,616

NOTES:
(1)	All amounts are calculated as at December 31, 2020; all relevant Named Executives are entitled to 1.5 time (2.0 times for Executive Chair of the Board and former Chief Executive Officer and the President and Chief Executive Officer) the sum of the Named Executive's (i) annual base salary level and (ii) average annualized bonus paid or declared in the last two years (or target bonus if the Named Executive had not completed two full years of employment) they are also entitled to the acceleration of all unvested equity and the maintaining of most benefits for a term of 18 months (24 months for the Executive Chair of the Board and former Chief Executive Officer and the President and current Chief Executive Officer). In addition, all Named Executives are also entitled to receive payment of any accrued unpaid vacation. Amounts reflected in the table do not take into consideration any part of the compensation assumed by an associate company of the Corporation.
(2)	As part of the RTO Transaction with ODV, Mr. Sean Roosen was appointed as Executive Chair of the Board of the Corporation on November 25, 2020 to focus on the launch of ODV.
(3)	Upon closing of the RTO Transaction, Mr. Sandeep Singh was appointed to take on the role of President and Chief Executive Officer and Director of the Corporation, effective as of November 25, 2020.
(4)	Mr. Frédéric Ruel was appointed as Chief Financial Officer and Vice President, Finance of the Corporation on February 20, 2020.
(5)	Mr. Luc Lessard's employment agreement was transferred to and is assumed by ODV effective as of January 1st, 2021.
(6)	As at December 31, 2020, the respective annual base salary level of the relevant Named Executive was as follows: Mr. Roosen: $359,000 (effective as of November 25, 2020, his salary level in the Corporation went from $718,000 to $359,000 because as part of the RTO Transaction his total compensation is shared equally between the Corporation and ODV (except for current outstanding equity component of his compensation), Mr. Singh: $600,000, Mr. Ruel: $275,000, Mr. Lessard: $513,000 and Mr. Le Bel: $318,000.
(7)	For the Named Executives, these amounts reflect 1.5 times (two (2) times for the Executive Chair of the Board and former Chief Executive Officer and the President and current Chief Executive Officer) the average annualized bonus paid or declared in the last two years (or target bonus if the Named Executive had not completed two full years of employment). In addition to any severance payment, the Named Executive will be entitled to the current year short-term incentive payment in accordance with the actual achievements for the period they were employed.
(8)	These amounts reflect the aggregate dollar value that would be realized by multiplying the number of unvested options by the difference between $16.13, being the closing price of the Common Shares of the Corporation on the TSX on December 31, 2020 and the respective exercise price of such options.
(9)	These amounts reflect the aggregate dollar value that would be realized by multiplying the number of RSUs (the vesting of which would be accelerated as a result of such CoC, irrespective of any performance condition) by $16.13 being the closing price of the Common Shares of the Corporation on the TSX on December 31, 2020.
(10)	These amounts represent the dollar value of the insurance benefit of the Named Executives which would be continued for a term of 18 months (24 months for the Executive Chair of the Board and former Chief Executive Officer and the President and current Chief Executive Officer); benefits include group insurance (but exclude long-term disability) and outplacement benefits in an amount of $50,000 and other benefits.

In May 2020, the HR Committee reviewed the non-competition clauses provided for in the employment agreements of each of the Executives of the Corporation. Pursuant to its assessment and deliberations, the Board approved, following the recommendations of the HR Committee, to amend the non-competition clauses to provide for the following terms in each of the Executive employment agreements:

Type of Termination	Non-Competition Period
For Cause	12 months
Without Cause	6 months
By the Executive	6 months
Following a Change of Control	6 months

All Executives have entered into an amendment to the employment agreement originally entered into with the Corporation, except for Mr. Lodder who had a contract with Barkerville at the time, which is still in effect. The Executives received a $10,000 consideration for agreeing to amend the terms of their employment agreement.

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Each of the Named Executives undertakes, following the date of his termination for any reason, not to solicit the Corporation's agents, administrators, officers, directors, managers or business executives, consultants or employees for a period of 12 months.

For greater certainty and notwithstanding anything to the contrary, any payment to be made to a Named Executive as a result of a termination by the Corporation without cause or termination of employment following change in control will be adjusted to take into account the particulars of the employment situation of such Named Executive with associate companies or subsidiary of the Corporation.

Policy on Recovery of Incentive Compensation

In May 2015, the Board, following the recommendation of the HR Committee, adopted a written Policy on Recovery of Incentive Compensation (the "Policy" - also commonly known as a "Clawback Policy") which will apply to the Executive Chair of the Board, the President and Chief Executive Officer, Senior Vice Presidents and Vice Presidents (the "Executive Officers") of the Corporation (including former Executive Officers). While the original text of this Policy allowed the Board, in its discretion, to establish and reserve the right to recover all or portion of awards made only under the short-term incentive program (the "Annual Incentive Compensation") paid to an Executive Officer with respect to the most recent financial year upon the occurrence of certain events, the Policy was amended in March 2018 to allow the Board, in its discretion, to establish and reserve the right to recover all or portion of (i) an Annual Incentive Compensation and (ii) all cash based and equity based compensation awarded to the Corporation's Executive Officers (collectively, the "Incentive Compensation") in direct relation to and upon the occurrence of the following which shall be deemed an event that would require a recalculation:

(i) such amount received by an Executive Officer was calculated based on, or contingent on, achieving: (a) certain financial results that are subsequently the subject of or affected by a restatement of all or a portion of the Corporation's financial statements or (b) reported reserves or resources which are subsequently determined to be overstated;

(ii) an Executive Officer was involved in gross negligence, intentional misconduct or fraud that caused or partially resulted in such restatement, misstatement or overstatement; and

(iii) the Incentive Compensation payment received would have been lower had the financial results, production results or reserves and resources been properly reported.

The amended and revised Policy affects future awards made under the short-term and long-term incentive program.  Further, Management of the Corporation will continue to monitor, in conjunction with the HR Committee, the evolution of regulatory framework in Canada with respect to compensation policies and ensure that the Policy is reviewed annually and is properly aligned with Shareholders' best interests.

SECURITIES OWNERSHIP

Formal securities ownership guidelines (the "Guidelines") were assented by the Board of Directors on May 6, 2015 in order to further align the long-term interests of the Corporation's Shareholders and that of its directors and officers. On March 18, 2020, further to a review of the Guidelines by the HR Committee, changes were proposed to enhance the Guidelines.  Given recent changes in the organizational structure of the Corporation, the HR Committee and the Board amended the ownership requirement level, since the base salary together with the long-term and short-term incentives of certain Vice Presidents doesn't measure to the level as other Vice Presidents. In addition, the HR Committee and the Board also amended the method of calculation for the determination of the value of the securities held, now being based on the TSX closing price of the Common Shares of the Corporation on December 31st or, if this date is not a trading day, on the last TSX trading day of the year.

The ownership requirements can be met through the holding of Common Shares, DSUs and RSUs.

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The following table illustrates the amounts and levels established for the minimum requirement for non-executive directors and Named Executives, with the exception of Mr. Lodder who was never directly employed by the Corporation:

Categories	Securities Ownership Levels (as Multiple of Annual Base Salary Level/Retainer)
Lead Director and Directors	2.0 Times Basic Retainer and DSUs
Executive Chair and former Chief Executive Officer President and current Chief Executive Officer	3.0 Times Annual Base Salary Level
Senior Vice President	2.5 Times Annual Base Salary Level
CFO, Vice President, Legal Affairs and Corporate Secretary	2.0 Times Annual Base Salary Level

Newly elected or appointed directors, newly appointed Named Executives have three years to comply with the ownership requirements from the date of election or appointment. Further to a salary increase, each Named Executive and other Vice President whose salary has been so increased shall also have three years to comply with the increased level of ownership requirements deriving from such salary increase, starting from the effective date of such increase. The following table sets out the securities ownership status of non-executive directors and Named Executives as at December 31, 2020 at a closing price of $16.13:

The Securities Ownership of Directors and Named Executives:

	HOLDINGS			Total Value(1)	Securities Ownership Level(2)	Compliance with the Guidelines
Name and Position	Number of Common Shares	Number of DSUs	Number of RSUs (Fixed Component only)	($)	($)	Yes / No / Target Date
John R. Baird Director since April 6, 2020	2,818	18,876	n/a	349,924	320,000	Yes
Françoise Bertrand Director since November 24, 2014	1,200	65,887	n/a	1,082,113	320,000	Yes
John Burzynski Director since April 30, 2014	18,866	35,711	n/a	880,327	320,000	Yes
Christopher C. Curfman Director since May 4, 2016	10,500	48,698	n/a	954,863	320,000	Yes
Joanne Ferstman(3) Lead Director since April 30, 2014	19,500	99,053	n/a	1,912,260	560,000	Yes
W. Murray John Director since February 19, 2020	10,000	18,430	n/a	458,576	320,000	Yes
Pierre Labbé(3) Director since February 17, 2015	6,145	55,805	n/a	999,254	320,000	Yes
André Le Bel(3) Vice President, Legal Affairs and Corporate Secretary since February 17, 2015	64,667	n/a	49,985	1,849,337	636,000	Yes
Luc Lessard(4) Senior Vice President, Technical Services since June 30, 2015	62,591	n/a	72,612	2,180,824	1,282,500	Yes
Charles E. Page Director since April 30, 2014	55,215	66,104	n/a	1,956,875	320,000	Yes
Sean Roosen(5) Director since April 30, 2014 Executive Chair since November 25, 2020	664,183	n/a	109,235	12,475,232	1,077,000	Yes
Frédéric Ruel Chief Financial Officer and Vice President, Finance since February 20, 2020	24,433	n/a	34,903	957,090	550,000	Yes
Sandeep Singh President and Chief Executive Officer since November 25, 2020	139,795	n/a	152,019	4,706,960	1,800,000	Yes

NOTES:
(1)	As provided in the Guidelines, the value of holdings is based on TSX closing price of the Common Shares of the Corporation on December 31st, 2020, being $16.13.
(2)	For Named Executives, the level of securities ownership is based on salaries effective as of December 31, 2020.
(3)	Further to the closing by the Corporation of its $300 million offering of convertible senior unsecured debentures on November 3, 2017, the following directors, and Named Executives subscribed, directly or indirectly, in said financing however, their respective investment is not taken into account in determining their compliance with the Guidelines: Joanne Ferstman: $100,000, Pierre Labbé: $25,000 and André Le Bel: $25,000.
(4)	As part of the RTO Transaction, Mr. Luc Lessard was appointed on November 25, 2020 as Chief Operating Officer of ODV and ceased to act as Senior Vice President, Technical Services of the Corporation, effective as of January 1st, 2021. Therefore, the Securities Ownership Guidelines no longer apply to Mr. Lessard.
(5)	As part of the RTO Transaction with ODV, Mr. Sean Roosen was appointed as Executive Chair of the Board of the Corporation on November 25, 2020 to focus on the launch of ODV. Effective as of November 25, 2020, his salary level in the Corporation went from $718,000 to $359,000 because as part of the RTO Transaction his total compensation is shared equally between the Corporation and ODV (except for current outstanding equity component of his compensation).

70	2021 Management Information Circular

As at December 31, 2020, the aggregate value of the total number of securities held by non-executive directors and Named Executives (only including the fixed component of RSUs) represents a value of $30,763,636 ($26,195,406 as of March 22, 2021).

STATEMENT OF CORPORATE GOVERNANCE PRACTICES

The Corporation is committed to sound corporate governance practices. The Board of Directors has carefully considered the Corporate Governance Guidelines set forth in Policy Statement 58-201 to Corporate Governance Guidelines. A description of the Corporation's corporate governance practices is set out below in response to the requirements of Regulation 58-101 respecting Disclosure of Corporate Governance Practices ("Regulation 58-201") and in the form set forth in Form 58-101F1 "Corporate Governance Disclosure".

Majority Voting and Director Resignation Policy for Election of Directors

The Majority Voting and Director Resignation Policy for uncontested director elections is in effect since April 2014 and was last amended on March 30, 2016 to reflect comments received from the TSX. Under such policy, if a nominee does not receive the affirmative vote of at least the majority of votes cast at the meeting of Shareholders, the director shall promptly tender his or her resignation for consideration by the Governance and Nomination Committee and the Board. The Governance and Nomination Committee will consider such resignation and make a recommendation to the Board of Directors. The policy is available on the Corporation's website at www.osiskogr.com.

Composition of the Board of Directors

As of March 22, 2021, the Board of Directors consists of a majority of independent directors given that, of the eleven (11) directors currently serving on the Board of Directors, nine (9) are considered independent directors (82% of the Board of Directors are independent).  Upon election of the nominee directors at the Meeting, of the nine (9) directors duly elected, seven (7) will be considered independent directors (78% of the Board of Directors will be independent).

The independence of each director is determined by the Board based on the results of independence questionnaires completed by each director annually and on other information reviewed on an ongoing basis.

Policy regarding Tenure on the Board of Directors

The Board of Directors is committed to a process of Board renewal and succession-planning for non-executive directors in order to balance the benefits of experience with the need for new perspectives to the Board while maintaining an appropriate degree of continuity and adequate opportunity for transition of Board and Board Committee roles and responsibilities. Accordingly, the Corporation adopted on March 30, 2016 a policy regarding the tenure on the Board of Directors (the "Board Tenure Policy").

The Governance and Nomination Committee is responsible for recommending nominees for election to the Board and, in furtherance of such responsibility, it analyzes the competencies and skills of existing non-executive directors, oversees an annual director evaluation process, and assesses the current and future needs of the Board, including the need to comply with the Corporation's Policy regarding the diversity of the Board of Directors (as more fully described below).

In order to assist the Governance and Nomination Committee and the Board in succession-planning for non-executive directors and appropriate Board renewal, the Board has adopted limits on Board tenure. Non-executive directors will not be re-nominated for election at an annual meeting after the earlier of the following has occurred:

(a) such director has served 12 years following the later of (i) March 30, 2016 and (ii) the date on which the director first began serving on the Board (the "Term Limit"); or

(b) such director has reached the age of 72 years old on or before the date of the annual or special meeting of Shareholders of the Corporation called in respect of the election of directors (the "Retirement Age"); provided that, for greater certainty, there should be no expectation that a non-executive director will serve on the Board for the periods contemplated by the Term Limit or until such director reaches the Retirement Age (collectively the "Board Tenure Limits").

2021 Management Information Circular	71

Notwithstanding the foregoing, the Board Tenure Limits shall not apply to a non-executive director who has yet to be elected annually for the fifth consecutive time by the Shareholders in accordance with the Corporation's Majority Voting and Director Resignation Policy. Once a non-executive director has been elected or re-elected for five (5) times, these Board Tenure Limits apply notwithstanding that such director has continued to receive satisfactory annual performance evaluations, has needed skills and experience and meets other Board policies or legal requirements for Board service.

Exceptionally, on a case-by-case basis and on the recommendation of the Governance and Nomination Committee, a non-executive director who has reached the Term Limit or the Retirement Age may be nominated to serve on the Board for up to a maximum of two (2) additional years.

In determining whether to make such a recommendation to the Board, the Governance and Nomination Committee shall consider the following factors, among others:

(a) the director has received positive annual performance assessments;

(b) the Governance and Nomination Committee believes it is in the best interests of the Corporation that the director continues to serve on the Board; and

(c) the director has been re-elected annually by the Corporation's Shareholders in accordance with the Corporation's Majority Voting and Director Resignation Policy.

Notwithstanding the foregoing, the Board retains full discretion in approving such recommendation by the Governance and Nomination Committee.

In addition, directors are expected to inform the Executive Chair of the Board or the Lead Director of any major change in their principal occupation so that the Board would have the opportunity to decide the appropriateness of such director's continuance as a member of the Board or of a Board Committee. Directors are also expected to provide the Executive Chair of the Board or the Lead Director with information as to all boards of directors that they sit on or that they have been asked to join so as to allow the Board to determine whether it is appropriate for such director to continue to serve as a member of the Board or of a Board Committee. The Governance and Nomination Committee will apply Board nominee selection criteria, including directors' past contributions to the Board and availability to devote sufficient time to fulfill their responsibilities, prior to recommending directors for re-election for another term. A copy of the Board Tenure Policy is available on the Corporation's website at www.osiskogr.com.

Independence of Directors - Majority of Directors is Independent

The Board has approved independence standards that require that a majority of its directors be independent. The independence of a director is determined in accordance with Regulation 52-110 or Regulation 58-101 further to voluntary disclosure by each director. Furthermore, the Board of Directors may determine that a director has no material relationship with the Corporation, including as a partner, Shareholder or officer of an organization that has a relationship with the Corporation. A "material relationship" is a relationship which could, in the view of the Board, be reasonably expected to interfere with the exercise of a director's independent judgment and includes an indirect material relationship. In determining whether a director is independent, the Board applies standards derived from the Canadian Securities Administrators director independence rules. The Board determines the independence of a director when it approves director nominees for inclusion in this Circular. Based on the results of independence questionnaires completed by each nominee and other information, the Board determined that seven (7) of the nine (9) nominees proposed for election as directors have no material relationship with the Corporation and are, therefore, independent.

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The following table indicates the independence status of each of the nine (9) nominees for election to the Board of Directors:

Name	Independent	Non-Independent	Reason for Non-Independence
John R. Baird	✓		N/A
Christopher C. Curfman	✓		N/A
Joanne Ferstman	✓		N/A
W. Murray John	✓		N/A
Pierre Labbé	✓		N/A
Candace MacGibbon	✓		N/A
Charles E. Page	✓		N/A
Sean Roosen		✓	Executive Chair of the Board
Sandeep Singh		✓	President and Chief Executive Officer

Messrs. Roosen and Singh are non-independent directors given their respective position as Executive Chair of the Board and President and Chief Executive Officer.

Furthermore, in connection with the listing of the shares of the Corporation on the NYSE on July 6, 2016, the Corporation ensured that at least a majority of its directors satisfied the director independence requirements under Section 303A.02 of the NYSE corporate governance standards. On an annual basis, the Board of Directors reviews and determines the independence of each director for both Canadian and U.S. purposes.

The NYSE requires the Corporation, as a "foreign private issuer" that is not required to comply with all of the NYSE's corporate governance standards applicable to U.S. domestic issuers, to disclose any significant ways in which its corporate governance practices differ from those followed by NYSE listed U.S. domestic issuers. Except for one practice relating to internal audit function, the differences between the Corporation's practices and those required by the NYSE rules applicable to U.S. domestic issuers are not significant. The statement of differences can be found on the Corporation's website at osiskogr.com/en/governance-2/osisko-practices-and-nyse-rules/.

Non-Independent Executive Chair of the Board

The Board of Directors has been led by Mr. Sean Roosen since his appointment as Chair of the Board of Directors of the Corporation in April 2014. As part of the RTO Transaction, Mr. Roosen was appointed as Executive Chair of the Board and Mr. Sandeep Singh was appointed as President and Chief Executive Officer of the Corporation on November 25, 2020 in order to allow Mr. Roosen to focus on the launch and growth of ODV.

The Executive Chair of the Board takes all reasonable measures to ensure the Board fulfills its oversight responsibilities. The Executive Chair is responsible for the management, the development and the effective performance of the Board, and provides leadership to the Board for all aspects of the Board's work.

In addition to the responsibilities applicable to all directors, the responsibilities of the Executive Chair of the Board include the following: (a) presiding at all meetings of the Corporation's shareholders and of the Board; (b) planning and organizing the activities of the Board in consultation with management including the preparation for, and the conduct of, Board meetings, as well as the quality, quantity and timeliness of the information that goes to the Board; (c) during Board meetings, encouraging full participation and discussion by individual directors, stimulating debate, facilitating consensus, and ensuring that clarity regarding decisions is reached and duly recorded; (d) fostering ethical and responsible decision making by the Board and its individual members; (e) providing advice, counsel and mentorship to the President and Chief Executive Officer and fellow members of the Board; (f) acting with the Lead Director as principal liaison between the independent directors and the President and Chief Executive Officer on sensitive issues; (g) ensuring, in cooperation with the President and Chief Executive Officer and the Board, that there is an effective succession plan in place for the President and Chief Executive Officer position and the other senior management positions of the Corporation; (h) assisting the President and Chief Executive Officer and other members of the senior management team in the short and long range planning activities of the Corporation, including the acquisition and growth strategies; (i) ensuring the achievement, on an annual basis, of the corporate objectives which the management team is responsible for meeting, for the review and approval by the HR Committee and Board of Directors; (j) in conjunction with the President and Chief Executive Officer, representing the Corporation before its stakeholders, including shareholders, managers and employees, the investment community, the industry and the public; (k) undertaking the lead on any corporate governance matter that the Board may request from time to time; (l) developing and maintaining a good working relationship between the office of the Executive Chair, the President and Chief Executive Officer and the Board to assure open communication, cooperation, interdependence, mutual trust, respect, and commonality of purpose; (m) taking steps to foster the Board's understanding of its responsibilities and boundaries with management; (n) establishing any other procedures to govern the effective and efficient conduct of the Board's work; (o) establishing the agenda for the meetings of the Board in conjunction with the President and Chief Executive Officer, and ensuring the proper timely flow of information to the Board sufficiently in advance of the meetings; (p) ensuring minutes of the Board meetings are available in a timely manner; (q) ensuring Committees of the Board report to the Board on their activities; (r) assisting the Committees of the Board and Committee Chairs to bring important issues forward to the Board for consideration and resolution; and (s) carrying out other responsibilities at the request of the Board.

2021 Management Information Circular	73

Independent Lead Director of the Board

The Board of Directors is led by a non-executive and independent Lead Director, which contributes to the Board's ability to function independently of Management of the Corporation. Ms. Joanne Ferstman was appointed to act as the Lead Director and serve on the Board of Directors of the Corporation in April 2014.

In addition to the responsibilities applicable to all directors of the Corporation, the responsibilities of the Lead Director of the Board include the following: (a) providing leadership to ensure that the Board functions independently of Management of the Corporation and other non-independent directors; (b) providing leadership to foster the effectiveness of the Board; (c) working with the Executive Chair to ensure that the appropriate committee structure is in place and assisting the Corporate Governance and Nomination Committee in making recommendations for appointment to such committees; (d) recommending to the Executive Chair items for consideration on the agenda for each meeting of the Board; (e) commenting to the Executive Chair on the quality, quantity and timeliness of information provided by Management to the independent directors; (f) calling, where necessary, the holding of special meetings of the Board, outside directors or independent directors, with appropriate notice, and establishing agenda for such meetings in consultation with the other outside or independent directors, as applicable; (g) in the absence of the Executive Chair, chairing Board meetings, including, providing adequate time for discussion of issues, facilitating consensus, encouraging full participation and discussion by individual directors and confirming that clarity regarding decision-making is reached and accurately recorded; in addition, chairing each Board meeting at which only outside directors or independent directors are present; (h) consulting and meeting with any or all of the independent directors, at the discretion of either party and with or without the attendance of the Executive Chair, and representing such directors, where necessary, in discussions with Management of the Corporation on corporate governance issues and other matters; (i) working with the Executive Chair of the Board and the President and Chief Executive Officer to ensure that the Board is provided with the resources, including external advisers and consultants to the Board as considered appropriate, to permit it to carry out its responsibilities and bringing to the attention of the Executive Chair of the Board and the President and Chief Executive Officer any issues that are preventing the Board from being able to carry out its responsibilities; (j) conducting peer reviews through a process involving meeting with each director individually; these peer reviews will be conducted to coincide with the formal survey of board effectiveness; (k) ensuring non-management directors discuss among themselves, without the presence of Management, the Corporation's affairs and (l) carrying out other responsibilities at the request of the Board.

Policy regarding the diversity of the Board of Directors

The Corporation is committed to diversity among its Board of Directors. On March 30, 2016, the Board adopted a policy regarding the diversity of the Board of Directors (the "Diversity Policy") relating to candidate selection based on experience and expertise to achieve effective stewardship and management.

In an increasingly complex global marketplace, the ability to draw on a wide range of viewpoints, backgrounds, skills, and experience is critical to the Corporation's success. By bringing together men and women from diverse backgrounds and giving each person the opportunity to contribute their skills, experience and perspectives in an inclusive workplace, the Corporation believes that it is better able to develop solutions to challenges and deliver sustainable value for the Corporation and its stakeholders. The Corporation considers diversity to be an important attribute of a well-functioning Board, which will assist the Corporation to achieve its long-term goals.

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The Corporation recognizes that diversity is a significant aspect of diversity and also acknowledges the important role that women with appropriate and relevant skills and experience can play in contributing to the diversity of perspective on the Board. Furthermore, the Corporation believes that promotion of diversity is best served through careful consideration of all of the knowledge, experience, skills and backgrounds of each individual candidate for director in light of the needs of the Board without focusing on a single diversity characteristic and, accordingly has not adopted specific Board diversity goals other than the gender representation target. To ensure sound corporate governance, the Governance and Nomination Committee is guided by the following principles in recommending candidates to the Board of Directors:

i) ensuring that the Board of Directors of the Corporation is composed of directors who possess extensive knowledge, skills and competencies, diverse points of view, and relevant expertise, enabling them to make an active, informed and positive contribution to the management of the Corporation, the conduct of its business and the orientation of its development;

ii) seeking a balance in terms of the knowledge and competencies of directors to ensure that the Board of Directors can fulfil its role in all respects; and

iii) To the extent practicable, seeking directors who represent gender diversity, members of the designated groups (as defined in the Employment Equity Act), ages, cultural communities, geographic areas and other characteristics of the communities in which the Corporation conducts its business.

The Corporation had set an objective of reaching 40% representation of women of the independent directors of the Board. In order to achieve this goal, the Governance and Nomination Committee shall:

•	maintain a short list of potential candidates for election to the Board of Directors which list shall include a majority of women candidates; this list shall take into account that qualified candidates may be found in a broad array of organizations;
•	periodically assess the effectiveness of the nomination process at achieving the Corporation's diversity objectives outlined in this Policy; and
•	in order to support the specific objective of gender diversity, consider the level of representation of women on the Board and ensure that women were included in the short list of candidates being considered for a Board position.

When identifying potential candidates for the Board of Directors, the Governance and Nomination Committee considers the selection criteria approved by the Board, as well as its analysis of the Board's needs based on the above criteria. These selection criteria are reviewed periodically.

The Diversity Policy is reviewed annually by the Governance and Nomination Committee to ensure it is effective in achieving its objectives. Any changes to the Diversity Policy as well as additional diversity achievements will be reported annually in the Corporation's management information circular. A copy of the Diversity Policy is available on the Corporation's website at www.osiskogr.com.

As of the date hereof, Ms. Joanne Ferstman, Ms. Françoise Bertrand and Ms. Candace MacGibbon represent 27% of the eleven (11) directors or 33% of the independent Directors.  Upon election of the nominee directors at the Meeting, there will be two (2) women on the Board of Directors or representing 22% of all Directors (29% of the independent Directors). Pursuant to an investor rights agreement entered into between the Caisse and the Corporation, the Caisse retains the right to designate one nominee to the Board of Directors of the Corporation, for so long as the Caisse, together with its affiliates, owns more than 10% of the outstanding Common Shares of the Corporation.

Further, the Executive Chair of the Board of the Corporation has been a member of the "30% Club" since March 2017. The "30% Club" promotes gender balance on boards to encourage better leadership and governance.  In addition, the "30% Club" also aims to develop a diverse pool of talent for all businesses through the efforts of its members who are committed to better gender balance at all levels of their organizations.

2021 Management Information Circular	75

The Corporation is focused on achieving its objective of 40% women representation on the Board of Directors, although, no timeline has been set to achieve such objective.  In reach of such target, the Governance and Nomination Committee will continue to review the Corporation's evergreen list of potential director candidates and maintain a "short-list" of predominantly female candidates.  Accordingly, the Governance and Nomination Committee is focused towards adding female representation to the Board of directors in the near term.

Policy regarding the diversity in corporate talent

The Corporation is committed to diversity among its Management team. On November 9, 2016, the Board adopted a policy regarding the diversity in corporate talent (the "Management Diversity Policy") relating to candidate selection based on merit in order to select the best person to fulfill each position within the organization. At the same time, the Corporation recognizes that diversity is important to ensure that the profiles of its team provide the necessary range of perspectives, experience and expertise required to achieve corporate objectives.

In an increasingly complex global marketplace, the ability to draw on a wide range of viewpoints, backgrounds, skills, and experience is critical to the Corporation's success. By bringing together men and women from diverse backgrounds and giving each person the opportunity to contribute their skills, experience and perspectives in an inclusive workplace, the Corporation believes that it is better able to develop solutions to challenges and deliver sustainable value for the Corporation and its stakeholders. The Corporation considers diversity to be an important attribute of a well-functioning company which will assist the Corporation to achieve its long-term goals.

The Corporation recognizes that diversity is a significant aspect of diversity and acknowledges the important role that women with appropriate and relevant skills and experience can play in contributing to the diversity of perspective on the Corporation.

The purpose of the Management Diversity Policy is to communicate the importance the Corporation places on the diversity within its organization.

The Corporation believes that diversity enriches discussion and performance of the team in the pursuit of its short and long-term corporate objectives. As part of its strategy to recruit and maintain a diversified organization, it will:

•	promote diversity within its team, with particular emphasis on gender diversity;
•	promote the contribution of women to the success of the organization;
•	assist in the development of women within the organization through training, inside sponsorship and outside mentoring;
•	ensure that for every open position within the organization, at least one female be considered as a potential candidate;
•	actively participate in internal and external initiatives to promote diversity in its industry with specific focus on gender diversity;
•	encourage an awareness in all staff of their rights and responsibilities with regard to fairness, equity and respect for all aspects of diversity; and
•	provide work environment that accommodates family and work life balance, while maintaining a high achievement culture.

The Corporation aims to have 25% of officer positions held by women.

The executive team will report annually to the Governance and Nomination Committee on its diversity program, including:

i. gender distribution of employees;

ii. corporate participation on initiatives (internal and external) to promote gender diversity; and

iii. current trends in diversity programs.

The Corporation will also report externally on its performance in the application of diversity programs.

The Management Diversity Policy will be reviewed annually by the Governance and Nomination Committee to ensure it is effective in achieving its objectives. Any changes to the Management Diversity Policy as well as additional diversity achievements will be reported annually in the Corporation's management information circular. A copy of the Management Diversity Policy is available on the Corporation's website at www.osiskogr.com.

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As of March 22, 2021, one woman was an executive officer of the Corporation, which represents 16.6% of the executive Management team.

Employee Diversity

The Board and Management believe that diversity and inclusion efforts contribute to a culture of performance and enhance decision making at all levels of the organization.

Accordingly, the Corporation evaluates its approach on an ongoing basis to ensure it is responsive to evolving best practices in diversity and inclusion. In its recruiting and staffing efforts, the Corporation seeks out diversity of gender, background, experience and perspective in order to foster diversity of thought and to build diverse teams.

Among the Corporation, 57% of team members and 67% of managers are women. As for the Corporation's officers, 2 of 7 are woman, which represents 29% of the officers.

Although the Corporation has not adopted a formal target regarding employee diversity, the Corporation monitors the diversity of its workforce on an ongoing basis and when the time comes to select a candidate for a new position or as a replacement, the Corporation considers the benefit of diversity in its selection criteria.

Board's Skills Matrix

The Governance and Nomination Committee, together with the Board Executive Chair, is responsible for determining the needs of the Board in the long-term and identifying new candidates to stand as nominees for election or appointment as directors.

The Board ensures that the skill set developed by directors, through their business expertise and experience, meets the needs of the Board.

The Governance and Nomination Committee reviews annually the credentials of the members of the Board. The following table exemplifies the current skills that each nominee possesses:

NOTES:
(1)	Financial: Ability to understand: (i) financial statements; (ii) financial controls and measures; (iii) capital markets; and (iv) financing options.
(2)	Mergers and Acquisitions: Understanding of: (i) capital markets in friendly and unfriendly transactions; (ii) complexity of integration post-business continuation; and (iii) general legal requirements in M&A.
(3)	Technical/Mining: Understanding of: (i) exploration activities; (ii) mine operations, including risks/challenges/opportunities (mining, milling); (iii) ability to have knowledge of construction/development/planning/scheduling/monitoring of construction/contract administration/forecasting; and (iv) understanding of marketing of metals.
(4)	Government Relations: Understanding of: (i) legislative and decision-making process of governments; and (ii) experience in dealing with governments (policy-making, lobbying, etc.).
(5)	International Experience: Consists of: (i) experience in dealing with different legislative and cultural environments; (ii) understanding foreign legislative process; and (iii) understanding opportunities and risk in non-Canadian jurisdictions.
(6)	Governance: Understanding of (i) the requirements/process for oversight of management; (ii) various stakeholder requirements; and (iii) evolving trends with respect to governance of public companies.
(7)	Human Resource: Ability to: (i) review management structure for large organization; (ii) develop/assess/monitor remuneration packages (salary, benefits, long-term and short-term incentives); and (iii) understand how to motivate people.
(8)	Sustainability: Understanding of (i) environmental risks in the mining industry; (ii) government regulations with respect to environmental, health & safety; and (iii) understanding of and experience in community relations and stakeholder involvement.
(9)	Management: Ability to plan, operate and control various activities of a business.
(10)	Information Security Risk Management: Ability to manage risks associated with the use of information technology, involving identifying, assessing, and treating risks to the confidentiality, integrity and availability of Corporation's assets.

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Other Directorships

As part of its business model and in connection with its strategic investments made in other companies, either by acquiring equity interests, purchasing royalties, royalty options or otherwise, the Corporation generally expects from its directors and officers to be actively involved within such associate companies, which may include becoming a member of the board of directors of such associate companies. The Corporation acknowledges that a director or an officer serving on too many public boards of directors might be "overboarded". Consequently, all directors and officers of the Corporation must submit to the Governance and Nomination Committee any offer to join an outside board of directors in order to ensure that any additional directorship would not impair the ability to adequately fulfill the responsibilities assigned to the directors and officers of the Corporation.

As a general guideline, the Governance and Nomination Committee of the Corporation will consider that a director or officer of the Corporation should be regarded as "overboarded" if that person:

(a) has attended fewer than 75% of the Corporation's Board and Committee meetings held within the past year without a valid reason for the absences;

and

(b)

(i) if that person is President and Chief Executive Officer of a company, that person sits on more than two (2) outside public company board, in addition to the Corporation; or

(ii) if that person is not President and Chief Executive Officer of a company, that person sits on more than five (5) public company boards, in addition to the Corporation.

In determining what is an "outside public company board", the Governance and Nomination Committee specifically excludes associate companies for the reason that becoming a director of such companies is crucial in order to oversee and supervise the Corporation's investment in such associate companies. This representation allows the Corporation to protect its Shareholders' interests.

Furthermore, the President and Chief Executive Officer's position description as amended in November 2015, includes that, as part of the duties of the President and Chief Executive Officer of the Corporation, he shall, as applicable (i) become a member of the board of directors of such associate companies or (ii) delegate such duty to an officer of the Corporation.

The table below sets forth the name of each nominee director of the Corporation who is currently a director of another organization that is a reporting issuer, as also described under the section entitled "Election of Directors" in this Circular:

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Nominee	Other Reporting Issuers	Industry Classification	Market and Stock Symbol	Board Committee Membership
John R. Baird	Canfor Corporation	Paper and forest products	TSX — CFP	Joint Environmental, Health and Safety Committee - Member Joint Capital Expenditure Committee - Member Joint Corporate Governance Committee - Member
	Canfor Pulp Products Inc.	Paper and forest products	TSX — CFX	Joint Environmental, Health and Safety Committee - Member Joint Capital Expenditure Committee - Member Joint Corporate Governance Committee - Member
	Canadian Pacific Railway Limited	Transportation and environmental services	TSX/NYSE — CP	Corporate Governance and Nomination Committee - Member Risk and Sustainability Committee - Member
	Canadian Pacific Railway Company	Transportation and environmental services	NYSE/London — CPRY	—
Christopher C. Curfman	None
Joanne Ferstman	Dream Unlimited Corp.	Real Estate Company	TSX — DRM	Chair of the Board Audit Committee - Chair Organization, Design and Culture Committee - Member Leaders and Mentors Committee - Member
	Cogeco Communications Inc.	Communications and Media	TSX — CCA	Audit Committee - Chair Strategic Opportunities Committee - Member
	ATS Automation Tooling Systems Inc.	Industrial products - fabricating and engineering	TSX — ATA	Audit and Finance Committee - Chair Human Resources Committee - Member
	ODV (A subsidiary held at approximately 75% by the Corporation)	Mining Company	TSX-V — ODV	Audit and Risk Committee - Member Human Resources Committee - Member
W. Murray John	Discovery Metals Corp.	Mining Company	TSX-V — DSV	Chair of the Board Audit Committee - Member Compensation Committee - Member Nominating and Governance Committee - Member
	O3 Mining Inc.	Mining Company	TSX-V — OIII	Lead Director Health, Safety and CSR Committee - Member Nominating and Governance Committee - Member
	Prime Mining Corp.	Mining Company	TSX-V — PRYM OTCQB — PRMNF FRANKFURT — A2PRDW	Chair of the Board Audit Committee - Member Health, Safety and Sustainability Committee - Member
Pierre Labbé	None
Candace MacGibbon	INV Metals Inc.	Mining Company	TSX — INV	—
	Nickel 28 Capital Corp. (Conic Metals Corp.)(1)	Mining Company	TSX-V — NKL	Audit Committee - Member
Charles E. Page	Unigold Inc.	Mining Company	TSX-V — UGD	Audit Committee - Member Compensation Committee - Member Corporate Governance and Nominating Committee - Member Technical Committee - Member
	ODV (A subsidiary held at approximately 75% by the Corporation)	Mining Company	TSX-V — ODV	Lead Director Human Resources Committee - Member Governance and Nomination Committee - Member
Sean Roosen	ODV (A subsidiary held at approximately 75% by the Corporation)	Mining Company	TSX-V — ODV	Chair of the Board Environmental and Sustainability Committee - Member
	Osisko Mining - Associate company	Mining Company	TSX — OSK	—
	Victoria Gold Corp.	Mining Company	TSX — VGCX	Compensation Committee - Member Technical Committee - Member
Sandeep Singh	None

NOTE:

(1) Ms. MacGibbon will not stand for re-election for the Nickel 28 Capital Corp. (formerly Conic Metals Corp.) board of directors, which term is expected to terminate in 2021.

2021 Management Information Circular	79

Interlocking Directorships

As of the date of the Circular, there are no interlocks of the independent director nominees serving on the compensation or equivalent committee or board of directors of another reporting issuer which has any executive officer or director serving on the HR Committee or Board of Directors of the Corporation. However, there are a number of interlocking relationships, namely: Ms. Joanne Ferstman, Messrs. Roosen and Page whom serve on the board of directors of ODV. The Board and the Governance and Nomination Committee assessed the interlock and determined that there was no conflict or other concerns for the Corporation over the independence of these directors since ODV is a subsidiary and is not a competitor of the Corporation.

Independent Directors Meetings

The independent directors do not hold regularly scheduled meetings at which non-independent directors and members of Management are not in attendance. However, where deemed necessary by the independent directors, the independent directors do hold in-camera sessions exclusive of non-independent directors and members of Management, which process facilitates open and candid discussion amongst the independent directors. A private session is included in every agenda of every board and committee meeting.

Related Party Transactions

As part of our year-end procedures, management distributes a detailed questionnaire to each member of the Board and the officers of the Corporation in order to inquire as to their knowledge of any related party transaction. Accordingly, the Corporation's internal audit procedures include: (i) distributing a detailed questionnaire to all directors and officers of the Corporation; (ii) identification and coding of related party transactions; (iii) reviewing the Corporation's current related parties and associated transactions (as applicable); (iv) disclosures from Board members and officers regarding their ownership of other entities; (v) participation on additional Boards and previous employment history; (vi) analyzing the results received; and (vii) the Corporation has established guidelines to assist its accounting personnel to determine whether a supplier qualifies as a related party.

In addition, the Corporation has investments in associates over which the Corporation has significant influence.  Accordingly, when assessing whether the Corporation exercises significant influence or not over such associates, Management evaluates a number of key factors, namely:

•	Equity interest held by the Corporation;
•	Officer or director role occupied by an officer and/or director of the Corporation;

•	Importance of roles such as Chief Executive Officer or Chair of the Board of Directors; and
•	Material/significant transactions with the associate.

A report on related party transactions disclosed annually by directors and officers is provided to the Audit and Risk Committee for review and consideration.

Record of Attendance

During the 2020 financial year, the Board of Directors held 17 meetings, the Audit and Risk Committee held 7 meetings, the HR Committee held 7 meetings, the Governance and Nomination Committee held 4 meetings and the Environmental and Sustainability Committee 3 meetings. Overall the combined director attendance at meetings of the Board and its standing Committees was 96%. A record of attendance of each director at Board and Committee meetings held for the financial year ended on December 31, 2020 is set out under heading "2020 Board and Committee Attendance Record" of this Circular.

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Board Mandate

The Corporation's Board is responsible for approving long-term strategic plans and annual operating plans and budgets recommended by Management. The Corporation's Board's consideration and approval is also required for material contracts and business transactions, and all debt and equity financing transactions. The Corporation's Board delegates to Management responsibility for meeting defined corporate objectives, implementing approved strategic and operating plans, carrying on the Corporation's business in the ordinary course, managing the Corporation's cash flow, evaluating new business opportunities, recruiting staff and complying with applicable regulatory requirements. The Corporation's Board also looks to Management to provide recommendations respecting corporate objectives, long-term strategic plans and annual operating plans. The Corporation's Board has a written mandate governing its operation, a copy of which is attached in this Circular as Schedule "A".

The following figure illustrates the dynamic between the Board, the Committees of the Board, the Shareholders of the Corporation and independent auditors.

Position Descriptions

The Board has developed written position descriptions for the Executive Chair of the Board and the Chairs of the Board Committees, as well as one for the Lead Director and the President and Chief Executive Officer. Such position descriptions can be found on the Corporation's website at www.osiskogr.com.

Orientation and Continuing Education

To facilitate the process of the orientation of new directors and to provide easily access documentation to current directors, the Corporation has developed a Directors' Handbook. This reference guide provides information related to:

i. The Corporation and its activities;

ii. Structure of assets (royalties, streams and offtakes);

iii. Strategic plan;

iv. Corporate policies;

v. Information on the mining industry and royalty business;

vi. Site visits;

vii. Board and Committee Charters; and

viii. Information on directors and officers of the Corporation.

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Throughout the year, the Board and Committee Members receive formal presentations by Management and external advisors, and are provided documentation from various advisors and consultants on various topics, including:

•	Mineral royalty sector;
•	Commodity prices;
•	Mining industry opportunities and risks;
•	Current governance issues;
•	Talent management;
•	Economic forecasts;
•	Mining company performance;
•	Reports on the Corporation by investment dealer analysts;
•	Feedback from institutional and retail Shareholders;
•	New developments in financial accounting and reporting controls;
•	Financial reporting and risks; and
•	Updates on political matters.

Furthermore, the Corporation is a corporate member of the Institute of Corporate Directors ("ICD") and each member of the Board of Directors receive educational material from the ICD and may attend their conferences. The fees for attending conferences and educational sessions are reimbursable by the Corporation.

Listed below are education events attended or presented by directors of the Corporation during the year:

Director	Month	Topic
John Burzynski:
Speaker	02/2020	BMO Capital Markets Conference - Global Metals & Mining
Attendee	03/2020	PDAC Conference
Speaker	09/2020	Denver Gold Forum Americas
Joanne Ferstman:
Speaker	2020	Hugessen - Compensation
Attendee	2020	Compensation - ICD
Attendee	2020	COVID-19 and Economy - Osler
Attendee	2020	TD Securities - Ben Bernanke Interview
Attendee	2020	Real Estate Industry Forum - CPAB
Attendee	2020	Cybersecurity - Cogeco
Pierre Labbé:
Attendee	04/2020	International Financial Reporting Standards - PricewaterhouseCoopers Update on financial information from the first quarter: Spotlight on the impact of the COVID-19 pandemic
Attendee	04/2020	Accounting and Presentation of financial information - International Financial Reporting Standards; Update on the presentation of financial information
Attendee	05/2020	International Financial Reporting Standards - IFRS reporting implications of COVID-19 pandemic - Grant Thornton
Attendee	06/2020	International Financial Reporting Standards - Financial Reporting Update PricewaterhouseCoopers
Attendee	07/2020	Professional Ethics - Ethical behavior - Ethics for the CFO Role
Attendee	07/2020	Information Security - Trend in information and practices related to cybersecurity
Attendee	09/2020	Governance - The "raison d'être" of companies: Towards a new model of shareholder governance and stakeholders
Attendee	10/2020	Accounting and Presentation of financial information - International Financial Reporting Standards; Update on the presentation of financial information for the third quarter
Attendee	10/2020	Operational Management and Administration - CPA 2020 Meeting
Attendee	11/2020	Governance - 18th Annual Disclosure and Governance Seminar, McCarthy Tetrault
Attendee	12/2020	International Financial Reporting Standards - Fourth Quarter Financial Reporting Update, PricewaterhouseCoopers

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Director	Month	Topic
Sean Roosen:
Speaker	01/2020	CIBC Conference - Royalty Presentation
Speaker	01/2020	TD Conference - Corporate Presentation
Speaker	02/2020	BMO Conference - Corporate Presentation
Attendee	03/2020	PDAC Conference
Speaker	04/2020	Grit Capital's MASTERS OF MINING
Speaker	05/2020	BoAML Conference - Royalty Presentation
Speaker	07/2020	Sprott Natural Resource - Living Legend Panel
Speaker	08/2020	Crux Investor Channel - The Best Royalty Company in the World
Attendee	09/2020	Precious Metal Summit
Speaker	09/2020	Mines and Money Connect
Speaker	09/2020	Eight Capital 2020 Virtual Precious Metals Symposium
Speaker	09/2020	Denver Gold Forum
Speaker	09/2020	6is Webinar Save Canadian Mining - Capital Markets Insights for the Pandemic Part 2: Monetary Metals
Speaker	12/2020	Zurich Event - Corporate Presentation
Sandeep Singh:
Speaker	09/2020	RBC Mining Conference - Fireside Chat
Speaker	11/2020	NBC Mining Conference - Royalty Q&A
Speaker	11/2020	Cambridge Precious Metal Summit - Interview Q&A
Speaker	11/2020	Scotia Mining - Corporate Presentation
Speaker	12/2020	Zurich Event - Corporate Presentation

Ethical Business Conduct

The Board has adopted a Code of Ethics (the "Code of Ethics") applicable to all of its directors, officers and employees.

The Code of Ethics communicates to directors, officers and employees' standards for business conduct in the use of Osisko time, resources and assets, and identifies and clarifies proper conduct in areas of potential conflict of interest. Each director, officer and employee is provided with a copy of the Code of Ethics and is asked to sign an acknowledgement that the standards and principles of the Code of Ethics will be maintained at all times on Osisko business. The Code of Ethics is designed to deter wrongdoing and promote: (a) honest and ethical conduct; (b) compliance with laws, rules and regulations; (c) prompt internal reporting of Code of Ethics violations; and (d) accountability for adherence to the Code of Ethics. Violations from standards established in the Code of Ethics, and specifically under internal accounting controls, are reported to the Vice President, Finance and Chief Financial Officer or to the Vice President, Legal Affairs and Corporate Secretary and can be reported anonymously. The Vice President, Finance, Chief Financial Officer and the Vice President, Legal Affairs and Corporate Secretary will report to the Audit and Risk Committee who will report to the Board any reported violations at least quarterly, or more frequently depending on the specifics of the reported violation.

The Executive Chair of the Board and the President and Chief Executive Officer and the Governance and Nomination Committee are responsible for promoting a corporate culture, which supports the highest of ethical standards, encourages personal integrity and assumes social responsibility.

The Corporation will adopt, from time to time, policies and guidelines relating to ethics that apply to all directors, officers and employees of the Corporation. The Corporation's Code of Ethics will be reviewed on an annual basis as well as adherence thereto.

The Code of Ethics is distributed to and signed by each of the Corporation's employees when they are hired. Directors, officers and designated employees are required, on an annual basis, to declare their commitment to abide by the Corporation's Code of Ethics. Management of the Corporation reports annually to the Governance and Nomination Committee all non-compliance statements so disclosed by directors, officers and designated employees.

The Corporation's Code of Ethics provides that directors, officers and employees must avoid conflicts of interest, both real and perceived. In practice, should a director have a material interest or be otherwise in conflict of interest as regards a transaction or agreement considered by the Board, he must disclose his conflict of interest and withdraw from any discussions, assessment or decision related to the particular transaction or agreement.

In the event any transactions or agreements are contemplated in respect of which a director or Executive Officer has a material interest, the matter must be initially reviewed by the Audit and Risk Committee and is then submitted to the Board of Directors. The Board may implement any measures that it finds necessary in order to ensure the exercise of independent judgment. In the event a director has a material interest in any transaction or agreement, such director will abstain from voting in that regard.

In addition, the Board has established under the Corporation's Internal Whistle Blowing Policy, a process for the receipt and treatment of all complaints concerning accounting, internal accounting controls, auditing or related matters submitted by any employee, including procedures for the confidential anonymous submissions by employees of concerns regarding said matters. To help in this process, the Corporation established an Ethics Line, which is a phone and Internet-based reporting system (1-844-687-8700 or ethics@osiskogr.com). All communications are forwarded directly to the Chair of the Audit and Risk Committee and to the Vice President, Legal Affairs and Corporate Secretary.

2021 Management Information Circular	83

There has been no material change reports filed that pertain to any conduct of a director or Executive Officer that constitutes a departure from the Code of Ethics.

In 2019, the Board of Directors adopted, following recommendations of the HR Committee, a policy on the prevention of psychological or sexual harassment in the workplace and the handling of complaints (the "Harassment Policy").  The Corporation does not tolerate nor accept any form of psychological or sexual harassment. The Harassment Policy is intended to prevent and put an end to any situation of psychological or sexual harassment in its business, including any form of discriminatory harassment.  The Harassment Policy also provides for intervention measures applicable to harassment complaints filed or situations of harassment reported to the Corporation. All communications are forwarded directly to the Executive Chair of the HR Committee, the Vice President, Legal Affairs and Corporate Secretary and the Manager, Tax.

Through the above-noted methods, the Board encourages and promotes a culture of ethical business conduct. In addition, the directors, officers and employees of the Corporation are expected to act and to hold their office within the best interests of the Corporation. The Corporation expects that all directors shall act in compliance of all laws and regulations applicable to their office as director of the Corporation.

Environmental, Social and Governance Matters

In June 2020, the Corporation enhanced its environmental, social and governance ("ESG") efforts by forming the Environmental and Sustainability Committee. This new committee is exclusively focused on ESG related topics, including but not limited to, reviewing the Corporation's investment due diligence process as it relates to ESG matters, considering corporate environmental policies and broader stakeholder relations, and providing oversight for communication of sustainability matters.

Although the Corporation is not actively involved in the exploration, development or operation of mining projects on which it owns a stream or a royalty, the Corporation's strategy to mitigate ESG risks consists of evaluating the risk factors related to a mining asset before making an investment and by closely monitoring an asset's performance post transaction.  The Corporation is committed to promoting sustainable development through its investments and applies strict responsibility guidelines across all of its business decisions.  Accordingly, since August 2020, the Environmental and Sustainability Committee has worked closely with Management on delivering its inaugural ESG report.  As part of the Corporation's ongoing efforts to increase disclosures and transparency, and help make the Corporation's strategy on ESG matters more widely known and understood, the Corporation has delivered an inaugural ESG report, which was adopted on March 29, 2021 by the Board of Directors, following recommendations of the Environmental and Sustainability Committee.  A copy of the Corporation's 2020 ESG report is now available on the Corporation's website at www.osiskogr.com.

Committees of the Board

The Board has established four (4) standing committees, namely: the Audit and Risk Committee, the Governance and Nomination Committee, the Human Resources Committee and the Environmental and Sustainability Committee. Following is a description of the authority, responsibilities, duties and function of such committees.

Governance and Nomination Committee

The Governance and Nomination Committee is responsible for the monitoring of the Corporation's corporate governance and nomination matters.

The Governance and Nomination Committee has the general mandate to (i) consider and assess all issues that may affect the Corporation in the areas of corporate governance and nomination generally; (ii) recommend actions or measures to the Board to be taken in connection with these two (2) areas; and (iii) monitor the implementation and administration of such actions or measures, or of corporate policies and guidelines adopted by regulatory authorities or the Board with respect to said two (2) areas. The Chair of the Governance and Nomination Committee is also responsible to conduct the Corporation's outreach program toward Shareholders and stakeholders.

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Corporate governance practices determine the process and structure used to manage and run the internal and commercial business of the Corporation with a view to preserving its financial and operational integrity, complying with all applicable rules in general and increasing its value to Shareholders.

As regards corporate governance matters, the Governance and Nomination Committee is responsible for establishing practices which must be followed and should be in line with corporate governance rules and guidelines in effect from time to time as adopted by relevant authorities. The Governance and Nomination Committee is also responsible for recommending to the Board new candidates for director and to assist the Board in the assessment of the performance of senior officers, of the Board and its committees and of individual directors.

The Governance and Nomination Committee met four (4) times during the most recently completed financial year. Since June 22, 2020, the Governance and Nomination Committee is composed of the following four (4) independent directors:

Pierre Labbé (Chair)	John R. Baird	Françoise Bertrand	Christopher C. Curfman

Work Performed by the Governance and Nomination Committee

The following summarizes the work highlights performed by the Governance and Nomination Committee in 2020 and beginning of 2021:

•	reviewed and recommended approval by the Board of Directors of the 2020 management information circular;

•	reviewed the 2020 Shareholder voting rights results;

•	reviewed and approved the Board assessment questionnaire and assessment process;

•	reviewed Management's practices in maintaining open and transparent communications with the Board;

•	reviewed the skills matrix of the members of the Board;

•	reviewed the Corporation's disclosure on regulatory filings to assess any potential conflict and related party transactions;

•	reviewed the directors' 2020 education program;

•	reviewed and recommended to the Board to approve the amended position descriptions of the Executive Chair of the Board, the Lead Director, the Committee Chairs and the President and Chief Executive Officer;

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•	reviewed and recommended to the Board to approve changes the Charters of the Governance and Nomination Committee and that of the Board;

•	reviewed and approved the Governance and Nomination Committee Annual Work Program;

•	reviewed and recommended to the Board to approve changes to the Code of Ethics, the Majority Voting and Director Resignation Policy, the Securities Trading Policy, the Diversity Policy, the Policy regarding Tenure on the Board of Directors, the Policy regarding the diversity in corporate talent and the Disclosure Policy;

•	reviewed and recommended to the Board to approved the amended the securities ownership guidelines;

•	reviewed the Board self-assessment and evaluation;

•	reviewed and recommended to the Board the appointment of Messrs. Baird, John and Singh and Ms. MacGibbon;

•	reviewed the list of directorship of public companies held by members of Management of the Corporation as representative of the Corporation;

•	reviewed the Corporation's governance practices, including Board tenure, independence, overboarding and conflict of interest procedures;

•	reviewed the composition of the Board and its Standing Committees;

•	reviewed Management's relationship with the Board of Directors as well as the effectiveness the Corporation's Management organization structure; and

•	reviewed the evergreen list of candidates for election to the Board and recommended a "short list" of candidates.

Audit and Risk Committee

The Audit and Risk Committee meets regularly in order to assist the Board of Directors in fulfilling its oversight responsibilities with respect to the following: (i) in its oversight of the Corporation's accounting and financial reporting principles and policies and internal audit controls and procedures; (ii) in its oversight of the integrity and transparency of the Corporation's financial statements and the independent audit thereof; (iii) in selecting, evaluating and, where deemed appropriate, replacing the external auditors; (iv) in evaluating the independence of the external auditors; (v) in its oversight of the Corporation's risk identification, assessment and management program; and (vi) in the Corporation's compliance with legal and regulatory requirements in respect of the above.

The function of the Audit and Risk Committee is to provide independent and objective oversight. The Management of the Corporation is responsible for the preparation, presentation and integrity of the Corporation's financial statements. Management is responsible for maintaining appropriate accounting and financial reporting principles and policies and internal controls and procedures that provide for compliance with accounting standards and applicable laws and regulations. The external auditors are responsible for planning and carrying out a proper audit of the Corporation's annual financial statements and other procedures. In fulfilling their responsibilities hereunder, it is recognized that members of the Audit and Risk Committee are not full-time employees of the Corporation and are not, and do not represent themselves to be, accountants or auditors by profession or experts in the fields of accounting or auditing including in respect of auditor independence. As such, it is not the duty or responsibility of the Audit and Risk Committee or its members to conduct "field work" or other types of auditing or accounting reviews or procedures or to set auditor independence standards, and each member of the Audit and Risk Committee shall be entitled to rely on (i) the integrity of those persons and organizations within and external to the Corporation from which it receives information, (ii) the accuracy of the financial and other information provided to the Audit and Risk Committee by such persons or organizations absent actual knowledge to the contrary (which shall be promptly reported to the Board of Directors) and (iii) representations made by Management as to non-audit services provided by the auditors to the Corporation.

The Board has adopted the Audit and Risk Committee Charter, mandating the role of the Audit and Risk Committee in supporting the Board in meeting its responsibilities to Shareholders.

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The Audit and Risk Committee met seven (7) times during the most recently completed financial year. Since June 22, 2020, the Audit and Risk Committee is composed of the following four (4) independent directors:

Joanne Ferstman (Chair)	W. Murray John	Pierre Labbé	Charles E. Page

Information Security Risk Oversight and Management

All members of the Audit and Risk Committee are independent and knowledgeable about information security risk management.  Management provides a report on information technology security, including cyber risks, data security, increased risks due to the COVID-19 pandemic, ongoing staff training, mitigation and resilience to the Audit and Risk Committee at each of its quarterly meetings.  Two (2) Directors have information security experience.  In the last three years, there have been no occurrences of security breach that generated expenses nor has there been expenses incurred from information security breach penalties and settlements. In addition, the Corporation has not experienced an information security breach in the last three years.  The Corporation is currently evaluating the possibility of entering into an information security risk insurance policy.  Since the Corporation is listed on the New York Stock Exchange and is subject to Sarbanes-Oxley Act of 2002 ("SOX") reporting requirements, the Corporation's systems are part of the annual SOX audit performed by the Corporation's auditors as well as an independent specialized firms are engaged to conduct specific procedures on our information security systems.

Work Performed by the Audit and Risk Committee

The following summarizes the work highlights performed by the Audit and Risk Committee in 2020 and beginning of 2021:

•	reviewed the Audit and Risk Committee Charter;

•	reviewed and approved the Audit and Risk Committee Annual Work Program;

•	reviewed Management's report on the Corporation's Risk Evaluation Review for the year 2020 with quarterly updates;

•	reviewed Management's report on impairment of assets;

•	reviewed and approved the Corporation's auditors' Audit Plan;

•	reviewed the Corporation's internal audit function;

•	reviewed and recommended approval by the Board of Directors of proposed changes to the Corporation's Investment Policy, Delegation of Authority Policy and the U.S. Dollar Hedging Policy;

•	reviewed the Corporation's financial group review for development and succession planning;

•	reviewed policy on procedures for approval of audit and non-audit services by external auditor and approve their fees;

•	reviewed the Corporation's review process in determining related party transactions;

•	reviewed and recommended approval by the Board of Directors of the consolidated financial statements, management's discussion and analysis and press releases for the year 2020;

•	reviewed and recommended approval by the Board of Directors of the quarterly financial statements, management's discussion and analysis and press releases related thereto;

•	monitored compliance requirements with the Securities and Exchange Commission, including the Sarbanes-Oxley Act of 2002, and the New York Stock Exchange;

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•	considered and recommended to the Board of Directors the appointment of the auditors of the Corporation;

•	reviewed the efficiency of the Audit and Risk Committee;

•	reviewed the Corporation's internal controls and compliance certifications on a quarterly basis;

•	reviewed and approved audit and non-audit work fees;

•	reviewed the Corporation's report on cash management;

•	reviewed the Corporation's Information Technology related activities;

•	reviewed the Corporation's insurance coverage;

•	reviewed the Corporation's tax matters;

•	reviewed the Corporation's accounting policies;

•	received documentation provided by Management on continuing education;

•	reviewed and recommended to the Board to approve the carve-out financial statements and management's discussion and analysis for the respective financial periods, the pro forma financial statement of ODV and audited interim condensed financial statements of Barkerville;

•	reviewed and monitored whistle blowing and litigation matters; and

•	met (in camera) with the Auditors of the Corporation on a quarterly basis.

Additional reference is made to the Section entitled "Audit and Risk Committee" of the Corporation's Annual Information Form ("AIF") that contains the information required by section 5.1 of Form 52-110F1 of Regulation  52-110. The Corporation's AIF is available on SEDAR at www.sedar.com and on EDGAR at www.sec.gov, and a copy of same will be provided free of charge, upon request, to any Shareholder of the Corporation.

Human Resources Committee

The HR Committee is responsible for approving compensation objectives and the specific compensation programs for policies and practices of the Corporation on matters of remuneration, succession planning, human resources recruitment, development, retention and performance evaluations, which policies are developed and implemented in conformity with the Corporation's objectives with the view to attracting and retaining the best qualified management and employees. The HR Committee is responsible for recommending, monitoring and reviewing compensation programs for senior executives.  It is also responsible to oversee treatment of complaints received pursuant to the Policy on the prevention of psychological or sexual harassment in the workplace and the handling of complaints.

The HR Committee met seven (7) times during the most recently completed financial year. Since June 22, 2020, the HR Committee is composed of four (4) independent directors:

Françoise Bertrand (Chair)	Christopher C. Curfman	Joanne Ferstman	Pierre Labbé

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The work performed by the HR Committee is disclosed under heading "Work Performed by the Human Resources Committee" of this Circular.

Environmental and Sustainability Committee

In June 2020, the mandate of the Human Resources and Sustainability Committee was divided between two standing Committees of the Board, namely the Human Resources Committee and the newly formed Environmental and Sustainability Committee. The Environmental and Sustainability Committee is responsible for overseeing environmental, sustainable and corporate responsibility/governance matters consistent with corporate objectives and stakeholders' expectations.  Given that the Corporation does not conduct physical operations, its mandate is focused on obtaining information from operating companies in which it has an interest or which operates properties underlying the Corporation's assets, which enables the Corporation to protect its interests by monitoring the ESG performance of such operating companies.  As such, the Environmental and Sustainability Committee has the general mandate to (i) consider and evaluate the Corporation's own ESG matters; (ii)  obtain, when possible, confirmation, from such operating companies that they comply with applicable laws; have developed and implemented appropriate ESG policies and procedures for their operations, including by implementing corporate policies, guidelines and procedures required to comply with laws and address widely accepted ESG matters; and (iii)  recommend to the Board the steps to be taken in connection with these matters.

The Environmental and Sustainability Committee met three (3) times during the most recently completed financial year. Since June 22, 2020, is composed of three (3) independent directors:

W. Murray John (Chair)	John R. Baird	Charles E. Page

Work Performed by the Environmental and Sustainability Committee

The following summarizes the work highlights performed by the Environmental and Sustainability Committee in 2020 and beginning of 2021:

•	reviewed and recommended to the Board to approve the Environmental and Sustainability Committee Charter;

•	reviewed and approved the Environmental and Sustainability Committee Annual Work Program;

•	reviewed Management's timeline for the preparation and inaugural launch of its first ESG report; the Environmental and Sustainability Committee also reviewed a draft thereof last fall;

•	reviewed the Corporation's environmental, social and governance goals, timeline and steps to determine its objectives; and

•	received a presentation on ESG disclosure workstream from an consultant.

Nomination of Directors

In consultation with the Executive Chair of the Board, the Governance and Nomination Committee annually reviews the competencies and skills the members of the Board should possess as well as the skills, areas of expertise, background, independence and qualifications credentials of nominees for election or re-election as members of the Board of Directors. If vacancies occur on the Board, the Governance and Nomination Committee would recommend nominees to the Board, consider their qualifications, the validity of the credentials underlying each nomination, and, for nominees who are already directors of the Corporation, an evaluation of their effectiveness and performance as members of the Board of Directors, including their attendance at Board and Committee meetings. The use of a skills matrix is also an additional tool in recommending nominees to the Board of Directors. The Board's current skills matrix is set out under heading "Board's Skills Matrix" of this Circular.

The Governance and Nomination Committee maintains a list of potential director candidates for planned and unforeseen vacancies through an evergreen diversified list, which is comprised of a majority of women candidates.

Board Assessment

A detailed questionnaire is distributed annually to each member of the Board in order to enable individual directors to provide feedback on the effectiveness of the Board and its standing Committees as well as the contribution of each member. As part of the assessment process review, each Board member will assess the performance of the respective Committees of the Board.

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In addition, the results of the questionnaires are compiled by the Assistant Corporate Secretary and reviewed by the Vice President, Legal Affairs and Corporate Secretary and thereafter provided to the Lead Director, the Chair of the Governance and Nomination Committee and the President and Chief Executive Officer of the Corporation.  The Lead Director may decide to contact each director and to conduct a confidential one-on-one meeting to discuss the results and any issues arising from the performance assessments.  Following the evaluation process, the compiled results are provided to the members of the Governance and Nomination Committee and the members of the Board for discussion at the year-end meetings.

The Governance and Nomination Committee assesses the operation of the Board and its standing Committees, the adequacy of information given to directors, communication between the Board and Management, the Board size and overall skills. The Governance and Nomination Committee also recommends changes to the Board in order to enhance its performance based on the survey feedback.

INTEREST OF INFORMED PERSONS IN MATERIAL TRANSACTIONS

Since January 1st, 2020, no director or executive officer of Osisko, or Shareholder who beneficially owns, or controls or directs, directly or indirectly, more than 10% of the outstanding Common Shares, or any known associates or affiliates of such persons, has or has had any material interest, direct or indirect, in any transaction or in any proposed transaction that has materially affected or is reasonably expected to materially affect the Corporation.

INDEBTEDNESS OF DIRECTORS, EXECUTIVE OFFICERS AND SENIOR OFFICERS

There is no indebtedness outstanding with any current or former director, executive officer or employee of the Corporation or its subsidiaries which is owing to the Corporation or its subsidiaries, or which is owing to another entity which indebtedness is the subject of a guarantee, support agreement, letter of credit or other similar arrangement or understanding provided by the Corporation or its subsidiaries, entered into in connection with a purchase of securities or otherwise.

LIABILITY INSURANCE

The Corporation subscribes to liability insurance for the benefit of its directors and officers to cover them against certain liabilities contracted by them in such capacity. For the most recently completed financial year, this insurance provided for a coverage limit of US$100 million per loss and policy year and the premium paid by the Corporation amounted to US$1.9 million on an annualized basis. ODV is covered under the same policy as the Corporation and shares the coverage limit.  A fraction of the premium is assumed by ODV. When the Corporation is authorized or required to indemnify an insured, a deductible of US$2.5 million applies. The policy contains standard industry exclusions.

APPOINTMENT AND REMUNERATION OF AUDITORS

The Board of Directors and the Audit and Risk Committee of the Corporation recommend that Shareholders vote for the appointment of PricewaterhouseCoopers LLP a partnership of chartered professional accountants ("PwC"), as independent auditor of the Corporation for the fiscal year ending December 31, 2021 and to authorize the directors to establish their remuneration. PwC was originally appointed on April 30, 2014.

Unless the form of proxy states otherwise, or if the right to vote is not exercised for the appointment of the auditors, the persons named in the enclosed form of proxy intend to VOTE FOR the re-appointment of PwC, Chartered Professional Accountants, as independent auditor of the Corporation and for the directors to fix their remuneration.

The following table illustrates in detail the components of the fees incurred in 2020 and in 2019:

Year	Audit Fees(1) ($)	Audit Related Fees ($)	Tax Fees(2) ($)	All Other Fees ($)
December 31, 2020	1,265,182	119,438	164,844	-
December 31, 2019	945,803	-	155,637	-

NOTES:

(1) Audit fees were higher in 2020 primarily due to the services rendered in relation to the Filing Statement of Barolo Ventures Corp. dated as of November 20, 2020 in respect of the RTO Transaction. The audit fees also include services rendered in connection with the audit of the Corporation's annual consolidated financial statements and annual audit fees for two separate audit opinions of two subsidiaries of the Corporation. In 2019, the audit fees included services rendered in relation to the Short-Form Prospectus dated June 25, 2019 and July 5, 2019 and the Management Information Circular of Barkerville dated October 15, 2019, as well as audit fees in connection with the audit of the Corporation's annual consolidated financial statements and annual audit fees for a separate audit opinion of a subsidiary of the Corporation (an amount of $136,652 was reimbursed in 2019 by Betelgeuse LLC to the Corporation in relation to the Short-Form Prospectus dated June 25, 2019 and July 5, 2019 (secondary offering)).

(2) The audit-related fees are related to translation services for financial statements and management's discussion and analysis reports.

(3) Tax fees are related to tax compliance, tax planning and tax advice services for the preparation of corporate tax returns and proposed transactions.

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APPROVAL OF THE UNALLOCATED RIGHTS AND ENTITLEMENTS UNDER THE EMPLOYEE SHARE PURCHASE PLAN

The Shareholders of the Corporation approved the replenishment of the Employee Share Purchase Plan in May 2018. The TSX rules provide that unallocated rights or other entitlements under a security based compensation arrangement, which does not have a fixed number of maximum securities issuable, must be approved every three years.

The Employee Share Purchase Plan provides for a maximum number of Common Shares, which shall not exceed 0.1% of the issued and outstanding Common Shares of the Corporation at all times.  Furthermore, as provided for under Section 3.4 of the Employee Share Purchase Plan, the Corporation's contribution for each eligible employee is an amount that is equal to 60% of the eligible employee's contribution, which may be amended, from time to time, at the discretion of the Corporation. A copy of the Employee Share Purchase Plan, is available on the Corporation's website at www.osiskogr.com/en/governance-2/.

At the Meeting, in accordance with the rules of the TSX, Shareholders will be asked to consider and, if deemed appropriate, to pass, with or without variation, an ordinary resolution, in the form set forth below, subject to such amendments, variations or additions as may be approved at the Meeting, renewing the approval of the Employee Share Purchase Plan:

"BE IT RESOLVED AS AN ORDINARY RESOLUTION THAT:

1. All unallocated rights or other entitlements under the Employee Share Purchase Plan be and are hereby approved;

2. The Corporation shall have the ability to issue Common Shares under the Employee Share Purchase Plan until May 12, 2024, which date is the date that is three (3) years from the date of the Shareholder meeting at which Shareholder approval is being sought; and

3. Any director or officer of the Corporation be and is hereby authorized and directed, for and on behalf of the Corporation, to do, or cause to be done, all such acts and things, execute and deliver, or cause to be delivered, such other documents, agreements, certificates and statements, as any such director and officer may, in their discretion, determine to be necessary or desirable in order to give full effect to the intent and purpose of these resolutions, the authority for the execution of such documents, agreements, certificates and statements and the doing of such other acts or things to be conclusively evidenced thereby."

Accordingly, the Board of Directors and Management are recommending that the Shareholders VOTE FOR the approval of the said ordinary resolution that requires an affirmative vote of the majority of the votes cast at the Meeting in order to be adopted. Unless contrary instructions are indicated on the proxy form or the voting instruction card, the persons designated in the accompanying form of proxy or voting instructions card intend to VOTE FOR the approval of the resolution.

APPROVAL OF AMENDMENTS TO THE RESTRICTED SHARE UNIT PLAN AND APPROVAL OF THE UNALLOCATED RIGHTS AND ENTITLEMENTS UNDER THE PLAN

The Shareholders of the Corporation originally approved the Corporation's RSU Plan and unallocated rights and entitlements under the plan in May 2018. The TSX rules provide that unallocated rights or other entitlements under a security based compensation arrangement, which does not have a fixed number of maximum securities issuable, must be approved every three years.

The RSU Plan provides for a maximum number of Common Shares, which shall not exceed 1.8% of the issued and outstanding Common Shares of the Corporation at all times.

Pursuant to a review of all current and proposed equity based plans, the Board of Directors approved on March 29, 2021 amendments to the RSU Plan which consist of allowing awards to independent consultants.  A copy of the RSU Plan, including the proposed changes described herein, is available on the Corporation's website at www.osiskogr.com/en/governance-2/.

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The amendments to the RSU Plan are also subject to approval by the TSX. If approved by Shareholders and the TSX, the RSU Plan as amended will supersede and replace the current RSU Plan.  Accordingly, at the Meeting, in accordance with the TSX rules, Shareholders will be asked to consider and, if deemed appropriate, to pass, with or without variation, an ordinary resolution, in the form set forth below, subject to such amendments, variations or additions as may be approved at the Meeting.

The TSX requires that the resolution adopting the amended RSU Plan be approved by a majority of the votes cast, by proxy or in person. In addition to Shareholders' approval, the amended RSU Plan is subject to regulatory approval.  Upon ratification by Shareholders, a copy of the amended RSU Plan will be filed on SEDAR.

"BE IT RESOLVED AS AN ORDINARY RESOLUTION THAT:

1. The Corporation be and it is hereby authorized to amend its RSU Plan to include and allow awards to independent consultants, and the RSU Plan as amended is hereby approved, confirmed and ratified;

2. All unallocated rights or other entitlements under the amended RSU Plan be and are hereby approved;

3. The Corporation shall have the ability to continue granting RSUs under the RSU Plan until May 12, 2024, which date is the date that is three (3) years from the date of the Shareholder meeting at which Shareholder approval is being sought; and

4. Any director or officer of the Corporation be and is hereby authorized and directed, for and on behalf of the Corporation, to do, or cause to be done, all such acts and things, execute and deliver, or cause to be delivered, such other documents, agreements, certificates and statements, as any such director and officer may, in their discretion, determine to be necessary or desirable in order to give full effect to the intent and purpose of these resolutions, the authority for the execution of such documents, agreements, certificates and statements and the doing of such other acts or things to be conclusively evidenced thereby."

Accordingly, the Board of Directors and Management are recommending that the Shareholders VOTE FOR the approval of the said resolution that requires an affirmative vote of the majority of the votes cast at the Meeting in order to be adopted. Unless contrary instructions are indicated on the proxy form or the voting instruction card, the persons designated in the accompanying form of proxy or voting instructions card intend to VOTE FOR the approval of the resolution.

ADVISORY VOTE ON EXECUTIVE COMPENSATION

The Board of Directors believes that the compensation program must be competitive within the industry, provide a strong incentive to its Named Executives to achieve the Corporation's goals and ensure that interests of Management and the Corporation's Shareholders are aligned. A detailed discussion of the Corporation's executive compensation is more fully described under the heading "Statement of Executive Compensation - Compensation Discussion and Analysis" in this Circular. Under such section, you will find discussions on the Corporation's executive compensation philosophy, objectives, policies and practices and provides information on the key elements of the executive compensation program of the Corporation.

Advisory Resolution on Executive Compensation Approach

"BE IT RESOLVED, AS AN ADVISORY RESOLUTION THAT:

1. On an advisory basis and not to diminish the role and responsibilities of the Board of Directors of the Corporation, the Shareholders accept the approach to executive compensation disclosed in the Corporation's Circular dated March 29, 2021 delivered in advance of the Meeting;

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2. As this in an advisory vote, the Board of Directors of the Corporation and the HR Committee will not be bound by the results of the vote. However, the Board of Directors of the Corporation will take the results into account, together with feedback received from Shareholders, when considering its approach to executive compensation in the future; and

3. Results of the vote will be disclosed in the report of voting results."

The Board of Directors of the Corporation recommends that Shareholders indicate their support for the Corporation's approach to executive compensation disclosed in the Circular by VOTING FOR the Advisory Resolution on Executive Compensation Approach. The persons whose names appear in the attached form of proxy intend to VOTE FOR the Advisory Resolution on Executive Compensation Approach.

SHAREHOLDER PROPOSALS FOR THE 2022 ANNUAL MEETING

The final date for submitting Shareholder proposals to the Corporation for the next annual meeting of the Shareholders is December 29, 2021.

ADDITIONAL INFORMATION

Additional information relating to the Corporation is available on SEDAR at www.sedar.com and on EDGAR at www.sec.gov. Financial information is provided in the Corporation's financial statements and Management's Discussion and Analysis for the year ended December 31, 2020 a copy of which may be obtained upon request from the Corporate Secretary, 1100, Avenue des Canadiens-de-Montréal, Suite 300, Montréal, Québec, H3B 2S2. The Corporation may require the payment of a reasonable charge when the request is made by someone other than a Shareholder.

CONTACTING OSISKO'S BOARD OF DIRECTORS

Shareholders, employees and other interested parties may communicate directly with the Board by:

1. Writing to:	Executive Chair of the Board or Lead Director of the Board Osisko Gold Royalties Ltd 1100 Avenue des Canadiens-de-Montréal Suite 300 Montréal, Québec, H3B 2S2
2. Calling:	514-940-0670
3. Emailing:	Chair-Board@osiskogr.com or Lead-Director@osiskogr.com

APPROVAL

The Board of Directors of the Corporation has approved the contents of the Circular and its sending to the Shareholders.

Montréal, Québec, March 29, 2021.

OSISKO GOLD ROYALTIES LTD

Per:	/s/ André Le Bel
André Le Bel Vice President, Legal Affairs and Corporate Secretary

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OSISKO GOLD ROYALTIES LTD

SCHEDULE "A"
BOARD OF DIRECTORS CHARTER

I. OVERALL ROLE AND RESPONSIBILITY

The Board of Directors (the "Board") of Osisko Gold Royalties Ltd (the "Corporation") is elected by the Corporation's shareholders to supervise the management of the business and affairs of the Corporation.

The Board monitors the manner in which the Corporation conducts its business as well as the senior management responsible for the day-to-day operations of the Corporation. It sets the Corporation's policies, assesses their implementation by management and reviews the results.

The prime stewardship responsibility of the Board is to ensure the viability of the Corporation and to ensure that it is managed in the best interest of its shareholders as a whole while taking into account the interests of other stakeholders.

The Board's main expectations of the Corporation's management are to protect the Corporation's interests and ensure the long term growth of shareholder value.

II. MEMBERSHIP AND QUORUM

The Board shall be composed of a minimum of 3 and a maximum of 15 members.  The Board shall also be constituted with a majority of individuals who qualify as independent directors, as per the standards of independence established in the Regulation 58-101 respecting Disclosure of Corporate Governance Practices.

The quorum at any meeting of the Board is a majority of directors in office.

III. STRUCTURE AND OPERATIONS

Proceedings and meetings of the Board are governed by the provisions of the By-laws of the Corporation relating to the regulation of the meetings and proceedings of the Board insofar as they are applicable and not inconsistent with this Charter and the other provisions adopted by the Board in regards to committee composition and organization.

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IV. DUTIES AND RESPONSIBILITIES OF THE BOARD

In addition to statutory responsibilities, the Board, either directly or through one of its committees, assumes responsibility for:

(a) satisfying itself, to the extent feasible, as to the integrity of the Executive Chair of the Board, the President and Chief Executive Officer ("CEO"), and other senior officers, and that the CEO and other senior officers maintain a culture of integrity throughout the Corporation;

(b) ensuring that the Corporation is operated so as to preserve its financial integrity and in accordance with policies approved by the Board;

(c) ensuring, through the Governance and Nomination Committee, that appropriate structures and procedures are in place so that the Board and its committees can function independently of management and in accordance with sound corporate governance practices;

(d) reviewing and approving key policy statements developed by management on various issues such as ethics, regulatory compliance and communications with shareholders, other stakeholders and the general public;

(e) adopting a strategic planning process and thereafter reviewing and, where appropriate, approving, annually, a strategic plan and a budget which takes into account, among other things, the opportunities and risks of the business (all of which are developed at first by management), and monitoring the Corporation's performance with reference to the adopted budget and strategic plan;

(f) identifying the principal risks of the Corporation's business and ensuring the implementation of appropriate controls, measures and systems to manage these risks;

(g) appointing the CEO, setting forth the position description, as well as planning for the succession of the CEO with the recommendation of the Governance and Nomination Committee and the Human Resources Committee respectively;

(h) evaluating the performance and reviewing the compensation of the Executive Chair of the Board and the CEO with the Human Resources Committee, and ensuring that such compensation is competitive and measured according to appropriate benchmarks which reward contribution to shareholder value;

(i) appointing, training, evaluating and monitoring officers as well as planning for their succession with the recommendations of the Governance and Nomination Committee; determining management compensation with the recommendations of the Governance and Nomination Committee and the Human Resources Committee, respectively and ensuring that such compensation is competitive and measured according to appropriate industry benchmarks;

(j) overseeing, through the Audit and Risk Committee, the quality and integrity of the Corporation's accounting and financial reporting systems, and disclosure controls and procedures;

(k) ensuring, through the Audit and Risk Committee, the integrity of the Corporation's internal controls and management information systems;

(l) overseeing, through the Audit and Risk Committee, the process for evaluating the adequacy of internal control structures and procedures of financial reporting, and satisfy itself as to the adequacy of such process;

(m) advising management on critical and sensitive issues;

(n) ensuring that the Board's expectations of management are understood, that all appropriate matters come before the Board in a timely and effective manner and that the Board is kept informed of shareholder feedback;

(o) conducting annually, through the Governance and Nomination Committee, a review of Board practices and the Board's and committees' performance (including director's individual contributions), to ascertain that the Board, its committees and the directors are capable of carrying out and do carry out their roles effectively;

(p) ensuring with the Human Resources Committee, the adequacy and form of the compensation of non-executive directors taking into account the responsibilities and risks involved in being an effective non-executive director;

(q) determining, with the Governance and Nomination Committee, in light of the opportunities and risks facing the Corporation, what competencies, skills and personal qualities the Board should seek in recruiting new Board members, and the appropriate size of the Board to facilitate effective decision-making;

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(r) determining, annually, with the Governance and Nomination Committee, the independence of each member of the Board as such term is defined by applicable laws and regulations including, rules and guidelines of stock exchanges to which the Corporation is subject;

(s) setting forth, with the recommendation of the Governance and Nomination Committee, the position description for the Executive Chair of the Board and the Chair of the committees of the Board;

(t) determining annually, with the Audit and Risk Committee, if each member of the Audit and Risk Committee is "financially literate" as such terms are defined under applicable laws and regulations including rules and guidelines of stock exchanges to which the Corporation is subject;

(u) selecting, upon the recommendation of the Governance and Nomination Committee, nominees for election as directors;

(v) selecting the Executive Chair of the Board;

(w) selecting the Lead Director of the Board and ensure the director appointed as Lead Director is and remains independent;

(x) ensuring, through the Governance and Nomination Committee, that new directors have a good understanding of their role and responsibilities and of the contribution expected of them (including as regards attendance at, and preparation for, meetings), and that they are provided with adequate education and orientation as regards the Corporation, its business and activities;

(y) approving unbudgeted capital expenditures, or significant divestiture, as well as acquisitions where environmental or other liabilities exist and which could result in significant exposure to the Corporation;

(z) approving major investments in metals streaming transactions, royalties and shares of publicly traded companies;

(aa) reviewing alternate strategies in response to any possible takeover bid in order to maximize value for shareholders;

(bb) discussing and developing the Corporation's approach to corporate governance issues in general, with the involvement of the Governance and Nomination Committee;

(cc) reviewing and approving, with the involvement of the Disclosure Committee, the content of the principal communications by the Corporation to its shareholders and the public, such as quarterly and annual financial statements and management's discussion and analysis, annual information form, management information circular, prospectuses and other similar documents which may be issued and distributed, provided that the quarterly and annual financial statements and related management's discussion and analysis and earnings press releases and any other public disclosure document containing financial information may be reviewed and approved by the Audit and Risk Committee instead of the Board;

(dd) ensuring ethical behavior and compliance with laws;

(ee) monitoring, directly or through one of its committees, compliance with all codes of ethics;

(ff) consider the means by which stakeholders can communicate with the members of the Board (including independent directors

(gg) monitoring performance of the Corporation toward the achievement of approved goals and standards;approving with the recommendation of the Environmental and Sustainability Committee, changes to the Corporation's ESG practices and other significant policies of the Corporation;

(hh) monitoring the Corporation's commitment to the environment and sustainable development to all stakeholders and engage with stakeholders in respect of ESG issues, including all employees of the Corporation fostering a culture of respect and accountability regarding such matters;

(ii) ensuring that, with respect to matters under the Corporation's control, the Corporation conducts business in a climate that fosters the improvement of socio-economic conditions in the communities where it holds an interest;

(jj) approving with the recommendation of the Environmental and Sustainability Committee, the Corporation's annual ESG Report; and

(kk) reviewing and considering all other related matters and issues which may be determined, from time to time, by the Environmental and Sustainability Committee.

Directors are expected to make reasonable efforts to attend all Board meetings and to review materials distributed to them in advance of Board meetings.

V. CHARTER

The Governance and Nomination Committee shall periodically review this Charter and recommend appropriate changes to the Board.

This Charter was approved and ratified by the Board of Directors on June 30, 2014 with effect as of April 30, 2014 and was last reviewed and amended on November 9, 2020.

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ANY QUESTIONS AND REQUESTS FOR ASSISTANCE

MAY BE DIRECTED TO THE PROXY SOLICITOR AGENT:

North America Toll Free

1-877-452-7184

Collect Calls Outside North America

1-416-304-0211

Email: assistance@laurelhill.com